     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1999.


                                                      REGISTRATION NO. 333-74793
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                AMENDMENT NO. 6

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CRL NETWORK SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                         NO. 4813                        68-0312353
    (STATE OF INCORPORATION)       (PRIMARY STANDARD INDUSTRIAL            (IRS EMPLOYER
                                   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                         ONE KEARNY STREET, SUITE 1450
                        SAN FRANCISCO, CALIFORNIA 94108
                                 (415) 837-5300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMES G. COUCH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ONE KEARNY STREET, SUITE 1450
                        SAN FRANCISCO, CALIFORNIA 94108
                                 (415) 837-5300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             KENNETH R. LAMB, ESQ.                             NORA L. GIBSON, ESQ.
             LISA A. FONTENOT, ESQ.                          PETER S. BUCKLAND, ESQ.
             PATRICK L. WONG, ESQ.                           TAYLOR L. STEVENS, ESQ.
          GIBSON, DUNN & CRUTCHER LLP                      PATRICK J. O'LOUGHLIN, ESQ.
      ONE MONTGOMERY STREET, TELESIS TOWER               BROBECK, PHLEGER & HARRISON LLP
        SAN FRANCISCO, CALIFORNIA 94104                   ONE MARKET, SPEAR STREET TOWER
                                                         SAN FRANCISCO, CALIFORNIA 94105

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 11, 1999


THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                      LOGO
                           CRL NETWORK SERVICES, INC.

                                  COMMON STOCK

                               $       PER SHARE

--------------------------------------------------------------------------------

This is the initial public offering of CRL Network Services, Inc. We are offering 5,000,000 shares and a stockholder identified in this prospectus is offering 850,000 shares. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. This is a firm commitment underwriting.

We expect that the price to the public in the offering will be between $12.00 and $15.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "CRLX."

INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                                      PER SHARE     TOTAL
                                                                      ---------    -------
        Price to Public.............................................   $           $
        Underwriting discounts......................................
        Proceeds to CRL Network Services, Inc.......................
        Proceeds to the selling stockholder.........................

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Joint Lead Manager and Bookrunner                 Joint Lead Manager
             CIBC WORLD MARKETS                           LEHMAN BROTHERS


                                 DLJdirect INC.


           The date of this prospectus is                     , 1999.

                              [INSIDE FRONT COVER]

 [Graphic depicts a map of United States entitled "Networks Built for Business"
   with the CRL logo, reflecting CRL's network connecting cities nationwide, including symbols designating CRL's Regional Hubs, CRL Points of Presence or
        Service Areas, Internet Protocol Backbone and Switched Backbone]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
How We Intend to Use the Proceeds from the Offering.........   22
Dividend Policy.............................................   22
Capitalization..............................................   23
Dilution....................................................   24
Selected Consolidated Financial Data........................   25
Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................   26
Business....................................................   35
Management..................................................   56
Principal and Selling Stockholders..........................   63
Description of Capital Stock................................   64
Shares Eligible for Future Sale.............................   67
Underwriting................................................   69
Legal Matters...............................................   71
Experts.....................................................   71
Where You Can Find More Information.........................   71
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements included in this prospectus. This prospectus assumes that the underwriters have not exercised the over-allotment option and gives effect to our reincorporation in Delaware and the associated exchange of one share of common stock of CRL for every three shares of common stock of CRL's California predecessor.

                           CRL NETWORK SERVICES, INC.

CRL Network Services is a Tier 1 Internet service provider offering customized Internet and network management solutions to small and medium-sized businesses. As a Tier 1 provider we can be characterized as having a high quality, national backbone network which can reach every other Internet destination through agreements to exchange data, known as peering, without paying transit fees to other network operators. We provide high quality, reliable and scalable Internet and network connectivity and value-added services designed to meet our customers' needs. Our services include:

  - connectivity to the Internet and secure private networks through our national backbone network from which our Internet access customers can reach every other Internet address and our network customers can reach other destinations within their private network.

  - value-added services, which are additional services delivered over the same circuit as our connectivity services. Our current value-added services are remote management of our customers' networks and systems integration, which includes the resale, installation and configuration of our customers' computer systems and software.

  - hosting, which is the distribution of customers' Internet content from our facilities.

Our customers outsource the management of their Internet and network needs to us. We develop and construct our data switched networks and perform all data routing and transmission for our customers. We lease fiber-optic capacity from third-party providers over which we transmit data and peer with other telecommunications providers to exchange data traffic.

We believe we were among the first companies involved in the development of connectivity solutions and services for the commercial Internet. We have developed our own high speed network, which enables us to reliably and cost effectively deliver customized, comprehensive solutions. Our competitive strengths include our:

  - engineering and technical expertise arising from our direct participation in the evolution of the commercial Internet, which has enabled us to develop our own sophisticated network infrastructure

  - high speed, private switched network, which means it relies on our own switches which enables us to maximize our quality of service by reducing delay and data loss as well as increasing the level of security

  - status as a Tier 1 provider, which resulted from being one of the first commercial Internet providers and, which allows us to exchange data directly with other Tier 1 providers without paying transit fees, reducing the costs of operating our network

  - our proprietary network management process, acquired through our recent merger with Integral Networking Corporation in December 1998, which enables us to connect directly to our customer's network and manage our customer's network from the server to the desktop without the need to be on-site at our customer's facilities, which we refer to as remote management

As of June 11, 1999, we had 30 network equipment centers located in major metropolitan areas from which we deliver our services. Our network connects to all of the interexchange points sanctioned by the National Science Foundation for the transfer of Internet Protocol-based traffic between Internet backbone networks. Our network is comprised of several elements, including 24 Cascade switches, 54 Cisco routers, facilities and clear channel fiber-optic bandwidth, which together provide a fast, secure, high quality network capable of minimizing outages resulting from hardware or software faults. Our customers include Internet service and content providers like Internet America, Inc. and Walnut Creek CDROM, Incorporated; companies engaged in electronic commerce like Citizen One Software; government agencies like the U.S. Federal Reserve Board and the U.S. Department of Commerce; and educational institutions like the Pacific Union College and the Tustin Unified School District. These representative customers are among those customers from the business sectors indicated providing the highest revenues for CRL in 1998 or who were one of the top 20 customers on the basis of revenues for CRL in the first quarter of 1999.


Our objective is to become the leading nationwide provider of customized comprehensive Internet and network services to small and medium-sized businesses. To achieve this objective, we intend to:

  - FURTHER CAPITALIZE ON OUR EXISTING NETWORK INFRASTRUCTURE. We intend to utilize our status as a Tier 1 Internet service provider and competitive local exchange carrier in California as well as our fast, secure, reliable and scalable network to cost effectively expand our customer base and deliver additional services to our customers.

  - CROSS SELL VALUE-ADDED SERVICES. We intend to capitalize on our existing customer base and future customers by aggressively cross selling our current and future value-added services to address their Internet and other network management requirements.

  - PROVIDE BUNDLED, COMPREHENSIVE NETWORKING SOLUTIONS. By combining our network infrastructure with our existing and planned array of networking services, we believe we are well positioned to become one of the premier, comprehensive providers of bundled networking solutions to small and medium-sized businesses.

  - EXPAND CUSTOMER BASE AND SALES EFFORTS. We believe we will be able to successfully market and sell our comprehensive networking solutions to a large national customer base by significantly increasing our direct sales force and expanding our relationships with potential channel partners.

  - DRIVE REVENUE GROWTH BY INCREASING HOSTING SERVICES. We intend to optimize our physical presence and facilities located at key Internet network access points, which provide an attractive opportunity for us to market and sell hosting services to existing and potential customers.

  - ACCELERATE GROWTH THROUGH TARGETED ACQUISITIONS. We intend to seek acquisition candidates that we believe we can integrate with our existing network to increase our customer base or provide additional value-added services. In this regard, we recently acquired Integral Networking Corporation, which enables us to provide our remote management services.
                            ------------------------

Our principal executive offices are located at One Kearny Street, Suite 1450, San Francisco, California 94108, and our telephone number at that address is
(415) 837-5300.

This prospectus contains product names, trade names and trademarks that belong to us or to other organizations.

                                  THE OFFERING

Common stock offered by us....    5,000,000 shares

Common stock offered by the
selling stockholder...........      850,000 shares

Common stock to be outstanding
after the offering(1).........   24,038,832 shares

Use of proceeds by CRL Network
  Services....................   We intend to use the net proceeds from the sale
                                 of common stock offered by us to repay
                                 indebtedness totaling $1,088,000 as of March
                                 31, 1999, for working capital and other general corporate purposes, including expansion of our sales and marketing activities. We may also use a portion of the net proceeds for acquisitions.
                                 We will not receive any proceeds from the sale of the common stock offered by the selling stockholder. See "How We Intend to Use the
                                 Proceeds from the Offering."

Proposed Nasdaq National
Market symbol.................   CRLX

Risk Factors..................   See "Risk Factors" for a discussion of factors
                                 you should carefully consider before deciding
                                 to invest in our common stock.
-------------------------

(1) Based on 19,038,832 shares outstanding on June 11, 1999, which excludes 946,320 shares issuable upon exercise of currently outstanding options with a weighted average exercise price of $2.20 per share and 2,000,000 shares available for the grant of additional options under our 1999 Stock Incentive Plan. See "Management -- Stock Options."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data as of December 31, 1998 and for the years ended December 31, 1996, 1997 and 1998 are calculated from our audited consolidated statements included in this prospectus. The summary consolidated financial data for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1998 and 1999 are calculated from unaudited consolidated financial statements not included in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with our audited consolidated financial statements and include, in the opinion of our management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of our results of operations and financial position for those years.

You should read the following data with the more detailed information contained in "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements, each included in this prospectus.

                                                                                    THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                  -----------------------------------------------   -------------------
                                   1994      1995      1996      1997      1998       1998       1999
                                  -------   -------   -------   -------   -------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues......................  $ 1,961   $ 3,831   $ 6,353   $10,375   $11,692   $ 2,981    $ 3,003
  Total costs and expenses......    1,555     3,184     6,043     8,904    11,726     2,694      3,525
  Operating income (loss).......      406       647       310     1,471       (34)      287       (522)
  Net interest income
     (expense)..................       (1)        1         1         5       (30)       (1)       (22)
  Net income (loss).............      248       437       161       885      (151)      203       (387)
  Net income (loss) per common
     share basic and diluted....  $  0.01   $  0.02   $  0.01   $  0.05   $ (0.01)  $  0.01    $ (0.02)
  Weighted average common shares
     outstanding:
     Basic......................   18,979    18,979    18,979    18,979    18,979    18,979     18,979
     Diluted....................   18,979    18,979    18,979    19,142    18,979    19,283     18,979

The following table indicates a summary of our balance sheet at March 31, 1999, which has been adjusted to reflect the sale of 5,000,000 shares of common stock offered by us after deducting underwriting discounts and commissions and estimated offering expenses at an assumed initial public offering price of $13.50 per share and the repayment of the amounts outstanding under our loan agreements. See "How We Intend to Use the Proceeds from the Offering."

                                                                    AT MARCH 31, 1999
                                                                  ---------------------
                                                                  ACTUAL    AS ADJUSTED
                                                                  ------    -----------
    BALANCE SHEET DATA:
      Cash and equivalents......................................  $  354      $60,821
      Working capital...........................................     229       60,946
      Total assets..............................................   4,522       64,475
      Total liabilities.........................................   2,998        1,426
      Long-term obligations, excluding current portion..........     822           14
      Stockholders' equity......................................   1,524       63,049

-------------------------

See notes 1 and 12 of the notes to the consolidated financial statements included in this prospectus for an explanation of the determination of the number of shares used in computing per share data.

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are the material risks currently known to us but not the only risks facing us. These risk factors are not intended to represent a complete list of the general or specific risk factors that may affect us as additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

THE SUCCESS OF OUR GROWTH STRATEGY DEPENDS ON OUR ABILITY TO MARKET AND SELL OUR EXISTING AND FUTURE SERVICES.

Historically, our business has focused on selling Internet and other network connection services. A critical component to the successful implementation of our growth strategy is our ability to offer and expand our value-added services and the acceptance of those services by our existing and potential customers. Our future growth depends, in part, on the acceptance and use of remote management and systems integration services by small and medium-sized businesses. Until our December 1998 merger with Integral Networking Corporation, we had very little experience in either of these markets and to date have derived insignificant revenues from services in these markets. In particular, the market for remote management services is new, making it difficult to determine the size and growth of the market and to predict how this market will develop. Changes in technology, the availability of qualified information technology professionals and other factors that make internal network management more cost effective than remote network management, would negatively impact the market for our services. Our business may be seriously damaged if this market fails to grow, grows more slowly than we expect or develops in some way that is different from our expectations. We are also actively seeking to develop or acquire a variety of other services we can offer and cross sell. In addition, we recently began offering digital subscriber line services but have generated no revenues from these services. For many reasons, including the reasons described in the risk factors below, we cannot assure you that we will be successful in developing or acquiring those or any other services or, that if we do, we will be successful in marketing and selling those services to our existing or potential customers.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

We expect to experience significant fluctuations in our future quarterly and annual results of operations due in part to our growth strategy and the emerging nature of the data communications industry in our markets. A variety of factors likely to cause fluctuations in our operating results, some of which are outside our control, include:

  - demand for and market acceptance of our services

  - capacity utilization of our facilities

  - fluctuations in data communications and telecommunications costs

  - reliable continuity of service and network availability

  - customer retention

  - the timing and success of sales and marketing efforts

  - the timely expansion of existing facilities and completion of new facilities

  - the ability to increase bandwidth as necessary

  - fluctuations in bandwidth used by customers

  - the timing and magnitude of expenditures for sales and marketing and capital expenditures

  - introductions of new services or enhancements by us and our competitors

  - the timing of customer installations and related payments

  - the ability to maintain or increase peering relationships

  - increased competition including the introduction by third parties of new Internet and network services

  - general growth of Internet use and establishment of Internet operations by enterprises

  - changes in our pricing policies and those of our competitors

  - changes in regulatory laws and policies

  - the success of our acquisition strategy

  - the timing and amount of charges related to acquisitions

  - economic conditions specific to the Internet and networking industry

Our expenses, particularly our telecommunications costs, depreciation, real estate expenditures and personnel costs are expected to increase significantly as we grow. Of our total costs and expenses, these costs comprise 73% of our total costs for 1998 and 71% of our total costs for the first quarter of 1999. We anticipate that such costs will continue to constitute a similar or higher percentage of our total costs over the next twelve months. As we grow, we may also incur one-time costs associated with capital expenditures for network and facilities growth, acquisition expenses and development of our existing and new service offerings. In addition, we are in the process of hiring new employees. Consequently, our future results of operations will be particularly sensitive to fluctuations in revenues. Over the next five years, we will record an expense of approximately $739,000 related to some of our option grants. For more information about these charges, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

For the year ended December 31, 1998 and for the three months ended March 31, 1999, we experienced operating losses for the first time in our operating history due in part to increased sales and marketing and general and administrative expenses, and the incurrence of stock-based compensation expense. In addition, our revenue increase from the year ended December 31, 1997 to the year ended December 31, 1998 was less than we have experienced in previous years. If our revenues fail to grow at anticipated rates, our operating expenses increase without a commensurate increase in our revenues or we fail to adjust operating expense levels accordingly, our business and financial results could be harmed.

We anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount of growth in our revenues, particularly from new service offerings. We expect our operating expenses to increase significantly, especially in the areas of sales and marketing, and, as a result, we will need to generate increased quarterly revenues to become profitable.

Due to the factors listed above and the other risk factors described in this section of the prospectus, we believe that comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. As a result, the fluctuation of our results of operations in future periods could cause the trading price of our common stock to suffer a significant decrease.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY.

As part of our growth strategy, we will seek strategic acquisitions of additional assets, technologies and businesses complementary to our operations. We may not be able to locate suitable acquisition targets or be able to acquire any target companies we locate on acceptable terms. Our recent merger with Integral

Networking Corporation is, and any future acquisitions would be, accompanied by risks including, among other things:

  - loss of customers and key personnel of an acquired company

  - inability to achieve cost savings

  - acquisition expenses and charges incurred

  - difficulties integrating the operations and personnel of acquired companies

  - additional financial resources that may be needed to fund the combined company operations

  - the potential disruption of our business

  - our management's ability to realize financial and strategic benefits of incorporating acquired technologies or businesses into our service offerings

  - difficulty of maintaining uniform quality control and other standards, policies and procedures in a larger organization

  - impairment of employee relationships due to changes in management or perceived conflicts

  - assumption of unexpected liabilities and incurrence of significant unexpected expenses in completing acquisitions

Any of the above risks could prevent us from realizing significant benefits from our acquisitions. In connection with our merger with Integral, we experienced a loss of Integral personnel, incurred unanticipated costs and required greater than expected management attention to establish and maintain uniform quality control, standards and policies. In addition, issuing our common stock in acquisitions will dilute our stockholders' percentage interests in our company, while using cash will deplete our cash reserves. Finally, if we are unable to account for our acquisitions under the "pooling of interests" method of accounting, we may incur significant, one-time write-offs and amortization charges for acquisition or debt-related expenses, goodwill and other intangible assets. These write-offs and charges would decrease our future earnings or increase our future losses and could hurt the trading price of our common stock.

THE MARKETS FOR OUR SERVICES ARE CHARACTERIZED BY MANY COMPETING TECHNOLOGIES, AND THE TECHNOLOGIES ON WHICH OUR SERVICES ARE BASED MAY NOT COMPETE EFFECTIVELY.

The markets for the network connectivity services we provide are extremely competitive and fragmented. There are no substantial barriers to entry in these markets, and we expect that competition will intensify in the future. We believe that our ability to compete successfully depends upon a number of factors, including:

  - the capacity, reliability, low delay and security of our network infrastructure

  - our ability to maintain existing and develop future peering relationships

  - our technical expertise and the functionality, performance and quality of services

  - our ability to provide custom solutions for our customers

  - the experience and technical expertise of our sales force and engineers

  - the ease of access to our services

  - our remote management capabilities

  - the pricing policies of our competitors and suppliers

  - our ability to operate as a competitive local exchange carrier

  - our ability to scale our services to meet growing customer demand

  - the variety of services we offer

  - our geographical presence

  - the timing of introductions of new services by us and our competitors

  - the responsiveness and quality of our customer support

  - our financial resources

  - our ability to support industry standards

To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our services, as well as our sales programs and channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition or our failure to compete effectively, could seriously damage our business and financial results.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST COMPANIES WITH GREATER RESOURCES.

Many of our competitors have greater market presence, engineering and marketing capabilities and financial, technological and personnel resources than those available to us. As a result, they may develop, deploy and expand their communications and network infrastructures more quickly, adapt more swiftly to new technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their services than we can. Additionally, many organizations have entered into or are forming joint ventures or consortiums to provide services competitive with ours.

Our competitors generally may be divided into four principal groups:

  - telecommunications carriers including regional Bell operating companies

  - Internet service providers

  - network and system integrators

  - online network service providers

We believe the market for network management services will be highly competitive if it grows as we expect. Competition will probably increase significantly as new companies enter the market and current competitors expand their services and product lines. Many potential competitors are likely to enjoy substantial competitive advantages, including those listed above. As a result, our existing and potential customers may contract with other competitive communications providers, decreasing demand for CRL's services. For a list of our principal competitors, see "Business -- Competition."

OUR BUSINESS MAY BE HARMED IF NEW COMPETITORS ENTER OUR MARKETS.

We believe that new competitors will enter our markets. These new competitors could include large computer hardware, software, media and other technology and telecommunications companies. A large number of companies with short operating histories have entered the markets for the services we offer as these markets, some of which are in an emerging state, develop. In addition, telecommunications companies and online services providers currently offer or have announced plans to offer or expand their network services. These telecommunications companies and online services providers are able to devote greater resources to developing and marketing competitive products and services. In addition, they often have the ability to bundle other services and products with their Internet services, such as voice and video communications, placing us at a competitive disadvantage because we do not currently offer some of these services. Other companies are also exploring the possibility of providing or are currently providing high speed data services using alternative delivery methods that could be faster or less expensive, decreasing customer demand for CRL's services. As new competitors enter our markets, they sometimes offer special

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

promotions to attract customers, such as free Internet access or computers, which could adversely impact our ability to attract or retain customers. Increased competition from new competitors could negatively affect our business and financial results.

WE MAY HAVE TO REDUCE THE COST OF OUR SERVICES TO REMAIN COMPETITIVE.

Increased competition and industry consolidation has in the past and could in the future result in significant pricing pressure. This pricing pressure could cause large reductions in the average selling price of our services and has resulted in a general industry decrease in the prices for the services we provide. For example, telecommunications companies that compete with us may provide customers with reduced communications costs for their Internet access or private network services, reducing the overall cost of their solutions and significantly increasing pricing pressures on us. Combined Internet services and access companies can bundle their offerings and remain profitable at lower price levels while realizing economies of scale. As a result, we have experienced pricing pressures on our connectivity offerings, including our T-1 and fractional T-1 services, have lowered prices on a case-by-case basis and have introduced new lower price products. We may not be able to offset the effects of any price reductions by increasing the number of our customers, generating higher revenues from enhanced services, reducing cost, or by obtaining approvals to operate as a competitive local exchange carrier. We believe that the businesses of providing network connectivity, value-added network services and hosting services will likely see increased consolidation in the future. Consolidation could decrease selling prices and increase competition in these industries which could erode our market share and could have a material negative effect on our business and financial results.

WE DEPEND ON OUR NETWORK INFRASTRUCTURE AND OTHER SUPPLIERS TO PROVIDE AFFORDABLE, RELIABLE, SCALABLE AND SECURE SERVICES.

Our success will depend upon our network infrastructure's capacity, scalability, reliability and security, including the bandwidth capacity leased from telecommunications network suppliers. In particular, we rely on Metropolitan Fiber Systems, IXC Communications, Inc., Qwest Communications Corporation, Cable & Wireless USA, Inc. and other telecommunications providers for backbone and local loop capacity. These companies provide our dedicated clear channel network, the backbone connecting our wide area data switches. These companies also permit our networks to exchange Internet traffic with other Internet service providers and distribute our services to our customers. We depend on the ability of those companies to maintain the operational integrity of our backbone and interconnections. If one or more of these companies is unable or unwilling to provide or expand its current levels of service to us in the future, our operations could be seriously and adversely affected. Most of our agreements with these companies are for a one-year term with renewal options. These agreements do not require minimum commitments and are on an as used basis. While these companies have additional capacity available, they are under no obligation under these agreements to provide it to us. We estimate that Qwest Communications Corporation, IXC Communications, Inc. and MCI WorldCom, Inc. provide approximately three-quarters of our bandwidth. In addition, rapid changes within the telecommunications industry have led to the merging of many telecommunications companies. These mergers have and in the future may further cause the pricing we receive for the services we use and the quality of service that we receive to vary significantly. The consolidation of companies providing Internet services and access has and can result in preferential provision of services to acquired companies and potential targets or business partners and could cause the length of time it takes to deliver the telecommunications services that we use to increase significantly.

We are currently in a dispute with Qwest Communications Corporation, one of our three principal providers, involving fiber cable they own connecting several cities. Qwest agreed to lease fiber to us to be installed and available to us by specified dates. Qwest did not complete installation as agreed. Despite their failure to install the fiber in a timely manner, Qwest alleges that we owe them approximately $479,000 through March 31, 1999 for use of the fiber cable. We believe Qwest is obligated to provide us with free service as a result of this installation delay. We are currently attempting to resolve this dispute by

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

negotiation. We cannot assure you that the dispute will be resolved to our satisfaction or that Qwest will not suspend service, potentially resulting in an interruption of service.

WE DEPEND ON OUR RELATIONSHIPS WITH TELECOMMUNICATIONS CARRIERS TO PROVIDE OUR DATA COMMUNICATIONS CAPACITY.

We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long distance lines. These arrangements are generally terminable at will or are for a short term. We are also subject to potential disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services on a timely basis or at all if disruption or capacity constraints occur. In addition, local phone service is sometimes available only from one local telephone company in a particular market we serve. We compete with those regional Bell operating companies and other network operators providing Internet services. Telecommunications carriers may be able to provide both Internet services and data communications capacity at a lower rate than what we can offer. Some telecommunications carriers have provided Internet access services comparable to those provided by CRL at lower rates than CRL's prices. We believe that the federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone service, but we cannot predict the timing or extent of any such developments or the effect of increased competition on pricing or supply. Some of our suppliers, including the regional Bell operating companies and competitive local exchange carriers, are subject to price constraints, including tariff controls, which in the future may change. Recent regulatory changes and industry consolidation may increase the prices that these carriers may charge us. Those increases may have a serious and negative effect on our business and financial results.

WE DEPEND ON OUR PEERING RELATIONSHIPS AND TIER 1 STATUS TO DELIVER OUR SERVICES ECONOMICALLY.

The Internet consists of many network providers operating their own networks and interconnecting them at a number of public and private peering points, through peering arrangements with one another. Our peering relationships, which allow us to maintain high network performance levels without paying higher non-peered transit costs to exchange traffic, are not regulated, are rarely subject to any written agreement, and are subject to revision in terms, conditions or costs over time. Network service providers may unilaterally elect at any time not to maintain peering relationships with us which could increase requirements or costs to maintain these peering relationships. A loss of any of these relationships, the failure of our peering partners to increase bandwidth commensurate to increased data traffic or increased pricing would diminish the level of connectivity available to our customers or cause us to incur additional operating expenses by requiring us to identify alternative methods to transmit our customers' information and to pay for transit. No economical alternatives may be available if that happens.

Many operators of the private peering interexchanges are also our competitors. As a result, these competitors may cancel their peering relationships if they find that the benefits of having a peering relationship with us are outweighed by competitive conditions in our business.

OUR FAILURE TO PROPERLY MANAGE OUR BUSINESS EXPANSION MAY STRAIN OR EXCEED OUR RESOURCES OR COULD HARM OUR BUSINESS.

Our company has recently experienced significant business expansion as seen in the number of new hires, its recent merger with Integral and the expansion of our service offerings and facilities. Continued growth is necessary to increase our revenues in the accelerated manner contemplated by our business plan.

In particular, to successfully integrate newly acquired assets and continue to implement a nationwide growth strategy and network, we must:

  - closely monitor service quality

  - increase our direct and indirect sales and marketing efforts

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

  - continue to implement and improve our operational, financial and management information systems and controls

  - hire, train and retain a relatively large number of additional qualified personnel

  - continue to expand and upgrade our network infrastructure

We must continue to enhance and develop our network to maintain our competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. Despite the availability of additional network capacity from third-party network providers, we intend to maintain the flexibility to expand or open new points of presence or make other capital investments as dictated by customer demand or strategic considerations. To open new points of presence, we must spend significant amounts of money for new equipment and leased telecommunications facilities. In addition, to expand our customer base nationwide, we will likely have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet and other network access services.

We intend to begin consolidation of our San Francisco administrative and network operations in one or more new, larger facilities during the third quarter of 1999 and to complete the consolidation in the fourth quarter of 1999. We are still negotiating the location of this new site or sites. We also anticipate completing the expansion of our Sacramento operations center by the end of the fourth quarter of 1999. We expect management of the transition of our information systems, personnel and operational equipment to new facilities to place additional strain on our resources. This transition may not be completed successfully or on a timely basis and may require a significant amount of management's attention and could cause interruptions in our operations which could harm our business.

Our increasing customer base necessitates that our network infrastructure and technical support resources grow accordingly. We cannot assure you that our technical support or other resources will be sufficient to facilitate our growth. We are striving to increase total network utilization and to optimize this utilization throughout a 24 hour period. There will be additional demands on our customer support, sales and marketing resources as we pursue this utilization strategy. If we fail to manage our growth effectively, our business and financial results will be seriously adversely affected.

OUR SUCCESS WILL DEPEND ON THE INTEGRATION OF OUR NEW MANAGEMENT PERSONNEL.

We recently hired several of our executives, including our Vice President of Business Development, our Executive Vice President/Chief Financial Officer and Vice President of Direct Sales. As a result, our management team has worked together for only a brief time, and may have a limited understanding of our specific business. Our ability to effectively execute our strategies will depend in part upon our ability to integrate these and future managers into our operations. We also plan to hire additional executive management personnel, including a Vice President of Marketing, Vice President of Operations and Vice President of Engineering. If our executives do not integrate effectively, our business could be materially negatively affected.

OUR SUCCESS WILL DEPEND ON THE CONTINUED PERFORMANCE OF OUR KEY PERSONNEL.

Our success depends in significant part upon the continued services of our senior management and key technical and sales personnel, currently consisting of our Executive Vice President and Chief Financial Officer, our Vice President of Direct Sales, our Vice President of Business Development, our Vice President of Finance, our Vice President of Channel Sales, Integral's President, our Directors of Marketing and Systems Engineering and our National Sales Director and particularly our President and Chief Executive Officer, James Couch. We do not maintain key man insurance on the life of Mr. Couch or any other executive officers. Any of our officers or employees can terminate his or her relationship with us at any time. Only Mr. Couch and Robert Ross, the President of our subsidiary, Integral Networking Corporation, have employment agreements for specified terms with us. For more information about Messrs. Ross' and Couch's employment agreements, see "Management -- Employment Agreements." The loss of key personnel would materially negatively impact our business and financial results.

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

OUR SUCCESS WILL DEPEND ON ATTRACTING AND RETAINING ADDITIONAL PERSONNEL.

Approximately 60% of our current employees joined CRL within the past 12 months and our growth strategy necessitates that we more than double the number of our employees during the next 24 months. Our success depends upon our ability to attract and retain additional highly qualified management, technical, sales and marketing and customer support personnel. Locating personnel with the combination of skills and attributes required to carry out our strategy is often a lengthy process. Our future growth particularly depends upon our ability to increase substantially the size of our sales and marketing organization. The market for highly qualified technical and sales and marketing personnel is intensely competitive, especially in the San Francisco Bay Area, where a substantial portion of our operations are located. In the year ended December 31, 1998, we experienced a reduction in our sales force due to a number of factors including normal attrition and our involvement in negotiations in the second and third quarters of 1998 relating to potential business combinations with companies possessing established sales forces. We believe our involvement in these negotiations caused a higher attrition rate for our sales staff than we have historically experienced. These negotiations also caused us to postpone our efforts to hire additional and replace lost sales staff. We may not be successful in meeting our hiring goals. Our inability to attract additional, qualified personnel or to retain existing personnel would have a material adverse effect on our business and financial results.

OUR NETWORK SYSTEM COULD FAIL, AND WE MAY BE UNABLE TO PROVIDE OUR SERVICES.

Network expansion and growth in usage will increase stress upon our network hardware and traffic management systems. Our network has been designed with redundant backbone circuits which means that we connect each of our network switches together through the use of both primary and secondary backbone circuits. These backbone circuits are generally data circuits purchased from long distance data carriers. The secondary backbone circuit provides an alternate method for two switches to reroute data should the primary backbone circuit between them fail. The secondary backbone circuit permits our network to respond to an unexpected hardware or software failure without a complete outage. However, we could experience failures relating to individual network points of presence or even catastrophic failure of the entire network. Our operations depend on our ability to protect our network infrastructure against damage from power loss, telecommunications failures and similar events such as damage from human error or sabotage, acts of nature, power failures and telecommunications failures. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services and our switches and routers that serve large areas of the United States, are located at our facilities in San Francisco, Palo Alto and Los Angeles, California and Vienna, Virginia. Our network operations center, which manages the entire network, is in San Francisco, California. At each site, we maintain off-site backups for our network configurations in case a natural disaster occurs. We do not, however, have a comprehensive disaster recovery program in place. In the past, unanticipated problems outside of our control have caused service interruptions. During a major power outage in the San Francisco Bay Area on December 8, 1998 lasting over six hours, our network continued to operate but prevented some dial-up customers from logging on to our network and caused an outage in one of our switches, resulting in a fluctuation in service for a brief period. Also, in the fourth quarter of 1998, a portion of our network was interrupted for part of a day as a result of substantial flooding in the state of Texas. A natural disaster, such as an earthquake, or other unanticipated problem at the network operations center, at one of our hubs, sites where routers, switches and other computer equipment that make up the backbone of our network infrastructure are located, or at a number of our points of presence in the future could cause, interruptions in our services, including a complete loss of operations. In addition, our services could be interrupted if our telecommunications providers fail to provide the data communications capacity in the time frame we require as a result of a natural disaster or for some other reason. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business and financial results.

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

IF OUR NETWORK SYSTEM FAILS, WE COULD BE LIABLE TO OUR CUSTOMERS FOR DAMAGES.

We could incur significant warranty obligations in connection with system downtime. Our customer contracts for several of our services currently provide a limited service warranty related to the continuous availability of service on a 24 hour-a-day, seven day-a-week basis, except for scheduled maintenance periods. This warranty is generally limited to a credit of free service for a specified limited period of time for disruptions in Internet transmission services. Our customer contracts provide for our liability for personal injury or equipment damage in only limited circumstances. Although these customer contracts typically provide for no recovery with respect to incidental, punitive, indirect and consequential damages resulting from damages to equipment or disruption of service, we cannot assure you that we would not be found liable if these damages occurred or that these damages would be covered by or would not exceed our liability insurance.

WE FACE THE RISK OF FUNDAMENTAL CHANGES IN THE WAY ELECTRONIC DATA, INCLUDING INTERNET ACCESS, IS DELIVERED.

Internet services are currently accessed primarily by computers connected by telephone lines. Several companies have announced the development and sales of digital subscriber lines, cable television modems, wireless modems and satellite modems to provide Internet access. We believe that our competitors offering Internet access using Cable TV can provide access for up to ten megabits per second, those using satellite, up to two megabits per second and those using wireless modems, up to 1.544 megabits per second. Our competitors are also continually developing technology to offer Internet access using alternate delivery methods at higher speeds. While we are capable of offering similar speeds through the equipment we currently use, we currently generally do not and likely will not be able to offer such speeds as cheaply as cable or wireless modems. For example, wireless modems may reduce the cost of network services as they are capable of delivering data, including Internet access, without incurring local loop charges, which are charges by the local telephone companies for use of their lines. As the Internet becomes more accessible through these cable television, wireless and satellite modems and by screen based telephones, televisions or other consumer electronic devices, or customer requirements change the way Internet access is provided, we will have to develop new technology or modify our existing technology to accommodate these new developments. We may also have to modify how we deliver our services. Our pursuit of these technological advances may require substantial time and expense, and we may not succeed in adapting our Internet access business to alternate access devices and conduits.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET.

Our success will depend in large part on continued growth in Internet use, which in turn will depend on a variety of factors including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability. Many of our existing and proposed services target Internet users. Increased Internet use for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners only recently began to develop. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services is highly uncertain. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market we target. Despite growing interest in commercial Internet uses, many businesses have not purchased Internet access and other related services for a number of reasons, including:

  - inconsistent quality of service

  - lack of availability of cost effective, high speed options

  - a limited number of points of presence for corporate users

  - inability to integrate business applications on the Internet

  - the need to use multiple and frequently incompatible vendors
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

  - inadequate protection of the confidentiality of stored data and information moving across the Internet

  - a lack of tools to simplify Internet access and use

  - increased risk that third parties may obtain unauthorized access to confidential information

  - concerns arising from the year 2000 problem

Individuals and enterprises historically relying upon alternative means of commerce and communication must understand and accept a new way of conducting business and exchanging information to adopt the Internet for their means of commerce and communication. Enterprises with substantial resources invested in other means of commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete.

OUR SUCCESS DEPENDS ON THE CONTINUED ACCEPTANCE OF THE INTERNET AS A VIABLE COMMERCIAL MEDIUM.

Demand for and market acceptance of the Internet are highly uncertain and depend on a number of factors, including growth in consumer access to and acceptance of new interactive technologies, the development of technologies facilitating interactive communication between organizations and targeted audiences, and increases in user bandwidth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, our business would be materially adversely affected. The recent growth in Internet use has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the Internet's infrastructure by Internet service providers, operators of interexchange points and other organizations with links to the Internet. Any perceived degradation in the Internet's performance could undermine the benefits of our services. Potentially increased performance provided by our services and others is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

WE MUST KEEP UP WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS TO COMPETE EFFECTIVELY IN OUR MARKETS.

The markets for our services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, rapidly growing competition and frequent new product and service introductions. Our future success will depend, in part, on our ability to:

  - effectively use and offer leading technologies

  - continue to develop our technical expertise

  - enhance our current networking services

  - develop new products and services that meet changing customer needs

  - advertise and market our services

  - influence and respond to emerging industry standards and other technological changes

We must accomplish these tasks in a timely and cost effective manner. New technologies or industry standards may replace or provide lower cost alternatives to our existing products and services or could render our existing products and services obsolete and unmarketable. We also believe that our ability to compete successfully depends on the continued compatibility and interoperability of our services with products and architectures offered by other vendors. Although we intend to support emerging standards in the market for Internet and other network connectivity, new industry standards could emerge, and we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Our pursuit of necessary technological advances and maintenance of technological compatibility may require substantial time and expense.

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

WE MAY HAVE PROBLEMS MAINTAINING HIGH QUALITY STANDARDS.

Market acceptance of new or enhanced services could be significantly delayed or hindered if we introduce services with reliability or compatibility problems. Despite testing by us or our customers, our services or enhancements may contain undetected errors or defects when first introduced after commencement of commercial deployment. Any problems or delays could adversely affect our ability to attract or retain customers.

In the past we have experienced shortages in bandwidth capacity, both at the level of particular points of presence affecting only those customers using that particular point of presence and with system-wide services such as e-mail and news group services. In early 1999, we neared full capacity for our connections with MAE West. The primary carriers from whom we purchased bandwidth also filled capacity at MAE West. As a result, we were required to wait approximately 60 days while our providers acquired additional capacity, which limited our ability to add more customers on those connections. A similar shortage in bandwidth occurred at MAE East in 1998 and, as a result, we lost one customer. If we do not maintain sufficient bandwidth capacity in our network connections, or insufficient bandwidth is maintained on the networks operated by our peering partners, our customers will experience a general slowdown of all Internet services. To protect our customers' service levels, we may sometimes temporarily delay adding new customers in cities or regions experiencing significant capacity constraints until we alleviate these constraints. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure on a timely basis or to adapt it to an expanding customer base, changing customer requirements or evolving industry standards could seriously adversely affect us.

If we do not achieve balanced network utilization over a 24 hour period, our network could become overburdened at busy periods during the day, which could diminish our quality of service by increased delay or system failure. Conversely, due to the high fixed cost nature of our infrastructure, under-utilization of our network during low use times could hinder our ability to provide cost efficient services at other times. Any failure to achieve balanced network utilization could harm our business, financial condition and results of operations.

WE MAY FACE POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR
NETWORK.

As the law relating to liability of Internet service providers for information carried on or disseminated through their networks is not settled, we may be subject to such liability. A number of lawsuits have sought to impose liability for defamatory speech, indecent materials and infringement of copyrighted materials. The United States Supreme Court has let stand a lower court ruling that an Internet service provider was protected from liability for material posted on its system by a provision of the Communications Decency Act. However, the findings in that case may not apply in other circumstances. Other courts have held that online service providers and Internet service providers may be subject to damages for copying or distributing copyrighted materials. Provisions of the Communications Decency Act that imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications have been found unconstitutional by the United States Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limits on access to pornography and other material deemed "harmful to minors." This legislation has been challenged in court as a violation of the First Amendment of the United States Constitution. We are unable to predict the outcome of this case. Potential liability imposed on Internet service providers like us for material carried on or disseminated through network systems could require us to implement measures to reduce our exposure to that liability. These measures may require us to spend substantial resources or discontinue certain service offerings. Our errors and omissions insurance coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability in the future of, such coverage could have a material adverse effect on our business or financial results.

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WE MAY BECOME SUBJECT TO BURDENSOME AND EXPENSIVE GOVERNMENT REGULATION THAT MAY
HARM OUR BUSINESS.

Consistent with our growth and acquisition strategy, we are now engaged in, or will soon be engaged in, activities that subject us to varying degrees of federal, state and local regulation. Currently only a small body of laws and regulations directly apply to access to or commerce on the Internet. However, due to the Internet's increasing popularity and use, laws and regulations have or may be proposed and may be adopted at the international, federal, state and local levels with respect to the Internet, covering a range of issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. The adoption of any future laws might decrease the Internet's growth, decrease demand for our services, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a material adverse effect on us. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The application of any of these laws or regulations to our business could increase our costs of compliance or otherwise affect our ability to operate in those jurisdictions. In addition, as our services are available over the Internet in multiple states, and as we facilitate sales by our customers to end users located in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state, which may subject us to new taxes and costs.

Both the provisioning of Internet access service and the provisioning of underlying telecommunications services are affected by federal, state and local regulation. In March 1998, the California Public Utilities Commission approved our operation as a competitive local exchange carrier in that state. Subsequently, we negotiated an Interconnection Agreement with Pacific Bell, the incumbent local exchange carrier in California, which was approved by the California Public Utilities Commission in December 1998. The agreement provides for reciprocal compensation payments for the termination of local traffic by either party onto the other's network. While we believe that Pacific Bell will send more traffic to our network than we will send to theirs, we cannot assure you that this will continue, or that Pacific Bell will pay the amounts we believe are required under the agreement. In the past, Pacific Bell has taken the position that Internet traffic is considered inherently long distance and not subject to reciprocal compensation. We do not believe any amounts that we might receive as reciprocal compensation are material to our business, but we do intend to defend our position regarding our rights to receive fair compensation under the agreement. On February 25, 1999, the Federal Communications Commission ruled that calls to Internet service providers for Internet access were long distance, not local, calls. However, the ruling upheld existing reciprocal compensation agreements in some states, including California. Because of our reciprocal compensation agreement with Pacific Bell, we do not expect this ruling will have a material effect on our costs in the near future. If incumbent local exchange carriers charge fees for carrying Internet traffic and Internet access becomes more expensive in the longer term, this ruling may have an adverse effect on our potential future revenues as well as increase our costs.

We intend to apply for competitive local exchange carrier status in other states. As we become a competitive local exchange carrier in additional states, we will become subject to state requirements applicable to such carriers.

New laws or regulations relating to Internet or network services, or existing laws found to apply to them, could have a material adverse effect on our business or financial results. For a detailed discussion of government regulation impacting our business, see "Business -- Government Regulation."

WE FACE RISKS ASSOCIATED WITH BECOMING YEAR 2000 COMPLIANT.

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. In addition, the year 2000 is a leap year, and some computer programs may not properly provide for February 29, 2000. System failures and miscalculations causing disruptions of normal business activities may occur. We are currently in the process of reviewing our

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

services, as well as our internal management information systems, in order to identify and modify those services and systems that are not year 2000 compliant. We do not have and are not developing a contingency plan in the event our systems fail due to year 2000 related problems. For a detailed discussion of our year 2000 readiness review, see "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Year 2000 Compliance Disclosure."

Based on our assessment to date, we believe that our internally developed systems are year 2000 compliant. However, we utilize software and hardware developed by third parties both for our network and internal information systems. Additionally, we are continuing to assess the year 2000 compliance of our services and systems.

Our services and systems operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. We face risks to the extent that suppliers of products, services and systems purchased by us and others with whom we transact business, including those which form significant portions of our network and may be sole or limited source suppliers, do not have business systems or products that comply with year 2000 requirements. If these networks fail, our business will be significantly impacted.

We do not currently have any information regarding the year 2000 status of our customers, many of whom are private companies. As is the case with similarly situated companies, if our customers experience Year 2000 problems, which result in business interruptions or otherwise impact their operations, we could experience a decrease in the demand for our services, which could have a material adverse impact on our business, results of operations and financial condition.

Our expectation that we will be able to upgrade our services and systems to address the year 2000 issue and our expectation regarding the costs associated with these upgrades are forward-looking statements subject to a number of risks and uncertainties. Actual results may vary materially as a result of a number of factors. We cannot assure you that we will be able to timely and successfully modify our services and systems to comply with year 2000 requirements. Any failure to do so could have a material adverse effect on our business, results of operations and financial condition. Furthermore, despite testing by us and our vendors, our services and systems may contain undetected errors or defects in the technology associated with year 2000 date functions. In the event any material errors or defects are not detected and fixed or third parties cannot timely provide us with products, services or systems that meet the year 2000 requirements, on our business, results of operations and financial condition could be materially adversely affected. Known or unknown errors or defects that affect the operation of our services or systems could result in delay or loss of revenues, interruption of network services, cancellation of customer contracts, diversion of development resources, damage to our reputation, damages paid to customers and litigation costs.

WE ARE SUBJECT TO THE RISKS FROM OUR LENGTHY SALES CYCLE.

Our customers and potential customers often take a long time to evaluate our services. We spend a lot of time educating and providing information to our prospective customers regarding the benefits of the Internet and our services. Changes in the growth rate in our customer base, customer renewal rates and the sales cycle for our services have caused, and are expected in the future to cause, significant fluctuations in our results of operations from period to period. In addition, we intend to significantly increase our sales and marketing expenditures. Due to the lengthy sales cycle for our services, these expenses will occur prior to customer commitments for our services. As a result, the increase in our sales and marketing efforts may not result in increased sales of our services.

OUR NETWORK IS SUBJECT TO SECURITY RISKS.

Our business depends upon the security of our network and, in part, on the security of the network infrastructures of our third-party providers, which we do not control. Despite implementing network security measures, the core of our network infrastructure and our network providers' infrastructures are vulnerable to denial of service attacks, computer viruses, break-ins and similar disruptive problems such as the sending of excessive volumes of unsolicited bulk e-mail, commonly referred to as spamming, caused by our customers or other Internet or network users. In the past, spamming has caused our mail server to overload which caused us to delay sending our customers' e-mail until the offending spam was deleted. Denial of service attacks, computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers, which could cause losses to us or our customers or deter businesses from subscribing to our services. Also, the inappropriate network uses by third parties described above could jeopardize the security of confidential information stored in our customers' computer systems and cause commercial transactions to be delayed, not completed or completed with compromised security.

We may face liability and may lose existing or potential customers as a result. Although we intend to continue to implement industry-standard security measures, these measures occasionally have been circumvented in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future. Eliminating computer viruses and alleviating other security problems may require significant expenditures, distractions to management, and interruptions, delays or cessation of service to our customers, all of which could harm us. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit Internet service industry growth in general and our customer base and revenues in particular.

WE MAY REQUIRE SUBSTANTIAL FUTURE CAPITAL TO IMPLEMENT OUR BUSINESS PLAN.

We anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for the foreseeable future. However, these resources may not be sufficient for unanticipated working capital and capital expenditure requirements. We may need to raise additional funds through public or private debt or equity financings to take advantage of unanticipated opportunities, including more rapid expansion or acquisitions of complementary businesses or technologies or to develop new products or services. Any additional financing we may need may not be available on terms favorable to us, or at all.

WE DEPEND ON THIRD PARTIES TO SUPPLY US WITH HARDWARE.

We depend on a number of third-party equipment suppliers. We purchase the components we use to provide our networking services from third parties, including wide area data switches supplied by Ascend Communications, Inc. and high performance routers from Cisco Systems, Inc. The expansion of our network infrastructure and network services places a significant demand on our suppliers, some of which have limited resources and production capacity. We have experienced delayed delivery from suppliers of new communications lines, switches, routers, terminal servers and other equipment. If our suppliers cannot adjust to meet increasing demand, the higher demand levels may prevent them from continuing to supply components and products in the quantities, at the quality levels and at the times we require, or at all. If we are unable to develop alternative sources of supply, we could experience delays and increased costs in expanding our network infrastructure.

WE DEPEND ON OUR PROPRIETARY TECHNOLOGY AND TECHNOLOGICAL EXPERTISE.


We believe our success depends more upon our technical expertise than our proprietary rights. We rely upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology and rights in our services. We have no patented technology that would preclude or inhibit competitors from entering our market. We have entered into confidentiality and invention assignment agreements with all of our Integral Networking Corporation employees and our technical personnel at CRL, and nondisclosure agreements with some of our major suppliers, distributors and appropriate customers to control access to and disclosure of our proprietary information. Despite these precautions, a third-party could potentially copy or otherwise obtain and use our technology without authorization or to develop similar technology independently. We cannot assure you that such measures have been, or will be, adequate to protect our proprietary technology or deter third-party development of similar technologies. We also rely on technologies that we license from third parties such as network management software. We do not license any other technology that is not generally available. These third-party technology licenses may not always continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could affect us in a material adverse manner. To date, we have not been notified that we infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by us. We expect that participants in our markets will be increasingly subject to infringement claims as the number of technologies and competitors in our industry grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause service delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

THE INTERESTS OF OUR CONTROLLING STOCKHOLDER, JAMES COUCH, MAY CONFLICT WITH OUR AND YOUR INTERESTS.


After completion of this offering, James Couch will own approximately 71.3% of our outstanding common stock, 65.3% if the underwriters' over-allotment option is exercised in full and sold by Mr. Couch, and will continue to be our President and Chief Executive Officer and Chairman of our Board of Directors. As a result of his stock ownership and board representation, Mr. Couch will be in a position to affect corporate actions that could conflict with your interests and ours. Mr. Couch will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. This ownership concentration may delay, defer or prevent a change in corporate control, may impede a merger, consolidation, takeover or other business combination involving us, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. These circumstances could cause the price of our common stock to decline. See "Management" and "Principal and Selling Stockholders."


MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE.

Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

ANTITAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR STOCKHOLDERS.

Provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if a change of ownership would benefit our stockholders. Specifically, our charter documents:

- limit the ability to call a special meeting of our stockholders to our Board of Directors, the chairman of our Board and our president

- prohibit any action to be taken by stockholders without a meeting

- require advanced notice to be given for any business or director nominee brought forward at any stockholder meeting by any of our stockholders

- require cause and 80% stockholder approval to remove a director

- provide that our Board of Directors will be divided into three classes of directors, who will serve for staggered three-year terms.

In addition, Section 203 of the Delaware General Corporation Law generally prohibits a 15% stockholder from engaging in any business combination with us, including a merger or a sale of more than 10% of our assets, unless our Board of Directors approves the transaction. For more information see "Description of Capital Stock."

WE MAY EXPERIENCE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING.

Sales of a substantial number of shares of common stock after the offering could cause the market price of our common stock to decline and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have 24,038,832 shares of common stock outstanding and 946,320 shares subject to currently outstanding options exercisable at different times and 24,916,332 shares outstanding if we issue shares upon exercise of the underwriters over-allotment option. The 5,850,000 shares sold in the offering, or 6,727,500 shares if the underwriters over-allotment option is fully exercised, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 18,188,832 shares of common stock outstanding on completion of the offering will be "restricted securities" as that term is defined in Rule 144.

Our stockholders and stock option holders are generally limited by lock-up agreements restricting their ability to sell their CRL common stock. These securityholders cannot sell or otherwise dispose of any shares of our common stock for a period of at least 180 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. When the lock-up agreements expire, the shares and the shares underlying the options will be eligible for sale, in some cases only by complying with the volume, manner and sale notice requirements of Rule 144.

On April 27, 1999, our principal stockholder, James Couch, sold 542,888 shares of CRL common stock to ZeroDotNet, Inc. at a price equal to $9.21 per share in a private transaction. Mr. Thor Geir Ramleth, who has agreed to serve as a director of CRL upon completion of this offering, is the Chief Executive Officer and a director of ZeroDotNet, Inc. In connection with this sale, CRL granted registration rights to the buyer, including the right to demand one registration for at least 50% of the purchased shares at any time during the period beginning 120 days after CRL's initial public offering through the second anniversary of CRL's initial public offering. The registration rights terminate if all the purchased shares could be sold in one transaction under Rule 144 without exceeding the volume limitations of that rule. In addition, if we propose to register any of our shares of common stock under the Securities Act, the buyer is entitled to notice of and may include the purchased shares in the registration. If the registration involves an underwriting, the underwriters may eliminate shares in the registration and underwriting, and the shares included in the registration must be allocated first to CRL, then to the buyer. CRL agreed to provide the registration rights described above in exchange for the buyer agreeing to enter into the lock-up agreement for a period of 180 days after the date of this prospectus. The buyer must obtain a waiver of the lock-up agreement to exercise the registration rights described above during the 180 day period of the lock-up.

WE EXPECT THE PRICE OF OUR COMMON STOCK TO BE VOLATILE.

The market price of our shares of common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as, among others:

  - actual or anticipated variations in our results of operations

  - announcements of technological innovations

  - new services introduced by us or our competitors

  - changes in financial estimates by security analysts, conditions and trends in the Internet and computer industries

  - fluctuations in the valuation of companies perceived by investors to be comparable to us

  - any shortfall in reserve or net income or any increase in losses from levels expected by securities analysts

  - general market conditions

Furthermore, the stock markets, and in particular Nasdaq, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios well above historical levels. These trading prices and price to earnings ratios may not be sustained. These broad market factors may cause the market price of our common stock to decline. These market fluctuations, as well as general economic, political and market conditions such as political and military conflict, recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been brought against such companies. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and distract management's attention and resources, which would likely have a material adverse effect on us.

NEW INVESTORS WILL SUFFER IMMEDIATE SUBSTANTIAL DILUTION.


This offering is expected to create a public market for our common stock and will substantially increase the market value of the initial investments of our management and other existing stockholders, particularly James Couch, our President and Chief Executive Officer. As of June 11, 1999, our existing stockholders held 19,038,832 shares of our common stock. Based on an assumed initial public offering price of $13.50 per share and the sale by Mr. Couch of 850,000 shares, the value of the shares held by the existing stockholders following this offering would be approximately $245.5 million, representing an aggregate increase of approximately $245.4 million over the amount of consideration paid for those shares by the existing stockholders. In addition, the initial public offering price is substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution of $10.87 per share in the net tangible book value of the common stock from the initial public offering price. We also have issued options to acquire common stock at prices significantly below the initial public offering price. As these outstanding options are exercised, there will be further dilution. See "Dilution."


YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS.

Certain statements under the captions "Summary," "Risk Factors," "How We Intend to Use the Proceeds from the Offering," "Management's Discussions and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus are forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "should," "plan," "future," "intend," "expect" and similar expressions identify some of these forward-looking statements. These statements may discuss future expectations or contain projections of results of operations or financial condition or expected benefits to us resulting from possible acquisitions, transactions or developments. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are contained in this prospectus, including under the heading "Risk Factors."

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Our net proceeds from the sale of the 5,000,000 shares of common stock offered by us are estimated to be approximately $61,525,000, based on an assumed initial public offering price per share of $13.50, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise the over-allotment option in full, and the over-allotment shares are sold by us instead of the selling stockholder, our net proceeds are estimated to be $72,542,000. See "Underwriting." We will not receive any proceeds from the sale of shares by the selling stockholder. The principal purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate our future access to the public capital markets.

We intend to use a portion of the net proceeds to repay amounts then outstanding under our loan agreements with our banks and our capital lease. As of March 31, 1999, approximately $1,088,000 was outstanding under these agreements as follows:

                                                  BALANCE AT      INTEREST RATE AT       MATURITY
                                                MARCH 31, 1999     MARCH 31, 1999          DATE
                                                --------------    ----------------    --------------
General Line of Credit........................     $ 46,000             10.25%        September 2002
Capital Lease.................................       68,000             12.55%          July 2000
Equipment Line of Credit......................      382,000              9.50%        September 2002
Equipment Line of Credit......................      592,000              9.25%          March 2003

Amounts borrowed under these agreements are secured by substantially all of our assets. Various portions of these borrowed amounts must be repaid in full between July 2000 and March 2003. We also expect to use a portion of the net proceeds for working capital and other general corporate purposes, including expansion of our sales and marketing activities.

As part of our growth strategy, we intend to aggressively seek suitable acquisition candidates, such as regional Internet service providers, that have an existing customer base that we can add to our customer base, and companies that have products that will enable us to expand the range of our value-added network and hosting services. We may use a portion of the net proceeds for those acquisitions. We have no current plans, agreements or commitments with respect to any acquisitions, and we are not currently engaged in any negotiations with respect to any acquisitions.

Pending the uses described above, we will invest our net proceeds in high quality, income-producing securities such as short-term investment grade or United States Government interest-bearing securities.

                                DIVIDEND POLICY

We have not paid and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain our earnings, if any, for use in our growth and ongoing operations.

                                 CAPITALIZATION

The table below sets forth our capitalization as of March 31, 1999, (i) on an actual basis and (ii) on an as adjusted basis and to reflect our sale of the 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $13.50, after deducting the estimated underwriting discounts and commissions and offering expenses, and the anticipated application of the net proceeds. See "How We Intend to Use the Proceeds From the Offering." The capitalization information in the table below is qualified by the more detailed consolidated financial statements and related notes beginning on page F-1 of this prospectus. The table should be read in conjunction with those consolidated financial statements and related notes and the sections of this prospectus titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The number of shares of common stock in the table below for the purposes of determining stockholders' equity excludes 946,320 shares issuable upon exercise of currently outstanding options and 2,000,000 shares available for the grant of additional options under our 1999 Stock Incentive Plan. See "Management -- Stock Options."

                                                                MARCH 31, 1999
                                                              ------------------
                                                                           AS
                                                              ACTUAL    ADJUSTED
                                                              ------    --------
Current portion of long-term obligations....................  $  280    $    --
                                                              ======    =======
Long-term obligations, less current portion.................  $  822    $    14
                                                              ------    -------
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; none issued and outstanding................
  Common stock, $.0001 par value; 70,000,000 shares
     authorized; 18,978,832 shares outstanding; 23,978,832
     shares outstanding as adjusted for this offering.......       6     61,531
Common Stock options........................................   1,046      1,046
Deferred stock compensation.................................    (739)      (739)
Retained earnings...........................................   1,211      1,211
                                                              ------    -------
          Total stockholders' equity........................   1,524     63,049
                                                              ------    -------
          Total capitalization..............................  $2,346    $63,063
                                                              ======    =======

                                    DILUTION

At March 31, 1999, our net tangible book value was approximately $1.5 million, or $0.08 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution represents the difference between the amount per share of common stock paid by new purchasers in this offering and the net tangible book value per share after this offering. Without taking into account any changes in net tangible book value after March 31, 1999, other than to give effect to the sale of the 5,000,000 shares of common stock offered by us, assuming an initial public offering price of $13.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our adjusted net tangible book value at March 31, 1999 would have been approximately $63.2 million, or $2.63 per share of common stock. This amount represents an immediate increase in net tangible book value of $2.55 per share to the existing stockholders and an immediate net tangible book value dilution of $10.87 per share to purchasers of common stock in the offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............          $13.50
  Net tangible book value per share at March 31, 1999.......  $0.08
  Increase in net tangible book value per share attributable
     to new investors.......................................   2.55
Adjusted net tangible book value per share after the
  offering..................................................            2.63
                                                                      ------
Net tangible book value dilution per share to new
  investors.................................................          $10.87
                                                                      ======

The table below summarizes, as of March 31, 1999, the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders and to be paid by new investors purchasing shares in this offering assuming the sale of 5,000,000 shares by us at an assumed initial public offering price of $13.50 per share.

                                        SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                      --------------------   ---------------------     PRICE
                                        NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                      ----------   -------   -----------   -------   ---------
Existing stockholders(1)............  18,978,832    79.1%    $     6,000    0.0001%   $0.0003
New investors(1)....................   5,000,000    20.9      67,500,000   99.9999    $ 13.50
                                      ----------    ----     -----------   -------
          Total.....................  23,978,832     100%    $67,506,000       100%
                                      ==========    ====     ===========   =======

-------------------------
(1) Sales by the selling stockholder in this offering will reduce the number of shares held by existing stockholders to 18,128,832, or 75.6% of the total number of shares of common stock outstanding after the offering and will increase the number of shares held by new investors to 5,850,000 or 24.4% of the total number of shares of common stock outstanding after the offering. If the over-allotment option is exercised in full and sold by the selling stockholder, sales by the selling stockholder in this offering will increase the number of shares held by new investors to 6,727,500 or 28.0% of the total number of shares of common stock outstanding after the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read with the consolidated financial statements and related notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 26 of this prospectus. The consolidated statement of operations data for each of the three years in the period ended December 31, 1998 and consolidated balance sheet data as of December 31, 1997 and 1998 are calculated from financial statements that have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The selected consolidated financial data for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1998 and 1999 are calculated from unaudited consolidated financial statements not included in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with our audited consolidated financial statements and include, in the opinion of our management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of our results of operations and financial position for those years.

                                                                                    THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                  -----------------------------------------------   -------------------
                                   1994      1995      1996      1997      1998       1998       1999
                                  -------   -------   -------   -------   -------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)                                        (UNAUDITED)
    STATEMENT OF OPERATIONS
      DATA:
    Revenues....................  $ 1,961   $ 3,831   $ 6,353   $10,375   $11,692   $ 2,981    $ 3,003
                                  -------   -------   -------   -------   -------   -------    -------
    Costs and expenses:
      Cost of revenues..........      965     2,131     3,346     4,640     6,166     1,499      1,798
      Selling and marketing.....       93       380       345       522       371       158         41
      General and                     411
         administrative.........                448     1,840     2,997     4,124       847      1,325
      Depreciation expense......       86       225       512       745       909       190        210
      Stock-based compensation         --
         expense................                 --        --        --       156         -        151
              Total costs and       1,555
                expenses........              3,184     6,043     8,904    11,726     2,694      3,525
                                  -------   -------   -------   -------   -------   -------    -------
    Operating income (loss).....      406       647       310     1,471       (34)      287       (522)
    Net interest income                (1)
      (expense).................                  1         1         5       (30)       (1)       (22)
                                  -------   -------   -------   -------   -------   -------    -------
    Income (loss) before income       405
      taxes.....................                648       311     1,476       (64)      286       (544)
    Income tax provision              157
      (benefit).................                211       150       591        87        83       (157)
                                  -------   -------   -------   -------   -------   -------    -------
    Net income (loss)...........  $   248   $   437   $   161   $   885   $  (151)  $   203    $  (387)
                                  =======   =======   =======   =======   =======   =======    =======
    Net income (loss) per common  $  0.01
      share basic and diluted...            $  0.02   $  0.01   $  0.05   $ (0.01)  $  0.01    $ (0.02)
    Weighted average common
      shares outstanding:
      Basic.....................   18,979    18,979    18,979    18,979    18,979    18,979     18,979
      Diluted...................   18,979    18,979    18,979    19,142    18,979    19,283     18,979

                                                       YEAR ENDED DECEMBER 31,
                                               ----------------------------------------    MARCH 31,
                                               1994    1995     1996     1997     1998       1999
                                               ----   ------   ------   ------   ------   -----------
                                                                   (IN THOUSANDS)
                                                (UNAUDITED)                               (UNAUDITED)
    BALANCE SHEET DATA:
    Cash and equivalents.....................  $289   $  210   $  235   $1,115   $  840     $  354
    Working capital..........................   (36)      95     (182)     554      430        229
    Total assets.............................   777    1,377    2,339    4,455    4,855      4,522
    Long-term obligations, excluding current
      portion................................     0       20       76      402      847        822
    Stockholders' equity.....................   284      709      870    1,755    1,760      1,524

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion should be read with the consolidated financial statements and related notes beginning on page F-1 of this prospectus. The results shown in this prospectus do not necessarily suggest or predict the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of events may differ significantly from those projected in these forward-looking statements due to a number of factors, including those contained in the section entitled "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

We are a Tier 1 Internet service provider offering customized Internet and network management solutions to small and medium-sized businesses. We provide high quality, reliable and scalable Internet and private network connectivity, value-added network and hosting services designed to meet our customers' needs. Our operations are based in San Francisco, California. As a Tier 1 Internet service provider, we have peering relationships at all of the interexchange points sanctioned by the National Science Foundation, which also constitute all of the major domestic network access points at which Internet data is exchanged. We have private peering relationships with other major Internet service providers. We are also a national backbone provider with our owned and controlled private switched network with points of presence in 30 major metropolitan areas. As a result of our Tier 1 status and network, we are able to provide high speed and reliable access to the Internet, secure private networks and hosting services. Our hosting services include colocation services which allow customers to place their computer equipment inside our facilities for direct connection to the Internet. Also, our network serves as the platform by which we are able to deliver value-added services, such as remote management services, systems and network integration services and network security services, to our customer base. Historically, we have provided our services to a variety of customers including businesses of various sizes, other Internet service providers, government agencies and educational institutions. We intend to expand our direct and indirect sales force to increase our customer base. We also intend to cross sell our value-added service offerings to both existing and future customers in order to provide comprehensive service offerings. We view being a comprehensive service provider as a key element to our strategy to increase revenues and reduce customer loss.

Our customers outsource the management of their Internet and network needs to us. We develop and construct our data switched networks and perform all data routing and transmission for our customers. Due to the nature of the telecommunications infrastructure and the fragmented nature of the telecommunications industry, we lease fiber-optic capacity from third-party providers over which we transmit data and peer with other telecommunications providers to exchange data traffic.

In December 1998, we acquired Integral Networking Corporation in a merger accounted for as a pooling of interests. Integral has a ten-year operating history in the area of systems integration. Over the past three years, Integral has developed a proprietary process to manage customer networks from the server to the desktop while remaining off-site. We are able to capitalize on our existing network to provide cost effective remote management services to our customers from a single location operated by CRL. With our remote management service, customers are able to outsource a portion or all of their information technology departments as well as add functionality and applications to their networks. We intend to offer remote management services on a nationwide basis. Prior to the merger with Integral, we had little experience in, and derived insignificant revenues from, remote management services and systems integration.

Revenues. We derive our revenues from four principal services:

  - Internet and secure private network connectivity

  - remote management

  - hosting services

  - systems integration and hardware sales

Revenues from Internet and private network connectivity are typically derived from monthly fixed prices paid by customers based upon access speed. We offer dedicated connectivity in a range of access speeds, including fractional T1 (from 64 kilobits per second up to 1.536 megabits per second), T1 (1.536 megabits per second), T3 (45 megabits per second) and OC3 (155 megabits per second) as well as dial-up access and transit services. We also offer our customers the ability to upgrade access speeds as their needs increase. We recently began offering digital subscriber line services but have generated no revenues from these services. We currently generate Internet and private network connectivity revenues from a wide range of customers including Internet service and content providers, businesses, government agencies and educational institutions. We intend to increase our sales and marketing focus, particularly on small and medium-sized businesses.

Revenues from our remote management services are typically derived from monthly fees for a fixed level of service. Pricing for our remote management services is based on the number of users and a fixed maximum number of calls per month. Our remote management services are focused on small and medium-sized businesses. Historically, revenues from value-added services have represented an insignificant portion of our total revenues and have not been reported separately in our financial results. With our acquisition of Integral Networking, we intend to increase our focus on our value-added services, as evidenced by our recent rollout of remote management services.

Revenues from hosting services are typically derived from renting space to our customers in which they place their file servers and equipment within our facilities. The rental fee is based on the size of the space and access speeds. Our customers can select from a variety of options in terms of access speeds and space such as rack, half-rack or shelf. Access speeds include switched or dedicated ethernet service (10 megabits per second), switched or dedicated fast ethernet service (100 megabits per second) and gigabit fast ethernet services (1,000 megabits per second). Our customers can purchase additional space and increase their access speeds as needed. Our current facilities are sufficient to permit our customers to purchase additional space. However, we will be required to expand our facilities if future customer demand exceeds our existing capacity.

Revenues from systems integration services are derived from hardware sales and consulting fees. Our systems integration services including hardware sales are currently provided primarily in California. Prior to our merger with Integral Networking we derived insignificant revenues from hardware sales to customers, and no revenues from systems integration services.

Cost of Revenues. Cost of revenues from Internet and private network connectivity consists primarily of backbone costs and monthly access charges by local exchange carriers to connect our customers to our network and colocation costs. Backbone costs include all leased fiber-optic capacity to interconnect our points of presence and to connect to public and private peering points. We lease our fiber-optic capacity typically under short-term leases and are billed monthly by our bandwidth providers. Colocation costs consist of monthly fees for leasing space in facilities in which we colocate with other telecommunications providers.

Cost of revenues from remote management services consists primarily of personnel costs to provide customer support and network monitoring services. We believe our cost of revenues from remote management services and other value-added services as a percentage of revenues may decline as we increasingly provide remote management services and other value-added services to existing customers over the existing connection we provide to the customer.

Cost of revenues from hosting services consists primarily of rent expenses for colocation space.

Cost of revenues from systems integration services consists primarily of the cost of hardware purchased.

Selling and Marketing Expense. Selling and marketing expense consists primarily of sales commissions, travel and entertainment and sales and marketing programs. We intend to expand our investment in our sales and marketing personnel to achieve and properly support the intended expansion in our customer base.

General and Administrative Expense. General and administrative expense consists primarily of personnel expense, occupancy, general operating costs, professional fee expenses and bad debt. We expect general and administrative expense to increase in dollar amount in the future, reflecting anticipated growth in our operations and the costs associated with being a publicly held company.


Stock-Based Compensation Expense. In connection with the grant of stock options to employees in 1999 and 1998, we recorded an aggregate deferred compensation expense of approximately $1,046,000, representing the difference between the estimated fair market value of the common stock and the option exercise price at the date of grant. This amount is presented as a reduction of stockholder's equity and is amortized over the vesting period of the applicable options. These valuations resulted in charges to operations of $156,000 in the year ended December 31, 1998, and $151,000 for the three months ended March 31, 1999, and will result in charges of the remaining $739,000 over the next five years.


Depreciation. Depreciation expense consists primarily of depreciation of computer equipment, office furniture and leasehold improvements. On January 1, 1998, we changed the estimated useful lives for our switches and routers from three to five year lives as a result of our determination, based on historical experience, that the vast majority of assets in this class have service lives of approximately five years.

RESULTS OF OPERATIONS

The following table sets forth our statement of operations data for the years indicated as a percentage of revenues. This information should be read in conjunction with the financial statements and notes included elsewhere in this prospectus.

                                                                            THREE MONTHS
                                                                               ENDED
                                              YEARS ENDED DECEMBER 31,       MARCH 31,
                                             --------------------------    --------------
                                              1996      1997      1998     1998     1999
                                             ------    ------    ------    -----    -----
Revenues...................................  100.0%    100.0%    100.0%    100.0%   100.0%
                                             -----     -----     -----     -----    -----
Costs and expenses:
  Costs of revenues........................   52.7      44.7      52.7      50.3     59.9
  Selling and marketing....................    5.4       5.0       3.2       5.3      1.4
  General and administrative...............   29.0      28.9      35.3      28.4     44.1
  Depreciation.............................    8.1       7.2       7.8       6.4      7.0
  Stock-based compensation expense.........     --        --       1.3        --      5.0
                                             -----     -----     -----     -----    -----
          Total costs and expenses.........   95.1      85.8     100.3      90.4    117.4
                                             -----     -----     -----     -----    -----
Operating income (loss)....................    4.9      14.2      (0.3)      9.6    (17.4)
Net interest (expense).....................     --        --      (0.3)       --     (0.7)
Income tax provision (benefit).............    2.4       5.7       0.7       2.8     (5.2)
                                             -----     -----     -----     -----    -----
Net income (loss)..........................    2.5%      8.5%     (1.3)%     6.8%   (12.9)%
                                             =====     =====     =====     =====    =====

COMPARISON OF QUARTERS ENDED MARCH 31, 1999 TO MARCH 31, 1998

  Revenues

Our revenues increased 0.7% to $3.00 million in the quarter ended March 31, 1999, compared to $2.98 million in the quarter ended March 31, 1998. Increased revenues resulting from two major systems integration sales were offset by a 12.6% reduction in colocation and Internet connectivity revenues.

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

  Cost of Revenues

Our cost of revenues increased 20% to $1.8 million in the quarter ended March 31, 1999, compared with $1.5 million in the quarter ended March 31, 1998. This increase was primarily the result of the increased volume of computer equipment sold in connection with the increased systems integration sales recognized.

  Selling and Marketing

Our sales and marketing expenses decreased 74.1% to $41,000 in the quarter ended March 31, 1999, compared to $158,000 in the quarter ended March 31, 1998. This decrease is attributable primarily to sales commissions and costs associated with a 1998 trade show that were not incurred in the 1999 period.

  General and Administrative

General and administrative expenses increased 56.4% to $1.3 million for the quarter ended March 31, 1999, compared to $847,000 for the quarter ended March 31, 1998. The increase was primarily due to an increase in personnel expense of $280,000, facilities cost increase of $65,000, and an increase in outside services and professional fees of $60,000.

  Depreciation

Our depreciation expense increased 10.5% to $210,000 in the quarter ended March 31, 1999, compared to $190,000 in the quarter ended March 31, 1998. The increase is due primarily to the buildout of our new network operations center in 1998.

  Stock-Based Compensation

Stock-based compensation of $151,000 was amortized during the quarter ended March 31, 1999.

  Net Interest Income (Expense)

We incurred net interest expense of $22,000 in the quarter ended March 31, 1999, compared to $1,000 in the quarter ended March 31, 1998. This change was a result of increased borrowing for network equipment under our lines of credit that was used to purchase network equipment.

COMPARISON OF YEARS ENDED 1998 TO 1997

  Revenues

Our revenues increased 12.7% to $11.7 million in 1998, compared to $10.4 million in 1997. This growth in revenues resulted from an 11% increase in sales of dedicated Internet connectivity and hosting services, a tenfold increase in revenues derived from private network connectivity services and a 34% increase in sales generated by systems integration services. Dedicated Internet connectivity service is service provided over a circuit which is available 24 hours-a-day, seven days-a-week for the sole purpose of delivering the Internet connectivity. Approximately 74% of our 1998 revenues was generated from our Internet and network connectivity services, approximately 16% from value-added services and approximately 7% from hosting services. Our revenue increase for the year ended December 31, 1997 to the year ended December 31, 1998 was less than we have experienced in previous years, due in part to a reduction in our sales force. This reduction was due in part to our involvement in negotiations during 1998 relating to potential business combinations with companies possessing established sales forces. Offsetting these increases were reductions in revenues of $545,000 realized from dial-up customers and reduced fees for installation services. This decrease resulted from our increased focus on providing dedicated Internet and higher value services to business and government customers.

  Cost of Revenues

Our cost of revenues increased 32.9% to $6.2 million in 1998, compared with $4.6 million in 1997. Of this increase, $1.2 million was primarily due to increased one time connectivity charges arising from the expansion of our network and installation charges of $139,000. The expansion resulted in incremental unused capacity. In addition, we had increased costs of $286,000 arising from hardwares sales with our systems integration services.

  Selling and Marketing

Our selling and marketing expenses decreased 28.9% to $371,000 in 1998, compared to $522,000 in 1997. This decrease is attributable primarily to reduced commissions expense. Commissions in 1998 were based upon total contract value equalling the term of the contract multiplied by monthly service fees. The decrease in commissions expense in 1998 results from fewer sales of longer-term versus shorter-term contracts than in 1997 and increased purchases by our existing customer base of increased access speeds and additional space rather than increases in the number of new customers. The decrease in longer-term contracts is due to a general industry decrease in the prices for the services we provide, making customers reluctant to sign longer-term contracts. The increase in shorter-term contracts does not materially impact the conduct of our business. We also experienced a reduction in our sales force in 1998 due to a number of factors including normal attrition and our being involved in negotiations in the second and third quarters of 1998, relating to potential business combinations with companies with existing sales forces. We believe our involvement in these negotiations caused a higher attrition rate for our sales staff than we have historically experienced. These negotiations, none of which led to a business combination, also caused us to postpone our efforts to hire additional and replace lost sales staff.

  General and Administrative

General and administrative expenses increased 37.6% to $4.1 million for 1998, compared to $3.0 million for 1997. Approximately $675,000 of this increase relates to salaries and benefits resulting from an increase in personnel. Facilities and related expenses increased by $424,000 primarily as a result of the expansion of our network infrastructure.

  Depreciation

Our depreciation expense increased 22.0% to $909,000 in 1998, compared to $745,000 in 1997. The increase is due to additional capital expenditures incurred during 1998 for telecommunications equipment and facilities improvements. On January 1, 1998, we changed the estimated useful lives for our switches and routers from three to five-year lives. This change reduced 1998 depreciation by $237,000. We made this change to more accurately reflect our historical experience with respect to the actual useful lives of the equipment.

  Stock-Based Compensation


Stock-based compensation of $156,000 was amortized during the year ended December 31, 1998, and stock-based compensation of $792,000 will be amortized over the remaining vesting periods of the related options, including $394,000 in the year ending December 31, 1999. In addition, we issued stock options to employees during the first quarter of 1999, which will result in additional stock-based compensation of $98,000 being recorded in 1999, $50,000 of which will be amortized as an expense in 1999. Based on these issuances of stock options below the fair value of our stock, we will record a total stock-based compensation charge in 1999 of approximately $444,000.


  Net Interest Income (Expense)

We incurred net interest expense of $30,000 in 1998, compared to $5,000 in income in 1997. This change was a result of increased borrowing for network equipment under our lines of credit.

COMPARISON OF YEARS ENDED 1997 TO 1996

  Revenues

Our revenues increased 63.3% to $10.4 million in 1997, compared to $6.4 million in 1996. Approximately $4.9 million of this increase is due to growth in revenues generated by our Internet connectivity services and installation fees. This increase was slightly offset by a $917,000 aggregate decrease in dial-up customer and systems integration services revenues.

  Cost of Revenues

Our cost of revenues increased 38.7% to $4.6 million in 1997, compared to $3.3 million in 1996. This increase resulted from a $1.4 million increase due to larger connectivity charges and other costs incurred with our network expansion. In addition, costs arising from our systems integration services were $118,000 less than the prior year.

  Selling and Marketing

Our selling and marketing expenses increased 51.3% to $522,000 in 1997, compared to $345,000 in 1996. This increase is attributable primarily to increased commissions and travel and entertainment expenses.

  General and Administrative

General and administrative expenses increased 62.9% to $3.0 million in 1997, compared to $1.8 million in 1996. Salaries and general office expenses increased by $584,000 as we hired more personnel to keep pace with the growth in demand for our services. In addition, bad debt expenses increased by $573,000.

  Depreciation

Our depreciation expense increased 45.5% to $745,000 in 1997, compared to $512,000 in 1996. The increase was primarily the result of additional capital expenditures incurred for telecommunications equipment and facilities improvements.

FACTORS AFFECTING OPERATING RESULTS

We expect to experience significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, most of which are outside our control. For a list of factors affecting our operating results, see "Risk Factors -- Our operating results in one or more future periods are likely to fluctuate significantly" and the other risk factors described in this prospectus. Due to all of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

YEAR 2000 COMPLIANCE DISCLOSURE

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. In addition, the year 2000 is a leap year, and some computer programs may not properly provide for February 29, 2000. System failures and miscalculations causing disruptions of normal business activities may occur including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with year 2000 requirements. We are currently in the process of reviewing our network switching, routing and telephone equipment, constituting the equipment used in providing our Internet and network connection services, as well as our internal management information systems, in order to identify and modify those items and systems that are not year 2000 compliant. We do not have and are not developing a contingency plan in the event our systems fail due to year 2000 related problems.

Our year 2000 readiness review includes assessment, implementation, testing and upgrading or replacing non-compliant items as appropriate. We have completed most of our review of all of our software, switches and routers and other systems and anticipate completion of our assessment and implementation by mid-1999 and completion of all year 2000 testing during the third quarter of 1999. To date, we have evaluated our internally developed systems, consisting of our management information system, provisioning tracking system, technical information database and customer and network information database and believe that they are year 2000 compliant. However, we utilize software and hardware developed by third parties both for our network and internal information systems. We have reviewed the year 2000 compliance statements issued by, reviewed publicly available information regarding, or have sought oral and written assurances from, our significant suppliers. Nine of them, constituting approximately one-third of our significant suppliers, have indicated that their products are year 2000 compliant, and none have indicated that remediation measures are necessary. We intend to continue to seek assurances from our other suppliers during the course of our year 2000 readiness review. To the extent that our systems are not year 2000 compliant, we are modifying such systems to make them compliant. Noncompliant items are replaced or otherwise remediated and then tested during the review process. To date, we have identified the need to upgrade our Cascade OpenView Layer 2 network management and switch operating system software to Ascend Naviscare software. We anticipate completing this upgrade by mid-1999. Assessment of our telephony systems has not yet been completed but is currently in process. We expect these modifications will be made on a timely basis and do not believe that the cost of the modifications will have a material effect on our business, results of operations or financial condition. To date, we have not incurred material costs in upgrading and replacing non-compliant items. Additionally, we are continuing to assess the year 2000 compliance of our services and systems. We believe our services and systems assessed to date do not contain material year 2000 deficiencies. We estimate that the capital and other costs associated with any upgrade and conversion of our existing services and systems relating to the year 2000 issue will not be material.

We expect to continue assessing and testing our internal information technology, which we refer to as IT, and non-IT systems to mid-1999 with the assessment and remediation process described above. To ensure year 2000 compliance we will upgrade the server on which our accounting software runs in the third quarter of 1999. We are not currently aware of any material operations issues or costs associated with preparing our internal IT and non-IT systems for the year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology, including embedded technology, used in our internal IT and non-IT systems.

Based upon our correspondence with and the publicly available information regarding our primary equipment, telecommunications and data communications providers, we are aware that more than three-quarters of these providers are in the process of reviewing and implementing their own year 2000 compliance programs. We are in the process of contacting the remaining quarter of our suppliers to determine the scope of their year 2000 compliance programs. Of the providers from whom we received correspondence, none of them has indicated that they have not considered year 2000 compliance, approximately 10% have indicated that they are currently year 2000 compliant and the remaining 90% have indicated that they expect to be year 2000 compliant by the end of 1999. At this time, CRL is not aware of, and cannot determine, apart from the public materials reviewed and assurances received, how many of its providers are implementing remediation measures which affect CRL. We do not believe that we will be afforded the opportunity to test the systems of these providers. If our primary providers experience business interruptions as a result of the failure to achieve year 2000 compliance, our ability to provide Internet connectivity could be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

Our services and systems operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. We face risks to the extent that suppliers of products, services and systems purchased by us and others with whom we transact business, including those which form significant portions of our network and may be sole or limited source suppliers, such as Ascend Communications, Inc., the provider of our Cascade switches, do not have business systems or products that comply with year 2000 requirements, despite the implementation of a year 2000 compliance program or assurances of year 2000 compliance by all of such suppliers. Ascend Communications, Inc.'s public disclosure indicates that it has a plan in place to become, to the extent it is not already, year 2000 compliant by June 1999. We have received assurances from 14 suppliers, constituting approximately 40% of our suppliers, including our two most significant equipment suppliers, Ascend and Cisco, regarding their year 2000 compliance of their systems or networks. One has indicated that its systems are year 2000 compliant and the others have indicated that they are currently in the remediation or testing stages of their year 2000 review and that they will be compliant by the end of 1999. If these networks fail, our business will be significantly impacted.


We do not currently have any information regarding the year 2000 status of our customers, many of whom are private companies. As is the case with similarly situated companies, if our customers experience year 2000 problems, which result in business interruptions or otherwise impact their operations, we could experience a decrease in the demand for our services, which could have a material adverse impact on our business, results of operations and financial condition.

We have not incurred any significant expenses to date associated with our year 2000 plan and are not aware of any material costs associated with our anticipated year 2000 efforts. Our expectation that we will be able to upgrade our services and systems to address the year 2000 issue and our expectation regarding the costs associated with these upgrades are forward-looking statements subject to a number of risks and uncertainties. Actual results may vary materially as a result of a number of factors. We cannot assure you that we will be able to timely and successfully modify our services and systems to comply with year 2000 requirements. Any failure to do so could have a material adverse effect on our business, results of operations and financial condition. Furthermore, despite testing by us and our vendors, our services and systems may contain undetected errors or defects associated with year 2000 date functions. In the event any material errors or defects are not detected and fixed or third parties cannot timely provide us with products, services or systems that meet the year 2000 requirements, our business, results of operations and financial condition could be materially adversely affected. Known or unknown errors or defects that affect the operation of our services or systems could result in delay or loss of revenues, interruption of network services, cancellation of customer contracts, diversion of development resources, damage to our reputation, damages paid to customers and litigation costs.

LIQUIDITY AND CAPITAL RESOURCES

We have historically generated positive cash flows from operating activities and have financed our growth, as well as necessary capital expenditures and working capital needs, primarily through the use of internally generated funds and lines of credit. In addition, we have made limited use of capital lease financing. We expect to experience a substantial increase in our operating expenses as we implement our growth strategy and incur expenses for hiring new personnel and for additional leased network capacity. We also anticipate an increase in our capital expenditures consistent with our anticipated need for additional network infrastructure. We expect our operating expenses and capital expenditures will be a significant use of our cash resources.

We currently have agreements with commercial lenders providing for equipment financing arrangements. Integral also has a line of credit with a commercial lender. As of March 31, 1999, approximately $1,088,000 was outstanding under these agreements. Amounts borrowed under these agreements are secured by substantially all of our assets and bear interest at a weighted average rate equal to 9.6% as of May 31, 1999. Various portions of these borrowed amounts must be repaid in full between July 2000 and March 2003. We intend to use a portion of the proceeds from the offering to repay the amounts outstanding under these loan agreements. In addition, we have a $200,000 working capital line of credit. As of March 31, 1999, we had no cash borrowings with that facility. See "How We Intend to Use the Proceeds from the Offering."

Our net cash flows from operating activities were $705,000 for 1998, $1.7 million for 1997, and $944,000 for 1996. Our borrowings were $703,000 for 1998, $358,000 for 1997 and zero for 1996. At December 31, 1998, we had $840,000 in cash and cash equivalents.

Net cash used in investing activities was $1,529,000 for the year ended December 31, 1998, $1,182,000 for the year ended December 31, 1997, and $905,000 for the year ended December 31, 1996. Cash used in investing activities was primarily used to purchase property and network equipment.

Net cash provided by (used in) financing activities was $549,000 for the year ended December 31, 1998, $316,000 for the year ended December 31, 1997 and $(14,000) for the year ended December 31, 1996. In the years ended December 31, 1998 and 1997, net cash provided by financing activities resulted primarily from borrowings. Net cash used in financing activities in the year ended December 31, 1996, resulted from debt payments.

We believe that the net proceeds of this offering, together with our existing cash, cash equivalents and short-term investments and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital, repayment of debt and capital expenditures for at least the next 12 months. Thereafter, we may require additional funds to support our working capital and capital expenditure requirements and may seek to raise additional funds through public or private equity or debt financings or other sources for such requirements and acquisitions of technologies, companies and development of our existing and new services. Any additional financing we may need may not be available on terms favorable to us, or at all. See "Risk Factors -- We may require substantial future capital to implement our business plan" and "How We Intend to Use the Proceeds from the Offering."

RECENTLY ISSUED ACCOUNTING STANDARDS

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for us in fiscal 1999. We anticipate that accounting for transactions under SOP 98-1 will not have a material impact on our financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when conditions specified in SFAS No. 133 are met. SFAS No. 133 is effective for us in fiscal 2000. We do not believe adoption of this statement will have a material impact on our financial position or results of operations.

                                    BUSINESS

GENERAL

CRL Network Services is a Tier 1 Internet service provider offering customized Internet and network management solutions to small and medium-sized businesses. Our services include:

  - connectivity to the Internet and secure private networks through our national backbone network from which our Internet access customers can reach every other Internet address and our network customers can reach other destinations within their private network.

  - value-added services, which are additional services delivered over the same circuit as our connectivity services. Our current value-added services are remote management of our customer's networks and systems integration, which includes the resale, installation and configuration of our customers' computer systems and software.

  - hosting, which is the distribution of customers' Internet content from our facilities.

Our customers outsource the management of their Internet and network needs to us. We develop and construct our data switched networks and perform all data routing and transmission for our customers. We lease fiber-optic capacity from third-party providers over which we transmit data and peer with other telecommunications providers to exchange data traffic.


We believe we were among the first companies involved in the development of connectivity solutions and services for the commercial Internet. We have developed our own high speed network, which enables us to reliably and cost effectively deliver customized, comprehensive solutions. As of June 11, 1999, we had 30 points of presence in major metropolitan areas that connect to the interexchange points sanctioned by the National Science Foundation for the transfer of Internet Protocol-based traffic between Internet backbone networks. Our network is comprised of several elements, including 24 Cascade switches, 54 Cisco routers, facilities and clear channel fiber-optic bandwidth, which together provide a fast, secure, high quality network capable of minimizing outages resulting from hardware or software faults.


INDUSTRY OVERVIEW

To remain competitive, businesses today must have the ability to reliably access and share information both externally and internally. In response, companies are increasingly conducting business over the public Internet and their own private networks. As a result, businesses are expanding their connectivity to the Internet and use of both local area networks, commonly referred to as LANs, and wide area networks, commonly referred to as WANs. The Internet's functionality and accessibility have created an increasingly attractive commercial medium to quickly and efficiently provide services and distribute information that historically has been more difficult to obtain through traditional communication channels. At the same time, businesses are continuing to develop private networks to distribute and share information, resulting in a dramatic increase in private network traffic as well as heightened performance requirements for these networks. Increased use of the Internet and public and private networks has also driven growth in the amount of sensitive corporate information shared over networks, causing network security to become a high priority for many businesses. As a result of these trends, a growing number of businesses view responsive, reliable and secure networks as integral to their operations. As these businesses evolve, the effectiveness of their networks depends largely on the scalability and flexibility of these networks.

The proliferation of Internet use is driven by the emergence of electronic commerce and availability of applications such as the outsourcing of help desk functions, Internet Protocol-based voice, fax and video conferencing, purchasing and provisioning functions, and corporate and product marketing. Businesses are confronted with increasing customer demand for offerings of products and services over the Internet as a result of the immediacy and convenience it affords. As the Internet evolves, companies are transitioning from Internet use for business-supportive functions such as marketing and customer support, to functions integral to business such as transaction execution, including sales orders and customer billing. As Internet

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use becomes increasingly integral to business, businesses' emphasis on the reliability and security of their Internet access grows in importance. Also, many businesses have emerged that focus solely on delivering services over the Internet through Web sites and electronic commerce applications. Their ability to offer these kinds of products and services requires high bandwidth Internet sites and operations which are sufficiently scalable to meet their changing needs. Due to advances in online security and payment mechanisms, the number of businesses establishing commerce-enabled Web sites is expected to increase dramatically. International Data Corporation estimates that the number of consumers buying goods and services on the Internet will grow from 18 million in 1997 to 128 million in 2002, and that the total value of goods and services purchased over the Internet will increase from approximately $12 billion in 1997 to approximately $425 billion by 2002. Businesses are positioning themselves to capture this rapid growth opportunity by enhancing their Internet presence.

The need for businesses to establish secure private wide area networks using the services of companies like CRL has been driven by the growing importance of connecting the geographically dispersed sites of their business, their customers and their suppliers. As networks become a more integral part of day-to-day operations, many companies seek to minimize network costs and improve operating efficiencies. Traditional wide area network architectures consist of dedicated circuits between computing facilities utilizing the same fixed bandwidth regardless of traffic flow. New switched data technologies such as that utilized by us share and dynamically allocate bandwidth based on prevailing traffic patterns. The shared bandwidth of switched data technologies typically results in wide area networks that are more reliable and cost efficient than those based on traditional leased-line services.

Local area networks have emerged from businesses' need to access and share internal electronic information. To enable effective internal communication and distribution of company information, the local area network is used by businesses seeking to decentralize their information databases. Local area networks facilitate access to client/server-based technology such as Web-enabled databases, shared file servers, e-mail, electronic commerce applications, and other online information. Use of local area networks and the services of LAN service providers will continue to grow as businesses increasingly decentralize information.

As local area networks and wide area networks become more prominent, businesses increasingly need remote access to their network for mobile workers. Many businesses recognize the importance of controlling the method by which electronic automation takes place and ensuring the security of communications between mobile workers and the proprietary networked resources they access. The benefits of efficiently distributing proprietary information to those with a need to know must be weighed carefully against the possibility that unauthorized access to sensitive information can occur due to failed security mechanisms or poor network design.

Internet access services provided by Internet service providers interconnect businesses and individuals to the Internet, private data networks and other interconnected networks. Access services include high speed dedicated access used primarily by medium-sized and larger organizations and dial-up access for individuals and small or home office businesses. In addition to Internet access services, business-focused Internet service providers such as CRL are increasingly providing a range of additional communications services, including remote management, shared and dedicated Web hosting, server colocation, network security services, electronic commerce applications and new applications such as Internet Protocol-based voice, fax and video conferencing. Internet service providers who can bundle several of these communications services can satisfy more of the needs of their customers and enhance their cross-selling opportunities.

Several different types of Internet service providers have emerged and are generally referred to as Tier 1, Tier 2, and Tier 3 network service providers. International Data Corporation defines a Tier 1 network service provider as an operator of a high quality, national backbone facility, specializing in leased line connectivity. Also according to International Data Corporation, most Tier 1 network service providers peer directly at the National Science Foundation-approved network access points. International Data Corporation defines Tier 2 and Tier 3 network service providers as those who do not have a national backbone network.

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Peering is critical to providing high quality, high speed Internet access. By peering directly with other networks, Tier 1 Internet service providers such as CRL are able to send Internet traffic via the most direct and reliable path to its final destination (the fewest "hops"), thereby minimizing potential delay and lost or corrupted data. Additionally, Tier 1 Internet service providers maintain and control their own national backbones and are generally better able to control the quality of service, level of data integrity and degree of reliability than non-Tier 1 Internet service providers. Many Tier 1 providers are also fully peered, which means they can route traffic to every other Internet destination through peering arrangements without paying transit fees. Because Tier 1 Internet service providers typically do not pay for the privilege of interconnecting with other Tier 1 networks with whom they peer, they can increase their available Internet capacity by expanding existing peering connections with their peer networks without the high costs associated with the retail purchase of additional Internet access. The following is a list of Internet service providers whom we believe to be some of the Tier 1 Internet service providers: MCI WorldCom, Inc. (UUNET), Cable & Wireless P.L.C., Sprint Corporation, ICG Communications, Inc. (Netcom), PSINet Inc., GTE Internetworking Incorporated (BBN Planet), Intermedia Communications Inc. (Digex), AT&T Corporation and CRL. As the number of Internet service providers has grown, Tier 1 Internet service providers have increased their requirements for peering arrangements, which has raised the barriers to acquiring and maintaining Tier 1 status.

The internal network design of the Internet service provider's network is also a significant factor in determining the speed and reliability of data delivery from source to destination. Traditional networks constructed solely of routing devices require that a packet of information stop at a router in every point of presence along the traveled network path. Each of these routed hops requires the data packet to be examined by the router and a policy-based routing decision to be made regarding the egress of the packet back onto the network. Many routing decisions can delay the delivery of the packet to its destination. By contrast, switched data networks can deliver information directly between the source and destination without the need to disassemble the data packets during transit. As a result, switched data networks generally provide higher speeds, less data delay and overall better quality of service than traditionally routed networks.

THE MARKET OPPORTUNITY

  Overview

Internet and private network operations are increasingly becoming integral to the commercial and communication operations of businesses. The evolution and expansion of Internet services and the networks over which they are delivered has led to a growing need for comprehensive, bundled Internet and network services such as those offered by CRL.

  The Need for Internet Connectivity Services

The Internet continues to increase in size and importance as its role in integral business operations expands. Businesses are looking to third-party providers for expertise in implementing their Internet strategies. According to Forrester Research, Internet access revenues from businesses are expected to increase from less than $1 billion in 1997 to more than $16 billion in 2002. Internet service providers are ideally positioned to capitalize on this growing need of businesses to access and utilize more of the Internet.

  Demand for Secure Private Networks

Historically, data communications services offered over private leased lines were expensive, not monitored or managed for quality of service nor capable of deflecting outages from software or hardware faults. Seeking a less expensive alternative, some businesses use the public Internet for communications but are confronted with potential problems inherent in the Internet, such as unauthorized access and data loss and reduced transmission speed, commonly referred to as degradation. Virtual private networks are also used as another less expensive alternative, but similarly include security concerns and unreliable performance due

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to their reliance on the Internet for data transmission. By contrast, Layer 2, switched private networks used by providers like CRL offer a networking option which is more cost effective than traditional point-to-point private leased lines but is an owned and controlled network not depending upon the Internet for data transfer, eliminating security concerns and permitting lower and more stable delay levels than data communications alternatives relying upon the Internet.

  Enhanced Network Management Services

Businesses need to ensure that their networks, information systems and applications operate continuously as their reliance on public and private networks increases. While large businesses are able to build and maintain information technology departments capable of servicing their networks, information systems and applications, small and medium-sized businesses find it difficult to cost effectively maintain information technology departments capable of ensuring the continuous availability of complex networks running multiple applications. It is also difficult and expensive for small and medium-sized businesses to continuously train their information technology departments to support new technologies and applications. As a result, many small and medium-sized businesses have chosen to outsource their information technology department functions to network service providers capable of offering a full range of these services. Traditionally, outsourcing information technology services has required site visits from the service provider even for routine problems often resulting in lengthy delays. As a result, small and medium-sized businesses are seeking the ability to affordably outsource their information technology departments to network service providers capable of rapidly responding to problems and minimizing network downtime. International Data Corporation reports that the U.S. market for network monitoring and management was $2.4 billion in 1998 and is projected to reach $4.7 billion in 2002, representing an 18% annual growth rate.

  Hosting Services

As Internet presence becomes increasingly critical to business operations, many businesses are seeking to outsource hosting services, including Internet colocation, to network service providers. By outsourcing these functions, businesses can establish a strong Internet presence while remaining focused on their core business operations. According to Forrester Research, revenues from complex Web hosting will increase from approximately $200 million in 1997 to $8 billion in 2002, while intranet hosting will generate nearly $400 million in revenues for Internet service providers by 2002. Traditional hosting companies operate geographically dispersed networks that are subject to increased risks of data delay and degradation or loss, as data travels across multiple network connections, or hops. Many hosting companies also do not have the flexibility, peering arrangements or capacity to quickly scale their services to meet the sharp growth and high bandwidth requirements of Internet operations integral to business. Network service providers who are able to overcome these obstacles will be well positioned to capitalize on the growth of the Web hosting market.

OUR SOLUTION

Through our national, facilities-based fully-peered network, we offer our customers high quality, flexible and scalable services, including:

  - connectivity to the Internet and secure private networks through our national backbone network from which our Internet access customers can reach every other Internet address and our network customers can reach other destinations within their private network

  - value-added services delivered over the same circuit as our connectivity services in addition to those services, consisting of remote network management of our customers' networks and systems integration services

  - hosting services

Approximately 74% of our 1998 revenues was generated from our Internet and network connectivity services, approximately 16% from value-added services and approximately 7% from hosting services.

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Our comprehensive suite of services enables our customers to easily and more cost effectively address their networking needs without having to assemble services from different vendors including resellers, Internet service providers and information technology service providers. Our ability to provide "one-stop," customized network solutions facilitates our customers' ability to exploit opportunities created by the Internet and other network systems on a timely basis. Key advantages of our solution are:

High-Quality Performance and Reliability. We believe our high speed, private switched network, coupled with our status as a Tier 1 Internet service provider, enables us to provide our customers with fast and reliable data transmission solutions. Our network operations center controls and monitors the switches, routers and fiber-optic capacity for all data transmitted over our network 24 hours-a-day, seven days-a-week, allowing our staff to be immediately aware and responsive to problems as they arise. This control of our network infrastructure allows us to improve quality of service by minimizing network down time.

Management of Businesses' Critical and Support Operations. We offer our clients the ability to outsource their network management operations to us. The services we offer are performed by CRL, allowing us to control the quality of these services. Through an off-site connection and our proprietary process, we can manage our customers' internal networks as well as solving common problems that our customers encounter. When end-users encounter a problem, we are able to attach in real-time to our customer's desktop computers and servers to evaluate and solve the problem as if located on-site at the customer's premises from our facilities. In addition, we proactively monitor our customers' networks to predict and, in some cases, prevent outages. The ability to manage our customers' systems remotely enables us to offer custom, cost-effective network management solutions. Businesses able to outsource many aspects of an information technology department, from the "help desk" to enterprise-wide server maintenance, can implement more complex applications without being constrained by a lack of in-house computer professionals. We believe that our services can enable our customers to implement selected intranet and extranet business functions such as electronic commerce, free of any information technology-related concerns. Our solutions allow our customers to more rapidly grow their businesses with relatively modest initial and recurring information technology-related expenditures.

Scalability and Flexibility. Our services are designed to be highly scalable and flexible in order to meet the needs of our customers as their Internet, network operations, and bandwidth requirements expand. Our network is designed to provide our customers with available and uncongested bandwidth during network traffic spikes by maintaining excess capacity and additional sources of bandwidth. We also provide flexibility for our customers by supporting most leading Internet hardware and software systems vendor platforms.

Bundled Service Offerings. Many enterprises today, especially those in the small and medium-sized business market, often purchase services from a number of vendors. For example, a company may receive its Internet access, file/Web server connection and colocation space all from different vendors. We are able to offer these services under customized packages through a single network connection and also offer additional customer support and management expertise. We are able to serve our customers' Internet and network management requirements without the need for any additional service providers or connections.

STRATEGY

Our objective is to become the leading nationwide provider of customized comprehensive Internet and network services to small and medium-sized businesses. To achieve this objective, we intend to:

Further Capitalize On Our Existing Network Infrastructure. Through our direct participation in the development and evolution of the commercial Internet, we believe we are one of a limited number of fully-peered, Tier 1 Internet service providers, which means we have legacy peering relationships with major Internet service providers, including MCI WorldCom, Inc., Sprint Corporation and Cable & Wireless P.L.C. As a result, we can transfer traffic efficiently to other networks without paying the costs typically associated with transport. During the past year, we became a licensed competitive local exchange carrier in the State of California and have begun the application process to become a competitive local exchange carrier in several other states to complement our national backbone network. As a competitive local
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exchange carrier in any particular state, we are able to purchase unbundled network elements from the applicable regional Bell operating company operating in that state rather than purchase retail local loops, resulting in a significant cost savings to us. Also, our 15 years of experience developing our network provides us with an in-depth understanding of the key elements of network connectivity technology. As a result, over the past decade we have built a national backbone network which currently consists of clear channel fiber-optic capacity, Cascade switches and Cisco routers, which are controlled through our network operations center. Our network is fast, secure and reliable, as well as scalable to approximately one hundred times the traffic our current customers generate. We intend to aggressively further capitalize on our existing network infrastructure to cost-effectively expand our customer base and deliver additional service to our customers.

Cross Sell Value-Added Services. We intend to capitalize on our existing customer base and future customers by aggressively cross selling our value-added services. We are committed to offering our customers reliable value-added network services necessary to address their Internet and network management requirements. We believe we are currently one of only a few companies remotely managing the customer's network from the Internet all the way to the desktop. Based on our existing network infrastructure and expertise, we are able to offer these services continuously, reliably and on a cost effective basis. Through acquisitions or development of relationships with providers of leading Internet and other network technologies, we intend to enhance and increase the services we offer to include other value-added services, such as enhanced network security solutions, that address our customers' rapidly evolving critical networking needs such as electronic commerce.

Provide Bundled, Comprehensive Networking Solutions. The fragmentation among Internet and other network service providers has resulted in users often faced with an overwhelming array of providers and services from which to choose. For example, it is typical for a user to purchase local loop connectivity from a regional Bell operating company or a competitive local exchange carrier, to purchase Internet or other wide area network connectivity from a separate Internet or other network service provider, and to purchase network services, like remote management, systems integration and network security, from one or more other companies. We believe the Internet and network service provider model is evolving towards providers who are capable of providing comprehensive solutions by bundling several or all of these functions efficiently, reliably and on a cost effective basis. By combining our network infrastructure with our existing and planned array of value-added networking services, we believe we are well positioned to become one of the premier providers of comprehensive, bundled networking solutions to small and medium-sized businesses. Additionally, we believe that by offering bundled services, we can reduce customer loss, increase network usage by existing customers, cross sell additional services to existing customers and differentiate ourselves from our competitors.


Expand Customer Base and Sales Efforts. We intend to expand our customer base by significantly increasing our direct and indirect sales forces as well as our marketing efforts. Our direct sales force consisted of 17 persons in four sales offices located in San Francisco, Sacramento, Anaheim and San Diego as of June 11, 1999. Our sales force is supported in their efforts by sales engineers and, in many instances, our senior management. We intend to increase the number of our sales offices and to significantly expand the size of our direct sales force with the goal of having an effective selling presence in all major domestic metropolitan and regional markets. In addition, we are exploring other strategies to grow our direct sales force, including developing an inside sales center to generate additional sales. We also intend to establish and expand relationships with potential channel partners including hardware vendors, value-added resellers, system integrators and Web hosting companies to leverage their sales organizations and existing customer bases. By combining an expanding direct sales force with the sales and marketing power of targeted channel partners, we believe we will be able to effectively market and sell our comprehensive networking solutions to a large potential customer base throughout the United States.


Drive Revenue Growth by Increasing Hosting Services. Our physical presence at key network access points provides attractive opportunities for many customers to lease a portion of our space and purchase our colocation services. Our hosting services permit our customers to install their equipment in close physical proximity to major Internet access points. These connections at the "edge" of the Internet are among the
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most reliable connections available. Our presence in these locations, as well as the hardware we have installed there, are designed to satisfy the electronic commerce and other requirements of the most demanding Internet service providers, content providers, businesses and government agencies. We intend to aggressively market our existing hosting services to service these applications that are integral to business.

Accelerate Growth Through Targeted Acquisitions. The goal of our acquisition strategy is to accelerate market penetration, build upon our core competencies and expand our technical staff and sales force. We evaluate acquisition candidates based on their fit with our overall business plan. When a candidate is acquired, we will integrate our existing Internet and network connectivity and value-added services with the service offerings of the acquired company and use the acquired sales force and customer base to expand market opportunities. The types of acquisitions we target include business Internet service providers and companies with leading edge network connectivity and services technologies that expand or enhance our existing services. Other types of targeted acquisitions include local or regional business Internet service providers in markets where we have established points of presence and would benefit from the acquired company's local sales force and installed customer base through the potential increase in our network utilization. Our recent acquisition of Integral Networking Corporation, a systems integrator and developer of advanced remote management services, is an example of the implementation of this strategy.

SERVICES

We currently offer customized, comprehensive Internet and private network solutions as well as network connectivity and value-added network services to our customers. The diversity of services we offer permits each customer to purchase individual services or a bundle of services that provide the most efficient, reliable and cost effective solution to that customer's particular needs.

  Network Connectivity Services

We are a national provider of connectivity services, including a variety of dedicated and dial-up access and customized wide area networking solutions in both stand-alone and bundled packages, which provide high-speed continuous access to the Internet and other networks for our customers. We also provide turnkey configuration solutions encompassing such services as domain name registration, leased-line ordering and installation assistance, Internet Protocol address assignment, router configuration, installation and management, and technical consultation services. All of our connectivity customers receive 24 hour-a-day, seven day-a-week technical support.

Dedicated Access. We offer a broad line of high speed dedicated connectivity services providing business customers with direct access to a full range of Internet applications. Our dedicated access service provides companies with robust, full-time, dedicated Internet connectivity in a range of access speeds, including fractional T1 (from 64 kilobits per second up to 1.536 megabits per second), T1 (1.536 megabits per second), T3 (45 megabits per second) and OC3 (155 megabits per second). We recently began offering digital subscriber line services but have generated no revenues from these services. Our dedicated Internet access is designed to help ensure bandwidth availability for priority business applications. We believe that the traffic-management advantages of the data switching technology deployed in our network provide our customers with fully integrated Internet access and improved performance.

Customized Wide Area Networking Solutions. We are dedicated to providing effective, privately managed wide area networking services. Our customized wide area networking services combine the high performance of private lines with the redundancy and bandwidth efficiency of a switched service. These wide area networking services utilize the superior line management features and cost effectiveness of data switching technology to provide a high performance and secure wide area network that is scalable to our customers' growing network demands.

The versatility of data switching technology allows our customers to easily manage connectivity to multiple sites at a wide range of connection speeds. With our customized wide area networking services, our engineers can help a customer design a network to match the specific needs of the customer. Locations

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can be partially or fully-meshed, offering route redundancy where necessary, and allowing the customer to provision only the bandwidth they need.


By linking a wide area network with our national backbone network, our customers can optimize the bandwidth of their businesses and minimize expenses. We also offer service level guarantees and extensive 24 hour-a-day, seven day-a-week customer support with all of our integrated solution products.


Dial-Up Access. Our dial-up services offer a cost effective, entry-level Internet solution that provides access to our advanced network backbone via ordinary telephone lines at speeds of up to 56 kilobits per second using V.90 protocol.

Transit Service. Our transit service is designed for other, non-Tier 1 Internet service providers whose networks are insufficient to transmit their customers' data to the peering points of other networks. Our transfer service provides the necessary link for these Internet service providers to transmit and receive data to other networks on the Internet. This service can usually be installed in a short time frame and gives our customers the flexibility they need to expand their operations.

  Value-Added Services

We believe that businesses will continue to increase their use of the Internet and private networks to remain competitive and will increasingly rely upon an expanding range of value-added services to enhance productivity, reduce costs and improve service reliability. We offer value-added services consisting of remote management and systems integration services. As part of our strategic plan, we also intend to offer network security services. In addition, to capitalize on our technologically advanced, high-capacity network infrastructure, we intend to continue developing new value-added services that facilitate customer use of the Internet and other networks, including bandwidth-intensive multimedia services such as video conferencing.

Remote Management Services. Traditional network management solutions outsourced by businesses to network service providers require network problems to be diagnosed and resolved at the customer's site, which often results in a lengthy response time. Through our alarm notification capability, our monitoring service immediately alerts us to our customers' network problems and details the reason for the problem. We can manage our customers' internal networks and solving common problems encountered by our customers through an off-site connection and proprietary process which permits us to attach in real-time to our customers' desktop computers and servers and evaluate and solve the problem as if located on-site at our customers' premises. For these reasons, our remote management services help to significantly reduce the necessary time and expense to diagnose and resolve network and application-oriented problems. We structure our remote management solution to be scalable to our customers' growing needs.

Systems and Network Integration. We provide integration services such as local and wide area network configurations, Web and database server integration and application-specific software solutions. We configure equipment by loading customer programs, connecting equipment to the network and servicing hardware and software. Our staff of engineers works closely with our customers to design, assemble, configure and install a network architecture meeting our customers' requirements.

Firewall Solutions. The sensitive nature of business Internet traffic demands protection from unauthorized access. Our firewall solutions provide users with secure access to the Internet as well as create an electronic barrier between a customer's internal network and the public Internet. Our firewalls can also restrict access between departments as well as track communications to ensure that these communications follow a customer's established security procedures. We work with a variety of vendors to provide customized firewall solutions for each of our customers with specialized security needs.

  Hosting Services

Our existing network infrastructure, with its physical presence of network equipment at major domestic network access points connecting all of the interexchange points sanctioned by the National Science Foundation, provides an easy and cost-effective solution for businesses to directly connect their equipment
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through CRL to the Internet and other networks through our existing nationwide backbone. Our colocation facilities allow our customers to install their equipment as close to our network core as physically possible and are configured in a manner to satisfy their networking and Internet operations that are integral to business. Our infrastructure supports the Internet hardware and software vendor platforms of most leading vendors, including Intel Corporation, Microsoft Corporation and Sun Microsystems, Inc. The flexibility and scalability of our network infrastructure permits our customers to purchase additional space and power as needed, and to install and maintain their own hardware and software. Our primary colocation facilities have uninterruptible AC or DC power supply and back up equipment, fire suppression equipment, HVAC (heating, ventilation and air conditioning), separate cooling zones, seismically-braced racks and high levels of physical security, including card key access and video surveillance.

Customers can select from a variety of options including shared rack facilities, highly secure cabinets and enclosed cage facilities based upon their business and technical requirements. Because many applications are dynamic and require immediate hardware and software upgrades to maintain or achieve targeted service levels, our colocation customers are offered 24 hour-a-day, seven day-a-week physical and remote access to our facilities. We offer five options to satisfy our customers' needs:

  - Switched Ethernet Service, which is a 10 megabit per second service connection onto our backbone router shared by other customers

  - Dedicated Ethernet Service, which is a 10 megabit per second service connection directly onto our backbone router not shared with any other customers

  - Switched Fast Ethernet Service, which is a switched ethernet service with a 100 megabit per second Internet connection

  - Dedicated Fast Ethernet Service, which is a dedicated ethernet service with a 100 megabit per second Internet connection

  - Gigabit Fast Ethernet Service, which is a switched ethernet service with a 1,000 megabit per second Internet connection

The majority of our revenues from hosting services during 1998 and the first quarter of 1999 was generated by our Dedicated Fast Ethernet Service. While the Switched Ethernet Service is currently used by the greatest number of our hosting service customers, our customers are able to choose the speed that best suits their diverse needs which is generally based on our customers' projections of the quantity of data to be delivered from their respective Web sites.

CUSTOMERS

We have established a diverse customer base including Internet service and content providers, businesses, government agencies and educational institutions to whom we offer a wide range of services including Internet and network connectivity, value-added and hosting services. In addition, we provide dial-up Internet access services to consumers. No customer accounted for more than 2.6% of our revenues in either 1997 or 1998. The revenues derived from our top 10 customers accounted for 16% of our total revenues in 1998. The following is a representative list of customers as of May 31, 1999 including the

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customers from each area of business from which CRL generated the largest amount of revenue in 1998 or that were among the top 20 customers on the basis of revenues to CRL during the first quarter of 1999:

    ------------------------------------------------------------------------------------------
    INTERNET SERVICE       INTERNET CONTENT       BUSINESSES ENGAGED     GOVERNMENTAL AGENCIES
    PROVIDERS              PROVIDERS              IN ELECTRONIC          AND EDUCATIONAL
    ---------------------  ---------------------  COMMERCE               INSTITUTIONS
                                                  ---------------------  ---------------------
     CTSNET                AdForce, Inc.          Citizen One Software   City of Vallejo
                           (Imgis.com)                                   Police
     GST Call America                             Intersat               Department
                           Digiweb Inc.           Interprovincial
     Harvard Net/Comstor                          Satellite Services     Pacific Union College
                           Information Access     Limited
     Interaccess Co.       Technologies, Inc.                            Tustin Unified School
                                                  Red Storm              District
     Internet America,     Pathlink Technology    Entertainment, Inc.
     Inc.                  Corporation                                   U.S. Department of
                                                  Ulead Systems, Inc.    Commerce
     Lightspeed Software   Walnut Creek
                           CDROM,                 Wilshire Associates    U.S. Federal Reserve
                           Incorporated           Incorporated           Board
    ------------------------------------------------------------------------------------------

We aggressively pursue small and medium-sized business customers and seek to provide them with connectivity and customized, cost-effective network management solutions. The following are representative examples of the needs of our customers and the core solutions we currently provide to our customers.

WALNUT CREEK CDROM, INCORPORATED: Walnut Creek CDROM, Incorporated is an Internet-based freeware site using file transfer protocol, a tool used to download files from the Internet and is our customer with the highest volume of data. Typical of the demands of our customers who are high bandwidth content users, Walnut Creek CDROM needed a reliable, Tier 1 provider to support its traffic flows, which can often reach 98 megabits per second for a sustained period of time. Walnut Creek CDROM uses our 100 megabits per second dedicated fast ethernet service to connect directly to our core backbone at our San Francisco network operations center. This high speed, direct Internet solution meets our customer's bandwidth requirements and increases network reliability by reducing the number of router hops to the Internet. We provide the 24 hour-a-day, seven day-a-week network management required to deliver Walnut Creek CDROM's round-the-clock Internet applications.

J. LINNEMAN & CO.: J. Linneman & Co., a reinsurance agency associated with Lloyd's of London, like many of our customers using our wide area network services, required a reliable, private data switched network to handle sensitive and mission-critical information. Without a managed network to facilitate internal company communication, company officials were concerned that underwriters could potentially over-insure national clients. Using our wide area networking services, we developed and deployed a customized data network between
J. Linneman's headquarters in San Francisco and regional offices in Atlanta, Chicago and Hartford. An Internet connection was also secured for each location. In order to meet J. Linneman's demand for scalability and cost control, we provide varying bandwidth to each city, with the option for an increase at any time.

RIVER CITY PETROLEUM: River City Petroleum, Inc. is a fleet fueling and wholesale fuels provider and is one of our largest remote management services customers. River City Petroleum had built a local area network but had little expertise to install new network elements, nor, like many of our value-added service customers, did they want to oversee the day-to-day management and administration activities a network requires. Using our proprietary remote management services, we developed and deployed a customized solution for River City Petroleum that reduces costly systems administrator fees and protects the firm's mission-critical data by handing off the day-to-day management to us. River City Petroleum can now focus on continuing its acquisition-oriented growth, not its local area network.

These customers and the services which we provide them reflect our focus on small and medium-sized businesses.

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

Our success substantially depends on the continued growth of our customer base and retention of our customers. Our ability to attract new customers will depend on a variety of factors, including the willingness of businesses to outsource their mission-critical networking and Internet operations, the reliability and cost effectiveness of our services and our ability to effectively market such services. Substantially all of our customer contracts have terms ranging from one to three years.

A failure on our part to develop these relationships could materially and adversely impact our ability to generate increased revenues, which would negatively affect our financial results. We also intend to significantly increase our sales and marketing expenditures, which may not necessarily result in increased sales of our services. For a detailed discussion of the risks, see "Risk Factors -- We are subject to the risks from our lengthy sales cycle."

OUR NETWORK

Our network enables us to provide our current service offerings and is the platform from which we intend to expand our service offerings. Our network is comprised of several elements, including routers, switches, facilities and clear channel fiber-optic capacity, which together provide a fast, secure, high quality network capable of reducing the risk of outages resulting from hardware or software faults. In addition, we have both public and private peering agreements allowing us to connect directly with all major Internet service providers. The following map illustrates our network and peering relationships:

[Graphics depict a map of United States Entitled "Networks Built for Business" with CRL logo, reflecting CRL's network connecting cities nationwide, including symbols designating CRL's Regional Hubs, CRL Points of Presence or Service Areas, Internet Protocol Backbone and Switched Backbone]

                                      LOGO

  Network Equipment

Our network consists of 24 Cascade data switches and 54 Cisco routers located throughout our points of presence. Routers are typically used as "Layer 3" networking devices, which must disassemble each packet of data they receive, make a policy-based routing destination decision according to Internet Protocol-based routing tables, and then reassemble the packet and send it to the destination determined by the routing protocol then in effect. These routing protocol tables must be frequently updated by the router to reflect changes in the tables arising from numerous events, including changes in peering relationships.

Switches are typically "Layer 2" networking devices, which means they make connections a layer below the Internet. Switches determine routing destinations based on the Layer 2 addresses attached to each packet without disassembling the data packets. By operating one layer below the Internet without the need to disassemble packets, switches can significantly reduce delay and data degradation, as well as increase security. As a result of the complexity and multitude of networks that transport information over the Internet, switches are often an essential component to deliver information in the fastest and most reliable manner.

We have invested significant capital in switches, which are more expensive than routers. Switches, when properly configured with routers, enhance the speed and reliability of networks by:

  - minimizing the number of connections, or hops, a data packet must take, which minimizes the time required to deliver the packet

  - reducing the number of times a packet must be disassembled by routers, which reduces the opportunities for router errors

  - decreasing the instances where packets must travel over public networks, which decreases the likelihood of delay and data degradation

Our national network of switches and routers permits us to customize our network connectivity by creating an efficient "virtual circuit" for each customer, a logical connection between the physical devices transmitting, directing and receiving the data packets.

Switches have other advantages over routers as well. If a network outage occurs, our Cascade switches can re-route data between our routers so that our network does not experience an interruption of service during the outage. This process allows our routers to forward more packets without making complex routing decisions. Our Cascade switches are multi-protocol capable, allowing us to operate Internet Protocol and other protocols as required.

  Network Facilities

We have constructed a national backbone network with points of presence in 30 cities including 16 of the largest 20 cities in the United States. We control our points of presence, including our network operations center in San Francisco, under leases with terms ranging from month-to-month to six years, that allow us to control the quality and security of the operations. We can upgrade our points of presence as desired and are able to significantly reduce the length of time of network interruptions because we control our facilities. We have points of presence in major population centers around the United States, including San Francisco, Los Angeles, San Diego, Phoenix, Denver, Dallas, Vienna (Virginia) and Chicago, which represent the locations of the largest volume of our data traffic. We also have points of presence in 22 other cities throughout the United States.

Many of our points of presence are located in, or in close physical proximity to, "carrier hotels." Carrier hotels are facilities where major interexchange carriers and Internet service providers have physical points of presence. Our actual location in, or in close proximity to, the same building in which the switches and routers of these carriers and providers are located offers us the ability to quickly and easily interconnect our equipment to theirs by our simply installing a "pipe" connection between our equipment and theirs. Without this close physical proximity, the services and expense of a third party, like an incumbent local exchange carrier or competitive access provider, would be necessary to connect us to the interexchange
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

carrier or other provider. Our leases in these carrier hotels have expiration terms ranging from December 2000 to 2003. Based upon our discussions with these carrier hotels or from our customers who have recently tried to rent space at these carrier hotels, we believe that at least half of the carrier hotels have limited availability for new lessees due to a lack of physical space, lack of infrastructure required for additional lessees or the carrier hotels' desire not to admit additional lessees because of the nature of such lessees' equipment and its requirements for the leased space. Because of this limitation, we have an advantage over many of our competitors who are unable to lease space in the facility or in close enough proximity to the facility and need the services of a third party to provide similar connectivity.

As we expand, we expect to increase our number of points of presence. Each point of presence is monitored through our network operations center on a 24 hour-a-day, seven day-a-week basis, which allows us to rapidly identify and resolve any service interruptions. All of our points of presence are connected directly to local operators including regional Bell operating companies and competitive local exchange carriers. Where practical, our local connections are made at the DS-3 level, which allows us to install up to 28 customers at a time on an expedited basis without the need for any wiring or physical changes within our points of presence.

We currently lease clear channel fiber-optic capacity on networks from companies such as Qwest Communications Corporation and IXC Communications, Inc. We have chosen short-term leases of fiber-optic capacity as opposed to acquiring indefeasible rights of use for fiber-optic capacity due to rapidly declining bandwidth costs. We believe that our choice has had a significant impact on our ability to maintain a relatively low cost structure network. Through our leased fiber-optic capacity, we are able to easily create customized data switched networks for ourselves or others. As we expand and seek additional leased fiber-optic capacity, we believe that capacity will be available. Several major fiber construction projects have commenced in the domestic United States, and frequently the developer of a fiber route will exchange access with other fiber carriers in a "route swap." Such "route swaps" bring a new vendor of fiber along a particular route to the marketplace, and ultimately serve to drive the price of fiber-optic capacity down.

Our network operations center located in San Francisco is operated on a 24 hour-a-day, seven day-a-week basis. This network operations center functions primarily to ensure that our backbone network is operational at an optimal level and has the ability to ingress and egress traffic. In addition, the center monitors the connections between the backbone network and the customer. If the customer's network fails, we notify the customer of their network failure and begin working immediately to correct the failure.

  Peering Relationships

We have both public and private peering relationships. A peering relationship permits the direct connection of two providers to exchange data without the necessity of paying a third party. We believe we were one of the first companies to provide commercial Internet access to both consumers and corporations. As the Internet and Internet interexchange points have evolved, we have been well positioned to become and have become a significant peering partner. We currently have public peering at the major interexchange points sanctioned by the National Science Foundation including the following locations where we experience the highest volume of data exchange:

  - MAE East in Vienna, Virginia

  - MAE West at Nasa Ames Research Center in Palo Alto, California

  - the Fix West Federal Interconnect Exchange at Nasa Ames Research Center in Palo Alto, California

  - the Sprint Network Access Point in Pensauken, New Jersey

  - the AADS Network Access Point in Chicago, Illinois

  - the Pacific Bell Network Access Point in San Francisco, California

  - the Pacbell Switched Multimegabit Data Service Cloud in Northern California

  - the Commercial Internet Exchange router in Santa Clara, California

As is typical industry practice, we have reciprocal peering relationships with other Internet service providers that offer significant traffic exchange. Our open network policy allows us to make cost-based peering decisions between public and private peering points to route traffic efficiently.

Subject to few exceptions, our peering relationships generally are not subject to any written agreements and could be terminated at any time. For those peering arrangements subject to contracts, there are no minimum or fixed charges for data exchange. Such agreements generally do impose minimum usage requirements at levels which CRL has in the past always exceeded. However, these contracts can be terminated by either party where the peering could have a detrimental impact on a party's network. Any network may refuse to peer with any other network. As the Internet has evolved, network service providers have determined whether they will recognize a second provider as a peer based on the impact on its customers of failing to do so. The first provider makes this determination by analyzing how many customers of the second provider rely on it as their sole source of connectivity to the Internet. If the second provider has customers who look to that provider as their sole source, and the first and second providers refuse to peer with one another, the portions of each provider's customer base that are sole source will be unable to connect with each other over the Internet. Another basis upon which a network may refuse to peer with another is to avoid peering with a network run by inexperienced technicians which can result in data being sent to the wrong location.

As a result of our early involvement in the Internet, we are a Tier 1 Internet service provider and have peering relationships with other Tier 1 Internet service providers.

SALES AND MARKETING


Our sales and marketing objective is to achieve broad market penetration and increase brand name recognition among small and medium-sized businesses, Internet service and content providers, government agencies and educational institutions on a national basis through the expansion of our sales organization and extensive marketing activities. As of June 11, 1999, we employed 24 persons in sales and marketing. We have developed a multi-tiered sales strategy to sell and market to our target markets through direct sales, Internet alliances, channel relationships and customer referrals.


Direct Sales. Our direct sales force currently consists of highly trained individuals located in San Francisco, California and three other sales offices in the United States. Approximately 99% of our sales are currently generated by our direct sales force. Our sales force is supported in their sales efforts by a sales engineer and, in many instances, by senior management. We believe that the integration of our sales engineers with our sales account managers assists both the establishment of customer relationships as well as the migration of customers to increased use of our services through cross selling of our value-added services. We have developed programs to attract and retain high quality, motivated sales representatives with the necessary technical skills, consultative sales experience and knowledge of their local markets. These programs include technical and sales process training and instruction in consultative selling techniques. We have also developed sales compensation plans that provide significant incentives for exceeding performance targets. We are actively seeking to expand our direct sales force and sales engineering staff.

Our direct sales process consists of a multifaceted approach to lead generation and includes direct mail, advertising, Web-based marketing, networking and cold calling. We target small and medium-sized businesses nationwide with particular emphasis on those geographic areas where we have points of presence. Prospects are qualified through a needs-based consultative sales process and, depending upon the complexity of the client need, sales engineers and senior management are called upon to develop solutions.

Develop Channel Relationships. We are in the process of developing relationships with potential channel partners including hardware vendors, value-added resellers, system integrators and Web hosting companies to leverage their sales organizations. A channel partner is a CRL customer who acts as a reseller of our services. Compensation received by our channel partners may consist of a one-time payment based upon a percentage of the price of the services sold, a one-time payment and a residual percentage of CRL's monthly customer billings, or payment based upon the differential between the price at which the channel partner sold the services and CRL's price for such services. We began our channel partnerships in the first quarter of 1999 and had contracts with 26 partners at June 11, 1999. We believe that by relying upon the sales forces of these companies, we can attract customers in a cost-effective manner, as well as provide co-branded Internet and network management service offerings for our channel partners. We are actively engaged in hiring experienced channel managers to focus exclusively on developing these relationships.


By providing Internet and network management solutions, our partners can satisfy the demands of their customers, as well as create opportunities for new business. We will offer the expertise involved with a complex networking infrastructure that will allow our partners to focus on their own areas of expertise. This relationship will provide our partner with the tools needed to bundle Internet access with a variety of services provided by us or our partner, and gain the competitive edge needed to attract and maintain more customers, increase market share and grow.

Because we realize that most companies have specific operating requirements, we have designed a flexible program to accommodate specific needs. We will both provide the necessary network connectivity and serve as a technical resource for our partners. Engineers in our networking operating center monitor the network around the clock to ensure the highest quality Internet, remote management service and hosting services and technical support for our partner and its customers. Instead of spending time and money building a national network infrastructure, partners will be able to simply add Internet, remote management service and hosting services to their existing products by becoming part of our network. By bundling Internet, remote management service and hosting services with existing products, the partner will be able to offer a high quality network connection to the Internet with the ease of one bill and one point-of-contact for customers.

Marketing. Our marketing program is intended to build national and local strength and brand awareness. We use print advertising and direct mail in targeted markets and publications to enhance awareness and acquire leads for our direct sales force. We also use telemarketing programs, Web marketing and joint promotional efforts.

CUSTOMER SUPPORT


We offer a high level of customer service and quality assurance by understanding the technical requirements and business objectives of our customers and addressing their needs proactively on an individual basis. By working closely with our customers, we are able to enhance the performance of our customers' Internet and network operations, avoid downtime, rapidly resolve problems and make appropriate adjustments in services as customer needs change over time. We work with our customers over time to ensure that we are offering the appropriate types and quality of service. As of June 11, 1999, we had 14 employees dedicated to customer service and quality assurance.


Upon receipt of a signed sales contract, the salesperson prepares a sales order form and sends it to our provisioning department which, after initial review, forwards the sales order to our finance department for approval and set up on the billing system.

Within the provisioning department the sales order is logged into a tracking system that is reviewed by management on a weekly basis. The provisioning department arranges all internal and external activities to complete the installation of the sales order. As necessary, they arrange for purchase, delivery and setup of equipment, arrange for necessary circuits with various telecommunications vendors and complete necessary changes to our network through our engineering department.

Upon completion of all necessary installations, the customer is contacted for testing and acceptance. Customer information is entered into an operations database and our finance department is notified to begin billing.

Ongoing customer service is provided by our technical support group. Our network operations center operates and is available for technical support 24 hours-a-day, seven days-a-week, 365 days-a-year. They monitor customer circuits real-time on the same basis. As problems are identified or customer calls are received they are logged into a trouble ticket system and worked through to resolution. Inquiries can be accepted by voice or e-mail and are typically answered within a few minutes or hours of receipt. Resolution times vary depending upon the problem's severity and complexity. Resolution times that exceed a few hours are escalated to management.

Our enhanced customer support systems monitor and track support questions from our customers. These systems were developed to help the network engineers track problems efficiently and reliably. They provide an accurate history of each account enabling the engineers to quickly access support inquiries and provide us with valuable historical data about each account. Every time a support question is called in, a historical record, commonly referred to as a "trouble-ticket," is opened. Until the problem is resolved, the trouble-ticket remains open. When necessary, the trouble-ticket is escalated in order to reach the fastest possible resolution. The escalation chart is made available to our customers.

COMPETITION

Our competitors generally may be divided into four principal groups:

  - telecommunications carriers including regional Bell operating companies

  - Internet service providers

  - network and system integrators

  - online network service providers

Telecommunications Carriers. Many long distance companies including AT&T Corporation, Cable & Wireless P.L.C., Sprint Corporation, MCI WorldCom, Inc., Qwest Communications International Inc., Level 3 Communications Inc., IXC Communications, Inc. and Frontier Corporation offer Internet access services and network services. Recent reforms in federal regulation of the telecommunications industry have created greater opportunities for incumbent local exchange carriers such as PacBell Internet, and competitive local exchange carriers such as WinStar Communications, Inc., to enter the Internet connectivity market. We believe that there is a move toward horizontal integration by these kinds of carriers through acquisitions of, joint ventures with, or the wholesale purchase of connectivity from, Internet service providers in order to meet the Internet connectivity requirements of their business customers. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. In addition to their greater network coverage, market presence and financial, technical and personnel resources, many of these telecommunications carriers also have large existing commercial customer bases.

Internet Service Providers. Our competitors include Internet service providers with a national or global presence that focus on business customers, such as PSINet, Inc. and UUNET Technologies, Inc. We also compete with Internet service providers that cluster in major markets and regional Internet service providers that have facilities in key metropolitan areas, including Verio, Inc., and specialized Internet service providers such as Concentric Network Corporation, Exodus Communications, Inc., AboveNet Communications Inc. and AppliedTheory Corporation, as well as emerging Internet service providers. While we believe that our state-of-the-art network infrastructure, quality customer service and proactive support teams distinguish us from most Internet service providers, many of these competitors have greater financial, technical, and marketing resources, larger customer bases, greater name recognition and more established relationships in the industry.

Network and System Integrators. We compete with large information technology outsourcing firms such as the Big 5 accounting firms, EDS Corp., Perot Systems Corporation and similar firms. These firms tend to focus on large customers who outsource entire information technology functions or re-engineer their information technology infrastructure. We believe that we are distinguished from these competitors because we specialize in Internet Protocol-based integration for the businesses and government agencies focused on Internet and other network operations. We also compete with smaller network and systems integrators. However, we believe that our expertise with large and complex systems, our methodology and our ability to offer one-stop solutions for integration, data center services and network connectivity set us apart from this segment of the competition.

Online Network Service Providers. In providing consumer Internet access, we compete with online network service providers such as America Online, Compuserve, MSN (The Microsoft Network) and Prodigy Communication Corporation. The services offered by these companies often includes access to content specific to each company. While we believe that our consumer products are competitively priced and that our support and proactive network maintenance give us an advantage over our competitors, many of these competitors have greater financial, technical and marketing resources, larger customer bases, greater name recognition, wider customer reach and more established relationships in the industry.

We believe the primary competitive factors in our markets are:

  - a reliable and powerful network infrastructure

  - a broad range of services and technical expertise

  - quality of customer service

  - experienced and knowledgeable sales force and engineers

Many of our competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their services than we can. In addition, we believe competition in our markets will intensify as new competitors enter our markets which have no significant barriers to entry. In addition, some of our competitors may bundle other services and products, offer their services at more attractive prices, or offer other high speed data services using alternative delivery methods.

We do not currently compete internationally. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, we may be at a competitive disadvantage relative to our competitors.

For more information concerning the competition we face and the factors affecting our ability to compete, see "Risk Factors -- The markets for our services is characterized by many competing technologies, and the technologies on which our services are based may not compete effectively," "-- The markets in which we compete are highly competitive and we may not be able to compete effectively especially against companies with greater resources" and "-- We may have to reduce the cost of our services to remain competitive."

INTELLECTUAL PROPERTY RIGHTS

We believe our success depends more upon our technical expertise than our proprietary rights. We rely upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology and rights in our services. We have no patented technology that would preclude or inhibit competitors from entering our market. We have entered into confidentiality and invention assignment agreements with all of our Integral Networking Corporation employees and our technical personnel at CRL, and nondisclosure agreements with our suppliers, distributors and appropriate customers to control access to and disclosure of our proprietary information. Despite these precautions, a third party could potentially copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. We cannot assure you that such measures have been, or will be, adequate to protect our proprietary technology or deter third-party development of similar technologies. We also rely on technologies that we license from third parties such as network management software. We do not license any other technology that is not generally available. These third-party technology licenses may not always continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could affect us in a material adverse manner. To date, we have not been notified that we infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by us. We expect that participants in our markets will be increasingly subject to infringement claims as the number of technologies and competitors in our industry grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause service delays or

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

require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

GOVERNMENT REGULATION

Currently only a small body of laws and regulations directly apply to access to or commerce on the Internet. However, due to the Internet's increasing popularity and use, laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to such issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. The adoption of any future laws or regulations might decrease the Internet's growth, decrease demand for our services, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a material adverse effect on us. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. As our services are available over the Internet in multiple states, and as we facilitate sales by our customers to end users located in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws may not currently apply to our business, could have a material adverse effect on us.

The Telecommunications Act of 1996 imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet and on an entity knowingly permitting facilities under its control to be used for such activities. Sections of the Communications Decency Act of 1996 that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet, were held to be unconstitutional by the United States Supreme Court. Legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could have an adverse effect on us. Additionally, the Child Online Protection Act of 1998 prohibits and imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring, by means of the World Wide Web, material that is harmful to minors without restricting access to such material by persons under seventeen years of age. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us, our customers or other persons of potential liability for such materials carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of some of our product or service offerings. Further, the costs of defending against any such claims and potential adverse outcomes of such claims could have a material adverse effect on us. The Child Online Protection Act has been challenged by civil rights organizations in part on the grounds that it violates the First Amendment. A United States District Court has preliminary enjoined enforcement of the law until final resolution of the case. A similar statute was held unconstitutional by the United States Supreme Court in 1997.

The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through the facilities of their networks is continuing to evolve and remains unsettled. In the past, one federal district court in the northern district of California, where we conduct business, has ruled that Internet service providers could be found liable for copyright infringement as a result of information disseminated through their networks. We cannot assure you that similar claims will not be asserted in the future. Federal laws have been enacted, however, which provide Internet service providers with immunity from publisher or speaker liability for information that is disseminated through their networks when they are acting as mere conduits of information. A Federal

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

Court of Appeals has recently held that the Telecommunications Act creates immunity from liability on the part of Internet service providers for libel claims arising out of information disseminated over their services by third-party content providers. In addition, the Digital Millennium Copyright Act, enacted in 1998, creates a safe-harbor from copyright infringement liability for Internet service providers if:

  - the transmission was initiated by or at the direction of a person other than us

  - the transmission or routing is carried out through an automatic technical process without selection of the material by us

  - we do not elect the recipients of the material except as an automatic response to the request of another person

  - a copy of the material in the course of intermediate or transient storage is maintained on the system in a manner accessible to no one other than the recipients or for a period longer than is reasonably necessary for the transmission or routing to occur and

  - no modification of the transmission's content occurs through our system

We cannot assure you, however, that the Digital Millennium Copyright Act or any other legislation will protect us from copyright infringement liability. We maintain general liability insurance. However, any imposition of liability on us for alleged negligence, intentional torts such as infringement, or other liability could have a material adverse effect on us.

Both the provisioning of Internet access service and the provisioning of underlying telecommunications services are affected by federal, state and local regulation. The Federal Communications Commission exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications, including by competitive local exchange carriers. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, as a result of the passage of the Telecommunications Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies of the Telecommunications Act. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and non-discriminatory network access by incumbent local exchange carriers. Municipal authorities generally have some jurisdiction over access to rights of way, franchises, zoning and other matters of local concern.

Government agencies do not regulate Internet operations distinctly from their regulation of businesses generally. However, the Federal Communications Commission continues to review its regulatory position on the usage of the basic network and communications facilities by Internet and other network service providers. In an April 1998 report, the Federal Communications Commission determined that Internet service providers should not be treated as telecommunications carriers and should consequently not regulated. However, this report stated that it expected the regulatory status of Internet service providers in the future to continue to be uncertain. The report concluded that some services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings, and their non-regulated status may have to be re-examined.

Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from regional Bell operating companies or other telecommunications companies, could have an adverse effect on our business. Although the Federal Communications Commission has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented Internet service providers, such as us. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on us.

We have recently received approval to operate as a competitive local exchange carrier in California and intend to apply to receive similar status in other states. Where we have competitive local exchange carriers status, regional Bell operating companies are obligated to provide us with local connectivity loops at prices that are substantially below the prices paid by Internet and other network service providers that are not competitive local exchange carriers. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the Federal Communications Commission and/or other regulatory agencies, including those at the state and local levels. The Telecommunications Act has caused fundamental changes in the markets for local exchange services. In particular, the Telecommunications Act and the Federal Communications Commission rules issued pursuant to it mandate competition in local markets and require that incumbent local exchange carriers interconnect with competitive local exchange carriers. Under the provisions of the Telecommunications Act, the Federal Communications Commission and state public utility commissions share jurisdiction over the implementation of local competition, the Federal Communication Commission was required to promulgate general rules and the state commissions were required to arbitrate and approve individual agreements. However, the Federal Communication Commission interconnection rules implementing the Telecommunications Act were appealed and the U.S. Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as other portions of the FCC's interconnection rules, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC had general jurisdiction to implement local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent incumbent local exchange carriers from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements (which would permit a carrier seeking interconnection to "pick and choose" among the terms of service from other interconnection agreements between the incumbent local exchange carriers and other competitive local exchange carriers). This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. In its decision, however, the Supreme Court also vacated the FCC's rule that identifies the unbundled network elements that incumbent local exchange carriers must provide to competitive local exchange carriers. The Supreme Court found that the FCC had not adequately considered certain statutory criteria for requiring incumbent local exchange carriers to make those network elements available to competitive local exchange carriers and must reexamine the matter. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. The Eighth Circuit has not yet reinstated the FCC's rules that were affirmed by the Supreme Court, and several incumbent local exchange carriers have asked the Eighth Circuit not to reinstate those rules until further legal challenges have been resolved. We cannot predict the ultimate disposition of those matters. The possible impact of this decision, including the portion dealing with unbundled network elements, on existing interconnection agreements between incumbent local exchange carriers and competitive local exchange carriers or on agreements that may be negotiated in the future also cannot be determined at this time.

A critical issue for competitive local exchange carriers is the right to receive reciprocal compensation for the transport and termination of Internet traffic. We believe that, under the Telecommunications Act and current Federal Communications Commission rules, competitive local exchange carriers are entitled to receive reciprocal compensation from incumbent local exchange carriers. However, some incumbent local exchange carriers have disputed payment of reciprocal compensation for Internet traffic, arguing that Internet service provider traffic is not local traffic. Most states have required incumbent local exchange carriers to pay Internet service providers reciprocal compensation. However, federal regulators and some state regulators are currently considering the proper jurisdictional classification of local calls placed to an Internet service provider and whether Internet service provider calling triggers an obligation to pay reciprocal compensation. On October 30, 1998, the Federal Communications Commission determined that dedicated digital subscriber line service is an interstate service and properly tariffed at the interstate level. On February 25, 1999, the Federal Communications Commission ruled that calls to Internet service providers for Internet access were long distance, not local, calls. However, the ruling upheld existing reciprocal compensation agreements in some states, including California. Because of our reciprocal compensation agreement with Pacific Bell, we do not expect this ruling will have a material effect on our operating costs in the near future. If incumbent local exchange carriers charge fees for carrying Internet traffic and Internet access becomes more expensive in the longer term, this ruling may have an adverse effect on our potential future revenues as well as increase our costs.

As we become a competitor in local exchange markets, we will become subject to state requirements regarding provision of intrastate services. These requirements may include the filing of tariffs containing rates and conditions. As a new entrant without market power, we expect to face a relatively flexible regulatory environment. Nevertheless, it is possible that some states could impose a variety of requirements on our operations, such as the approval of the public utilities commission for the issuance of debt or equity or other transactions that would result in a lien on our property used to provide intrastate services.

EMPLOYEES


As of June 11, 1999, we had 60 employees, of which 24 were employed in sales and marketing, 8 were assigned to engineering and service development, 14 were employed in customer service and technical support, and 14 were in finance and administration. We believe that our future success will depend in part upon our continued ability to attract, hire and retain qualified personnel. The competition for such personnel is intense, and we may not be able to identify, attract and retain such personnel in the future. None of our employees is represented by a labor union and management believes that our employee relations are good.


FACILITIES

Our executive offices are located in San Francisco, California and consist of approximately 4,650 square feet that are leased pursuant to an agreement that expires in August 1999 with a three year renewal option. Additionally, we sublease additional offices in San Francisco, California of approximately 3,500 square feet pursuant to an agreement that expires in September 1999. We also have a network operating center in San Francisco of approximately 4,000 square feet under a lease expiring in 2005. Beginning in the third quarter 1999, we intend to commence relocating and consolidating our San Francisco operations. We intend to complete the relocation and consolidation in the fourth quarter of 1999. We are also currently in negotiations with the lessor of our San Francisco network operating center to lease additional space. We also intend to complete the expansion of our main operational center in Sacramento, California in the fourth quarter of 1999. This Sacramento facility consists of 4,000 square feet under a lease agreement that expires in 2001. In addition, we lease approximately 1,100 square feet in Vienna, Virginia (a major network access point often referred to as MAE East) under an agreement that expires in 2000 with a five year renewal option. We also lease approximately 1,400 square feet in the One Wilshire Building in Los Angeles under an agreement that expires in 2001. We lease facilities in 26 other cities throughout the United States for our sales offices and regional network operating centers.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our directors, director nominees, executive officers and key employees are as follows:


               NAME              AGE                         POSITIONS
               ----              ---                         ---------
    DIRECTORS AND EXECUTIVE
      OFFICERS:
    James G. Couch.............  34    President, Chief Executive Officer, Chairman of the
                                       Board and Secretary
    Robert B. Murphy, Jr.......  47    Executive Vice President and Chief Financial Officer
    John A. Blair..............  52    Vice President of Business Development
    Sam S. Traznik.............  34    Vice President of Direct Sales
    Steven T. Stenberg.........  38    Director and Member of the Audit and Compensation
                                         Committees
    Jack M. Fields, Jr.........  47    Director Nominee and Member of the Compensation
                                         Committee
    Stephen C. Mott............  49    Director Nominee
    Thor Geir Ramleth..........  40    Director Nominee and Member of the Audit Committee
    KEY EMPLOYEES:
    Robyn L. Raschke...........  34    Vice President of Finance
    Philip A. Burkhart.........  37    Vice President of Channel Sales
    Robert L. Ross.............  30    President, Integral Networking Corporation
    Tracy M. Corrington........  33    Director of Marketing
    David L. Greenman..........  31    Director of Systems Engineering
    Richard J. Quosig..........  45    National Sales Director


JAMES G. COUCH founded our company in 1983 and has been President, Chief Executive Officer and Chairman of the Board since incorporation in 1993. He began developing applications for advanced networking systems with CRL and worked closely with the National Science Foundation and Bellcore in the transition of the Internet to a commercial medium.

ROBERT B. MURPHY, JR. has served as our Executive Vice President and Chief Financial Officer since April 1999. Prior to joining us, Mr. Murphy was the Executive Vice President/Chief Financial Officer of Savvis Communications Corporation, a nationwide provider of access and Internet services, from 1997 to April 1999. From 1992 to 1996, Mr. Murphy was the Senior Vice President/Chief Financial Officer of Access America Telemanagement, a provider of telecommunications services to small and medium-sized businesses. Mr. Murphy also held positions as Vice President/Chief Financial Officer at United Telemanagement, Inc. from 1989 to 1992 and at Belmac Corporation from 1988 to 1989. Prior to this, Mr. Murphy had seven years of investment banking experience.

JOHN A. BLAIR has served as Vice President of Business Development since October 1998. Prior to joining us, Mr. Blair had been, since 1996, the President and a director of Executive Strategies, his own management consulting company that served the hi-tech and Internet service provider markets. From 1994 to 1996, Mr. Blair was the Vice President of Operations with DG Systems, a company engaged in digital distribution of advertising media. Mr. Blair also has more than 15 years experience with financial institutions including Citibank N.A., Ameritrust and Crocker Bank.


SAM S. TRAZNIK has served as our Vice President of Direct Sales since April 1999. Mr. Traznik has worked previously with GTE Internetworking as its Regional Vice President and General Manager, Pacific Northwest from 1997 to April 1999. From 1996 to 1997, Mr. Traznik was the President and General Manager of Advanced Technology Marketing, a provider of Internet consulting services. From 1995 to 1996, Mr. Traznik was the Director of VAR Channels and Sales, Southern California at Exodus

Communications, Inc., an Internet service provider. From 1989 to 1995, Mr. Traznik was the National Sales Manager at Qualstar Corporation, a provider of data communications and data storage products.


JACK M. FIELDS, JR. has agreed to serve as a director of our company upon completion of the offering. Since January 1997, Mr. Fields has been the Chief Executive Officer of Twenty-First Century Group, a government affairs company, and the Chief Executive Officer of Texana Global, a firm dealing with entrepreneurial projects in the telecommunications industry. From 1981 to 1996, Mr. Fields was a member of the United States Congress. During 1995 and 1996, Mr. Fields served as Chairman of the House Telecommunications and Finance Subcommittee, which authored the Telecommunications Act of 1996 and has jurisdiction and oversight over the Federal Communications Commission and the Securities and Exchange Commission. Mr. Fields is also a director of AIM Management, Administaff, Inc. and Telscape International, Inc.


STEVEN T. STENBERG has served as a director of our company since March 1999. Since 1992, Mr. Stenberg has been President and Chief Executive Officer of his own accounting firm, which currently has six employees, and is a certified public accountant.


STEPHEN C. MOTT has agreed to serve as director of our company upon completion of the offering. Since 1995, Mr. Mott has been the Chief Executive Officer of CSI Management, Inc., an internet consulting and investment firm. From October 1995 until February 1998, Mr. Mott was the Senior Vice President -- Electronic Commerce/New Ventures at Mastercard International Incorporated. From 1987 to 1995, Mr. Mott was the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Cognitive Systems, Inc., an artificial intelligence and database mining technology company, and was the Chief Executive Officer of Ingenia, Inc. when Ingenia purchased a portion of Cognitive Systems' business from September 1994 to October 1995.

THOR GEIR RAMLETH has agreed to serve as director of our company upon completion of the offering. Mr. Ramleth has been the Chief Executive Officer and a director of ZeroDotNet, Inc. since April 1999. Mr. Ramleth was the President and Chief Executive Officer of Genuity, Inc., an Internet service provider, from December 1995 to November 1998. Prior to that, Mr. Ramleth was the Manager of Commercial Systems at Bechtel Group, Inc. from February 1995 to December 1995, where he was responsible for consolidating all commercial systems activities. From February 1993 to February 1995, Mr. Ramleth was the Practice Director at Oracle Corporation. Since January 1998, Mr. Ramleth has served as a director at UWI.com.

ROBYN L. RASCHKE was appointed as our Vice President of Finance effective March 1, 1999. Prior to that, she served as Controller of our company since March 1997. She held the position of Assistant Controller at Greenbrier Capital Corporation from 1992 to 1997. She has also worked at Touche Ross & Co. as a senior auditor. Ms. Raschke has a masters degree in accounting from the University of Georgia and is a certified public accountant.

PHILIP A. BURKHART has served as Vice President of Channel Sales since December 1998. Prior to that, he served as our Vice President of Operations since May 1995. He was instrumental in the build-out of our national backbone network and developed the technical support/customer service and provisioning departments within our company. Between 1991 and 1994, Mr. Burkhart worked for KBLCOM/Time Warner where he managed its data, voice communications and video services and Internet network throughout South Texas.

ROBERT L. ROSS founded Integral Networking Corporation in 1989 and continues to serve as its President since our merger with Integral in December 1998. In 1996, Mr. Ross developed Integral's remote management services. Mr. Ross was instrumental in the completion of Integral's Network Operations Center, and, as President of Integral, continues to provide support and vision to the remote management service program. He has prior experience as a systems engineer at Microage Corp. and is a Certified Novell Engineer.

TRACY M. CORRINGTON has served as Director of Marketing since September 1998 and is responsible for marketing communications, marketing product development and media relations. Ms. Corrington worked previously with Teleport Communications Group, Inc. between 1994 and 1998, holding management positions in marketing, public relations and communications. Prior to that, she worked for seven years as a print investigative reporter with several media/newspaper companies.

DAVID L. GREENMAN has served as Director of Systems Engineering since December 1998. Mr. Greenman has prior systems management and consulting experience at Walnut Creek CDROM, Incorporated, where he has been the Systems Manager from 1995 to the present. He also was cofounder and principal architect in 1993 of The FreeBSD Project, an operating support system that is currently used by a variety of Fortune 500 businesses, and remains active in that project. Mr. Greenman has also held positions with Artisans Northwest Productions, Telecom Broadcasting, Inc., Clear View Satellite Systems and Reynolds Media Services.

RICHARD J. QUOSIG has served as National Sales Director since September 1998 and has 12 years of telecommunications sales experience. Prior to joining us, Mr. Quosig worked as General Manager of the flagship Silicon Valley office of Frontier Global Center from 1997 to September 1998. From March 1996 to February 1997, Mr. Quosig worked as a Strategic Account Manager with Teleport Communications Group, Inc. From January 1995 to January 1996, Mr. Quosig was a Regional Sales Manager with Winstar Wireless, where he managed the eastern portion of the United States. Prior to that, Mr. Quosig was a sales manager with Nynex Mobile Communications from January 1994 to January 1995. Mr. Quosig was also the national account manager at McCaw Communications (AT&T Wireless) from January 1992 to January 1994.

BOARD COMMITTEES

The Audit Committee has the responsibility of reviewing our audited financial statements and accounting practices, and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. Upon completion of the offering, the Audit Committee will be comprised of Messrs. Ramleth and Stenberg. The Compensation Committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the Board of Directors regarding such matters. Upon completion of the offering, the Compensation Committee will be comprised of Messrs. Fields and Stenberg.

DIRECTORS COMPENSATION

Each non-employee director receives an initial option grant for 30,000 shares upon becoming a director of CRL and a minimum annual option grant under our 1999 Stock Incentive Plan to purchase 5,000 shares. This amount may be increased for any particular non-employee directors or all non-employee directors at the discretion of the Board of Directors, but the maximum number of shares underlying any annual option granted to any non-employee director may not exceed 50,000 shares. The initial option grants and annual option grants generally vest over a period of three years. See "Management -- Stock Options." We also pay the expenses of our non-employee directors in attending Board meetings. No additional compensation is paid to any of our employee directors for serving on our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to this offering, our Board of Directors did not have a compensation committee and all compensation decisions were made by the full Board of Directors. In the year ended December 31, 1998, the full Board of Directors, which solely consisted of James G. Couch, determined the compensation of all executive officers, including Mr. Couch in his capacity as President and Chief Executive Officer. Upon completion of this offering, the Compensation Committee will make all compensation decisions. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

The table below summarizes the annual and long term compensation paid by us during the fiscal year ended December 31, 1998 to those persons who were, as of December 31, 1998, (i) our President and Chief Executive Officer and (ii) our other compensated executive officer whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                      ANNUAL COMPENSATION             ------------
                                              ------------------------------------     SECURITIES
                                                                        OTHER          UNDERLYING
         NAME AND PRINCIPAL POSITION           SALARY     BONUS    COMPENSATION(1)     OPTIONS(#)
         ---------------------------          --------    -----    ---------------    ------------
    James G. Couch........................    $329,527    $ --             --                --
      President, Chief
      Executive Officer and Director
    Philip Burkhart.......................    $115,972    $ --         $8,730                --
      Vice President of Channel Sales

-------------------------
(1) The figures shown in the last column designated "Other Compensation" represent our forgiveness of a portion of a loan made by CRL to Mr. Burkhart. Until December 1998, Mr. Burkhart served as the Vice President of Operations and was an executive officer of CRL.

No options were granted to the named executives in the last fiscal year.

AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The table below sets forth information regarding options exercised during the year ended December 31, 1998 by the executive officers identified in the Summary Compensation Table above, as well as the aggregate value of unexercised options held by those executive officers at December 31, 1998. We have no outstanding stock appreciation rights.

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                 OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END($)(1)
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
               NAME             EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----             -----------   --------   -----------   -------------   -----------   -------------
    James G. Couch............         --       --         38,421         153,685       $125,637       $502,550
    Philip Burkhart...........         --       --         38,421         153,685        125,637        502,550

-------------------------
(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of fair market value of common stock of $5.10 per share. Therefore, the value of options in the table is calculated based on the $5.10 per share value, less the applicable exercise price per share, multiplied by the number of shares underlying these options.

401(k) PLAN

We have an employee profit sharing plan that is intended to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under our 401(k) Plan, our officers and other employees may elect to defer up to 15% of their compensation, subject to limitations under the Internal Revenue Code. We may from time to time also make contributions on behalf of each officer or other employee, which contributions vest depending on the length of employment of each respective officer or employee. Amounts deferred are deposited by us in a trust account for distribution to employees upon retirement, attaining age 65, permanent disability, death, termination of employment or the occurrence of conditions constituting extraordinary hardship. We have not made matching contributions on behalf of our officers and other employees in the past.

STOCK OPTIONS

  1997 Equity Incentive Plan

On August 8, 1997, our Board of Directors adopted, and our stockholders approved, the CRL Network Services, Inc. 1997 Equity Incentive Plan. The 1997 Equity Incentive Plan provides for the grant of incentive and non-statutory options, restricted stock or stock bonuses to purchase up to an aggregate of the number of shares of common stock equal to 10% of the total number of shares of our authorized common stock. Incentive stock options can be granted only to our full-time employees, including officers and directors who are also employees, while non-statutory stock options, restricted stock and stock bonuses can be granted to our employees, officers and directors, consultants and advisors. Participants in the 1997 Equity Incentive Plan are selected by our Board of Directors, or by a committee of directors selected by the Board of Directors. The Board of Directors or the committee is empowered to determine the terms and conditions of each award granted under the 1997 Equity Incentive Plan, subject to limitations including that no option can have a term in excess of ten years, or five years if granted to an employee owning more than 10% of our outstanding common stock. In the event of:

  - a merger or consolidation in which we are not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary or a reincorporation in a different jurisdiction)

  - our dissolution or liquidation

  - a sale of all or substantially all of our assets

  - any other transaction that qualifies as a "corporate action" under Section 424(a) of the Internal Revenue Code the number of vested shares under all options granted pursuant to the 1997 Equity Incentive Plan will increase as if the holder had remained our employee for an additional one year from the date of such event. The Board of Directors may amend or modify the 1997 Equity Incentive Plan at any time subject to any required stockholder approval. The 1997 Equity Incentive Plan will terminate on the earliest of:


  - August 7, 2007

  - the date in which all shares available for issuance under the 1997 Equity Incentive Plan have been issued as fully-vested shares

  - the termination of all outstanding options in connection with a change of control in which the successor corporation does not assume the 1997 Equity Incentive Plan

As of March 31, 1999, options to purchase 1,006,320 shares, at a weighted average exercise price of $2.18, were outstanding under the 1997 Equity Incentive Plan. There have been no restricted stock awards or stock bonuses awarded. We do not intend to make any further option grants under this plan.

  1999 Stock Incentive Plan

On March 18, 1999, our Board of Directors adopted, and our stockholders approved, the CRL Network Services, Inc. 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan does not limit any award to any specified form or structure. The types and amount of awards will be determined at the discretion of the Board of Directors or committee of the Board of Directors empowered to administer the 1999 Stock Incentive Plan. As amended on May 18, 1999, the maximum number of shares of common stock that may be issued under the 1999 Stock Incentive Plan is 2,000,000 shares. If incentive stock options are issued, these options must comply with Section 422 of the Internal Revenue Code. Participants in the 1999 Stock Incentive Plan are selected by a committee of directors selected by the Board of Directors as a whole, each member of which must be a "non-employee director" as this term is defined under the Securities Exchange Act of 1934, as amended. This committee is also empowered to determine the terms and conditions of each option or other stock-based award granted under the 1999 Stock Incentive Plan, subject to the limitations regarding incentive stock options imposed by the Internal Revenue Code. The Board of

Directors may amend or modify the 1999 Stock Incentive Plan at any time subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate on March 17, 2009. There are currently no options or other awards outstanding under the 1999 Stock Incentive Plan.


EMPLOYMENT AGREEMENTS

We entered into an employment agreement with James G. Couch, our President and Chief Executive Officer, on March 15, 1999. Under the terms of this employment agreement, Mr. Couch will receive an annual base salary of $320,000, which may be increased at the discretion of the Board of Directors, and at the discretion of the Board of Directors, a bonus. The term of this employment agreement ends on February 28, 2002, and is automatically renewable for consecutive one-year periods unless advance notice is given by either party. We may terminate Mr. Couch or Mr. Couch may voluntarily resign at any time. If Mr. Couch is terminated by us without cause, he will be entitled to receive twelve months' salary, payable in equal monthly installments over the twelve month period following termination. We are not obligated to pay any specified amount if we terminate Mr. Couch for cause.

In connection with our merger with Integral Networking Corporation, we entered into an employment agreement and a non-competition agreement with Robert L. Ross, Integral's President, to continue to serve as President of Integral Networking Corporation, our wholly-owned subsidiary. The employment agreement's term expires December 21, 2000. Mr. Ross receives a salary of at least $56,500 and a bonus of up to $100,000 based upon targeted personal and company performance. We may terminate Mr. Ross at any time upon written notice. Mr. Ross may terminate his employment with us if we fail to cure any breach within 30 days following written notice from him to us describing the breach. In the event that we terminate Mr. Ross's employment without cause before the end of its term, we are obligated to pay Mr. Ross his then current salary until the end of the term or for three months, whichever is less.

For more information regarding our arrangements with our key employees, See "Risk Factors -- Our success will depend on the continued performance of our key personnel."

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our Certificate of Incorporation and Bylaws require us to indemnify our officers, directors, employees and other agents to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for any breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or any transaction from which the director derived an improper personal benefit. Our Bylaws also permit us to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of such director's or officer's status or service as one of our directors or officers upon any undertaking by such director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to such indemnification. In addition, our Certificate of Incorporation expressly authorizes the use of indemnification agreements. We currently have no indemnification agreements with our officers, directors or employees.

CERTAIN TRANSACTIONS

We were party to an airplane leasing agreement with FBN Holding Corp., the sole stockholder of which is James G. Couch, our President and Chief Executive Officer. Under the terms of this agreement, we were able to lease aircraft from FBN on an hourly basis at FBN's then prevailing rate, which included, without additional charge, all fuel, insurance, repairs and maintenance. Changes in the FBN prevailing hourly rate required 30 days written prior notice to us. This agreement was terminated effective April 30, 1999. During 1998, we paid FBN an aggregate of approximately $144,000 for our use, at various times during the year, of an airplane owned by FBN. We believe the rates charged by FBN were equivalent to the rates we could obtain from unaffiliated third parties.

In August 1995, we made a loan in the amount of $106,000 with an interest rate of 7.5% to Mr. Couch. The promissory note delivered to us specified that the entire principal amount plus accrued interest was to be repaid by July 10, 2000. During 1998, the stockholder repaid the entire remaining amount outstanding under the promissory note.

We have employment agreements for specified terms with Messrs. Couch and Ross. See "Management -- Employment Agreements."

All future transactions among us, our directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 11, 1999, and as adjusted to reflect the sale of 5,000,000 shares by us and the sale of 850,000 shares by the selling stockholder, by (i) each of our directors and director nominees, (ii) each person or group known to us to be the beneficial owner of more than 5% of our outstanding common stock, (iii) our named executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 1998, (iv) the selling stockholder, and (v) all of our directors and executive officers as a group. Each of these persons has the sole voting and investment power with respect to the shares owned. Except as otherwise indicated, the address of each holder identified below is care of CRL Network Services, Inc., One Kearny Street, Suite 1450, San Francisco, California 94108.



                                               SHARES              NUMBER             SHARES
                                         BENEFICIALLY OWNED          OF         BENEFICIALLY OWNED
                                        PRIOR TO OFFERING(1)       SHARES      AFTER THE OFFERING(1)
                                        ---------------------      BEING       ---------------------
                   NAME                   NUMBER      PERCENT     OFFERED        NUMBER      PERCENT
                   ----                 ----------    -------    ----------    ----------    -------
    James G. Couch....................  18,039,533(2)  94.6%      850,000      17,189,533     71.4%
    Philip Burkhart(3)................      60,000(4)   0.3%           --          60,000      0.2%
    Steven T. Stenberg................          --       --            --              --       --
    Jack M. Fields, Jr. ..............          --       --            --              --       --
    Stephen C. Mott...................          --       --            --              --       --
    Thor Geir Ramleth.................          --       --            --              --       --
    All directors and executive
      officers as a group (5
      persons)........................  18,039,533(2)  94.6%      850,000      17,189,533     71.4%


-------------------------

(1) In calculating beneficial and percentage ownership, all shares of common stock that a named stockholder or specified group will have the right to acquire within 60 days of the date of this prospectus upon exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other stockholder. As of June 11, 1999, an aggregate of 19,038,832 shares of common stock were outstanding.


(2) Includes 38,421 shares issuable upon exercise of stock options held by Mr. Couch but does not include 153,685 shares issuable upon exercise of stock options that have been granted but are not exercisable within 60 days of the date of this prospectus.

(3) Until December 1998, Mr. Burkhart was an executive officer of CRL, serving as Vice President of Operations.

(4) Does not include 132,106 shares issuable upon exercise of stock options which have been granted but are not exercisable within 60 days of the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 70,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.01 par value. The description of our capital stock below and provisions of our charter documents is not complete and is qualified by our Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement that this prospectus is a part of.

COMMON STOCK


As of June 11, 1999, there were 19,038,832 shares of common stock outstanding that were held of record by five stockholders. Upon completion of this offering, there will be 24,038,832 shares of our common stock outstanding assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Holders of the common stock are entitled to one vote per share on each matter submitted to a vote of our stockholders. Cumulative voting for the election of directors is not authorized by our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may be applicable to the holders of any outstanding series of our preferred stock, each holder of common stock is entitled to receive dividends, if any, as may be declared by our Board of Directors out of funds legally available for the payment of dividends. We have not granted dividends in the past and have no current plans to do so in the future. See "Dividend Policy." Upon our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding series of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares to be sold by us in the offering will be, when issued and delivered, validly issued, fully-paid and non-assessable under the Delaware General Corporation Law.


PREFERRED STOCK


As of June 11, 1999, no shares of preferred stock were outstanding. Our Board of Directors is authorized, subject to any limitations of the Delaware General Corporation Law, but without further vote or action by our stockholders, to issue preferred stock in one or more series. The Board of Directors can establish the number of shares of each series, to fix the designations, powers, preferences and rights of the shares of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices and liquidation preferences. The Board of Directors can also establish any qualifications, limitations or restrictions of the preferred stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. While providing flexibility in connection with possible acquisitions and other corporate purposes, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company. We have no current plans to issue any shares of preferred stock.


CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS

  Stockholder Meetings

Our Bylaws provide that any action required to be taken or that may be taken at any meeting of our stockholders may only be taken at a meeting of stockholders and may not be taken by the written consent of the stockholders. Special meetings of stockholders may only be called by the Board of Directors, the Chairman of the Board or the President and only such business brought forth by or at the direction of the Board of Directors or the stockholders may be conducted. If a stockholder wishes to propose an item for consideration at any meeting, the stockholder must give written notice to us not less than 90 days before the meeting or, if later, the tenth day following the date of the first public announcement of the meeting, or such other date as is necessary to comply with applicable federal proxy solicitation rules and other regulations.

  Board of Directors

Our Bylaws provide that the number of directors may not be less than two nor more than seven until changed by an amendment duly adopted by the Board of Directors or stockholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within such range, by the Board of Directors. Currently, the number of directors is fixed at two. The Bylaws provide that the Board of Directors will be divided into three classes of directors, who will serve for staggered three-year terms. The Bylaws do not provide for cumulation of stockholder votes in the election of directors. According to the Bylaws, each director may be removed only for cause and only by the affirmative vote of at least 80% of the outstanding shares of common stock. The Bylaws provide that nominations for election of directors may be made by the Board of Directors or any stockholder entitled to vote in the election of directors. If a stockholder wishes to nominate a director, the stockholder must give written notice to us not less than 90 days before the meeting or, if later, the tenth day following the date of the first public announcement of the meeting.

  Amendment of Our Charter Documents

Our Certificate of Incorporation may not be amended without the approval the holders of a majority of our outstanding voting shares or the approval of at least a majority of our directors. Our Bylaws contain provisions requiring the affirmative vote of at least 80% of outstanding shares of common stock to amend, alter or repeal the provisions of the Bylaws relating to the calling of special meetings of stockholders, advance notice of stockholder business or nominees, removal of directors or stockholder action without a meeting.

These provisions of our charter documents may delay, defer or prevent a change in control without further action by our stockholders, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

  Effect of Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law which, subject to exceptions, prohibits a Delaware corporation from engaging in any "business combination" which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  - before such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  - on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors -- Anti-takeover provisions could negatively impact our stockholders."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C. Its address is 400 S. Hope Street, 4th Floor, Los Angeles, CA 90071 and its telephone number is (213) 553-9700.

LISTING

Application has been made to have our common stock approved for quotation on the Nasdaq National Market under symbol "CRLX."

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices.

Upon completion of this offering, there will be 24,038,832 shares of our common stock outstanding assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 5,850,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares held by our "affiliates" (as defined below). The remaining 18,188,832 shares held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities and any shares purchased in the offering by one of our "affiliates" may not be sold in the public market without registration under the Securities Act or in compliance with an applicable exemption from registration as provided in Rule 144 or 701 under the Securities Act, which rules are summarized below.

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated who has beneficially owned shares of our common stock for at least one year including the holding period of any prior owner other than any of our "affiliates," or who is one of our "affiliates," is entitled to sell within any three-month period a number of shares or, in the case of an "affiliate," a number of such restricted securities and shares purchased in the public market, that does not exceed the greater of:

  - 1% of the shares of our common stock then outstanding, equaling approximately 240,000 shares immediately after this offering, or

  - the average weekly trading volume of our common stock in the public market during the four calendar weeks immediately before such sale.

Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us.

Under Rule 144(k), a person who has not been one of our "affiliates" at any time during the 90 days before a sale, and who has beneficially owned shares proposed to be sold for at least two years, is entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice requirements.

Subject to a number of limitations on the aggregate offering price of a transaction and other conditions, Rule 701 of the Securities Act, as currently in effect, permits the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering in connection with a compensatory stock or option plan or written agreement, by persons who are not our "affiliates" subject only to the manner-of-sale provisions of Rule 144 and by our affiliates under Rule 144 without compliance with its minimum holding period requirement.

All of our officers, directors and stockholders have generally agreed that they will not, without the prior written consent of CIBC World Markets Corp., which consent may be withheld in its sole discretion, and subject to limited exceptions, directly or indirectly, sell, offer, contract or grant any option to sell, make any short sale, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of common stock, options or warrants to acquire common stock, or securities exchangeable or exercisable for or convertible into common stock currently owned either of record or beneficially by them or announce the intention to do any of the acts listed above, for a period beginning on the date of this prospectus and continuing to the date which is 180 days after the date of this prospectus. CIBC World Markets Corp. may, in its sole discretion and any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, we have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the consent of CIBC World Markets Corp., issue, offer, sell or grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for (i) the issuance of shares of common stock offered hereby and (ii) the grant of options to purchase shares of common stock under the 1999 Stock Incentive Plan and shares of common stock issued upon the exercise of outstanding options on or after the date of this prospectus. See "Underwriting."

There are no restrictions on resale with respect to any of our securities, other than restrictions imposed by lock-up agreements and applicable securities laws. As a result of the lock-up agreements described above and the provisions of Rule 144 and 701, the restricted shares will be available for sale in the public market immediately upon expiration of the 180 day lock-up period, subject to the volume limitations and other conditions of Rule 144. Sales of our common stock by these stockholders could have a material adverse effect on the trading price of our common stock.


We have granted options to purchase up to 1,006,320 shares of common stock under the 1997 Equity Incentive Plan of which, options to purchase 60,000 shares have been exercised as of June 11, 1999. Concurrently with the sale of the shares offered hereby, we intend to grant options to purchase an additional 350,000 shares of common stock pursuant to the 1999 Equity Incentive Plan. An additional 1,650,000 shares currently are reserved for issuance under the 1999 Stock Incentive Plan. No options are outstanding under the 1999 Stock Incentive Plan. Immediately after this offering, we intend to register the sale of the shares of common stock issued and issuable under the 1997 Equity Incentive Plan and 1999 Stock Incentive Plan under the Securities Act. See "Management -- Stock Options." Accordingly, as awards under the stock option plans vest, shares issued upon exercise of these stock options will be freely tradable and available for sale in the open market, immediately after the 180-day lock-up agreements expire, except such shares as may be acquired by one of our "affiliates."


On April 27, 1999, our principal stockholder, James Couch, sold 542,888 shares of CRL common stock to ZeroDotNet, Inc. at a price equal to $9.21 per share in a private transaction. Mr. Thor Geir Ramleth, who has agreed to serve as a director of CRL upon completion of this offering, is the Chief Executive Officer and a director of ZeroDotNet, Inc. In connection with this sale, CRL granted registration rights to the buyer, including the right to demand one registration for at least 50% of the purchased shares at any time during the period beginning 120 days after CRL's initial public offering through the second anniversary of CRL's initial public offering. The registration rights terminate if all the purchased shares could be sold in one transaction under Rule 144 without exceeding the volume limitations of that rule. In addition, if we propose to register any of our shares of common stock under the Securities Act, the buyer is entitled to notice of and may include the purchased shares in the registration. If the registration involves an underwriting, the underwriters may eliminate shares in the registration and underwriting, and the shares included in the registration must be allocated first to CRL, then to the buyer. CRL agreed to provide the registration rights described above in exchange for the buyer agreeing to enter into the lock-up agreement for a period of 180 days after the date of this prospectus. The buyer must obtain a waiver of the lock-up agreement to exercise the registration rights described above during the 180 day period of the lock-up.

                                  UNDERWRITING

CRL Network Services, Inc. and the selling stockholder have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Lehman Brothers Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
CIBC World Markets Corp. ...................................
Lehman Brothers Inc.........................................
DLJdirect Inc...............................................

                                                                 ---------
Total.......................................................     5,850,000
                                                                 =========


The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to CRL per share of common stock. The underwriting fee is currently expected to be no more than 7% of the total offering price to the public.


This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.

The representatives have advised CRL and the selling stockholder that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to selected securities dealers
at such price less a concession of $     per share. The underwriter may also
allow, and such dealers may reallow, a concession not in excess of $     per
share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times. An electronic prospectus is available on the website maintained by DLJdirect Inc.

CRL and the selling stockholder have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 877,500 additional shares from the selling stockholder or, at the selling stockholder's option, CRL, to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full from the selling
stockholder, the total price to public will be $       , the total proceeds to
CRL will be $       and the total proceeds to the selling stockholder will be
$       . If this option is exercised in full from CRL, the total proceeds to
CRL will be $       and the total proceeds to the selling stockholder will be
$       . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by CRL and the selling stockholder.

                                                                                TOTAL WITH FULL   TOTAL WITH FULL
                                                                                  EXERCISE OF       EXERCISE OF
                                                    TOTAL WITHOUT EXERCISE OF   OVER-ALLOTMENT    OVER-ALLOTMENT
                                        PER SHARE     OVER-ALLOTMENT OPTION        OPTION(1)         OPTION(2)
                                        ---------   -------------------------   ---------------   ---------------
    CRL Network Services, Inc.........
    Selling Stockholder...............
              Total...................

-------------------------
(1) Assumes the over-allotment shares are sold by the selling stockholder.

(2) Assumes the over-allotment shares are sold by CRL.


The expenses of the offering, exclusive of the underwriting discount, include the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee, the Nasdaq National Market listing fee, printing expenses, legal fees and expenses, accounting fees and expenses, road show expenses, Blue Sky fees and expenses, transfer agent and registrar fees and other miscellaneous fees. CRL estimates that the total expenses of the offering to be paid by CRL, excluding the underwriting discount, will be approximately $1,250,000. These fees and expenses are payable entirely by CRL. The selling stockholder will not bear any of the expenses of the offering other than the underwriting discount in connection with the sale of his shares of our common stock.



An electronic prospectus is available on the web site maintained by DLJdirect Inc., a selected dealer and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. The Underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.


CRL and the selling stockholder have agreed to indemnify the underwriters against some specified liabilities, including liabilities under the Securities Act of 1933.

CRL, its officers and directors and other stockholders have generally agreed to a 180-day "lock up" with respect to 18,128,832 shares of common stock and other CRL securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, for a period of 180 days following the date of this prospectus, CRL and such persons may not offer, sell, pledge or otherwise dispose of these CRL securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed CRL that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

There is no established trading market for the shares. The offering price for the shares has been determined by CRL and the representatives, based on the following factors:

  - negotiations among CRL and the representatives

  - prevailing market and economic conditions

  - the financial information of CRL

  - the history of, and the prospects for CRL

  - CRL and the industry in which it competes

  - an assessment of CRL management, its past and present operations, the prospects for, and timing of, future revenues of CRL

  - the present stage of CRL's development and the above factors in relation to market values and valuation measures of other companies engaged in activities similar to those of CRL's

The initial public offering price set forth on the cover page of this prospectus should not, however, be considered an indication of the actual value of the common stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules of the Securities and Exchange Commission:

  - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither CRL nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.


                                 LEGAL MATTERS


Certain legal matters with respect to the legality of the issuance of the shares of common stock offered hereby will be passed upon for us and the selling stockholder by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedule filed with the Registration Statement. For further information with respect to CRL Network Services, Inc. and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and as of March 31, 1999 (unaudited)......................  F-3
Consolidated Statements of Operations for the Years ended
  December 31, 1996, 1997 and 1998 and the Three Months
  Ended March 31, 1998 and 1999 (unaudited).................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years ended December 31, 1996, 1997
  and 1998 and March 31, 1999 (unaudited)...................  F-5
Consolidated Statements of Cash Flows for the Years ended
  December 31, 1996, 1997 and 1998 and the Three Months
  Ended March 31, 1998 and 1999 (unaudited).................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of CRL Network Services, Inc.:

We have audited the accompanying consolidated balance sheets of CRL Network Services, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CRL Network Services, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 18, 1999 (April 28, 1999 as to the last paragraph in Note 12)

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ---------------    MARCH 31,
                                                               1997     1998       1999
                                                              ------   ------   -----------
                                                                                (UNAUDITED)
                                                                                 (NOTE 1)
ASSETS
Current Assets:
  Cash and equivalents......................................  $1,115   $  840     $  354
  Accounts receivable, net of allowances for doubtful
     accounts of $162, $484 and $484, respectively..........   1,229    1,309      1,008
  Deferred tax assets.......................................     101       85         85
  Other.....................................................     161      131        645
                                                              ------   ------     ------
     Total current assets...................................   2,606    2,365      2,092
Property and equipment, net.................................   1,801    2,445      2,385
Other assets................................................      48       45         45
                                                              ------   ------     ------
          Total assets......................................  $4,455   $4,855      4,522
                                                              ======   ======     ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  637   $  892     $  814
  Deferred revenue..........................................     603      594        217
  Accrued liabilities.......................................     628      170        546
  Current portion of long-term obligations..................     166      270        280
  Other.....................................................      18        9          6
                                                              ------   ------     ------
     Total current liabilities..............................   2,052    1,935      1,863
Deferred tax liabilities....................................     246      313        313
Long-term obligations.......................................     402      847        822
                                                              ------   ------     ------
     Total liabilities......................................   2,700    3,095      2,998
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized; none issued and outstanding................
  Common stock, $0.0001 par value, 70,000,000 shares
     authorized; 18,978,832 shares issued and outstanding...       6        6          6
  Common stock options......................................              948      1,046
  Deferred stock compensation...............................             (792)      (739)
  Retained earnings.........................................   1,749    1,598      1,211
                                                              ------   ------     ------
     Total stockholders' equity.............................   1,755    1,760      1,524
                                                              ------   ------     ------
          Total liabilities and stockholders' equity........  $4,455   $4,855      4,522
                                                              ======   ======     ======

              See notes to the consolidated financial statements.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                                --------------------------    ----------------
                                                 1996      1997      1998      1998      1999
                                                ------    ------    ------    ------    ------
                                                                                (UNAUDITED)
                                                                                  (NOTE 1)
REVENUES:
  Colocation and internet connectivity........  $4,600    $8,873    $9,681    $2,452    $2,142
  Systems integration and hardware sales......   1,753     1,502     2,011       529       861
                                                ------    ------    ------    ------    ------
          Total revenues......................   6,353    10,375    11,692     2,981     3,003
                                                ------    ------    ------    ------    ------
COSTS AND EXPENSES:
  Cost of colocation and internet
     connectivity.............................   2,219     3,631     4,871     1,211     1,229
  Cost of system integration and services.....   1,127     1,009     1,295       288       569
  Selling and marketing.......................     345       522       371       158        41
  General and administrative..................   1,840     2,997     4,124       847     1,325
  Depreciation................................     512       745       909       190       210
  Stock-based compensation expense............                         156                 151
                                                ------    ------    ------    ------    ------
          Total costs and expenses............   6,043     8,904    11,726     2,694     3,525
                                                ------    ------    ------    ------    ------
OPERATING INCOME (LOSS).......................     310     1,471       (34)      287      (522)
Net interest income (expense).................       1         5       (30)       (1)      (22)
                                                ------    ------    ------    ------    ------
Net income (loss) before income taxes.........     311     1,476       (64)      286      (544)
Income tax provision (benefit)................     150       591        87        83      (157)
                                                ------    ------    ------    ------    ------
NET INCOME (LOSS).............................  $  161    $  885    $ (151)   $  203    $ (387)
                                                ======    ======    ======    ======    ======
Net income (loss) per common share --
  Basic and diluted...........................  $ 0.01    $ 0.05    $(0.01)   $ 0.01    $(0.02)
Weighted average common shares outstanding:
  Basic.......................................  18,979    18,979    18,979    18,979    18,979
  Diluted.....................................  18,979    19,142    18,979    19,283    18,979


              See notes to the consolidated financial statements.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        COMMON STOCK       COMMON      DEFERRED                    TOTAL
                                     -------------------    STOCK       STOCK       RETAINED   STOCKHOLDERS'
                                       SHARES     AMOUNT   OPTIONS   COMPENSATION   EARNINGS      EQUITY
                                     ----------   ------   -------   ------------   --------   -------------
Balance, January 1, 1996...........  18,978,832     $6     $            $            $  703       $  709
Net income.........................                                                     161          161
                                     ----------     --     ------       -----        ------       ------
Balance, December 31, 1996.........  18,978,832      6                                  864          870
Net income.........................                                                     885          885
                                     ----------     --     ------       -----        ------       ------
Balance, December 31, 1997.........  18,978,832      6                                1,749        1,755
Compensatory stock arrangements....                           948        (948)
Amortization of deferred stock
  compensation.....................                                       156                        156
Net loss...........................                                                    (151)        (151)
                                     ----------     --     ------       -----        ------       ------
Balance, December 31, 1998.........  18,978,832      6        948        (792)        1,598        1,760
Compensatory stock arrangements
  (unaudited)......................                            98         (98)
Amortization of deferred stock
  compensation (unaudited).........                                       151                        151
Net loss (unaudited)...............                                                    (387)        (387)
                                     ----------     --     ------       -----        ------       ------
Balance, March 31, 1999
  (unaudited)......................  18,978,832     $6     $1,046       $(739)       $1,211       $1,524
                                     ==========     ==     ======       =====        ======       ======

              See notes to the consolidated financial statements.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                                      -------------------------   ---------------
                                                      1996     1997      1998      1998     1999
                                                      -----   -------   -------   -------   -----
                                                                                    (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss).................................  $ 161   $   885   $  (151)  $   203   $(387)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation...................................    512       745       909       190     210
     Stock-based compensation expense...............                        156               151
     Loss on disposal of fixed assets...............               13                           3
     Deferred taxes.................................     52        50        89       (14)
     Changes in assets and liabilities:
       Accounts receivable, net.....................   (372)     (588)      (80)     (119)    301
       Other assets.................................      4       (64)        9        39    (514)
       Accounts payable and accrued expenses........    337       535      (209)     (344)    298
       Other liabilities............................    250       170       (18)       34    (380)
                                                      -----   -------   -------   -------   -----
          Net cash provided by (used in) operating
            activities..............................    944     1,746       705       (11)   (318)
                                                      -----   -------   -------   -------   -----
Cash Flows from Investing Activities:
  Additions to property and equipment...............   (988)   (1,336)   (1,553)     (275)   (159)
  Proceeds from sale of property and equipment......     17       143                           6
  Decrease in notes receivable from related parties,
     net............................................     66        11        24
                                                      -----   -------   -------   -------   -----
          Net cash used in investing activities.....   (905)   (1,182)   (1,529)     (275)   (153)
                                                      -----   -------   -------   -------   -----
Cash Flows from Financing Activities:
  Credit line borrowings............................              358       703       136      48
  Principal payments on borrowings..................    (14)      (42)     (154)      (36)    (63)
                                                      -----   -------   -------   -------   -----
          Net cash provided by (used in) financing
            activities..............................    (14)      316       549       100     (15)
                                                      -----   -------   -------   -------   -----
Net Increase (Decrease) in Cash and Equivalents.....     25       880      (275)     (186)   (486)
Cash and Equivalents at Beginning of Period.........    210       235     1,115     1,115     840
                                                      -----   -------   -------   -------   -----
Cash and Equivalents at End of Period...............  $ 235   $ 1,115   $   840   $   929   $ 354
                                                      =====   =======   =======   =======   =====
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest............................  $   7   $    23   $    70   $    13   $  22
  Cash paid for taxes...............................    165       166       577       351
Supplemental Disclosure of Noncash Financing
  Activities:
  Equipment acquired under capital lease............  $ 133   $   133

              See notes to the consolidated financial statements.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998, AND
                  THE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)
           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY -- CRL Network Services, Inc. and subsidiary ("CRL" or the "Company") was incorporated in the state of California in 1993. CRL is a Tier 1 Internet service provider focused on offering tailored Internet and network management solutions to small and medium-sized businesses across the United States through a national fiber-optic data network.

UNAUDITED INTERIM FINANCIAL INFORMATION -- The interim financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of CRL and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND EQUIVALENTS -- The Company considers all highly liquid monetary instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost and depreciated using the straight-line method over their useful lives. Equipment held under capital leases is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Estimated useful lives are as follows:

Machinery, equipment and purchased software.................  3 to 5
Furniture and fixtures......................................  5 to 7
Airplane....................................................    10

REVENUE RECOGNITION -- Revenues from colocation and internet connectivity include internet and secure private network connectivity, remote management services and hosting services. Revenues from these services are generally earned from fixed term contracts lasting from 12 to 36 months. Revenues are recognized on a pro rata basis when the services are performed. Deferred revenue represents amounts billed in advance of services not yet provided. Revenues from systems integration and hardware sales result from short term contracts and revenue is recognized when hardware is shipped and the installation and integration is complete.

ADVERTISING EXPENSES -- All costs related to marketing and advertising the Company's products are expensed in the periods incurred. Advertising expenses were $80, $27 and $60 for 1996, 1997 and 1998, respectively.

INCOME TAXES -- The Company accounts for income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Under this method, deferred tax liabilities and assets are determined based on the difference between the financial

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

STOCK-BASED COMPENSATION -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price.

CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's receivables are subject to geographic concentrations of credit risk. This risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and equivalents, accounts receivable and debt. At December 31, 1997 and 1998, the carrying amounts of these instruments approximates their fair values.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF -- The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

NET INCOME (LOSS) PER SHARE -- Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution that could occur if options to issue common stock were exercised.

STOCKHOLDERS' EQUITY -- In August 1997, the Company's Board of Directors authorized a 2,318 for 1 stock split. The stock split was effective and distributed to the sole stockholder of record on August 8, 1997. Additionally, in December 1998, the Company's Board of Directors authorized a 20 for 1 stock split. The stock split was effective and distributed to the sole stockholder of record on December 2, 1998. All share information in the financial statements has been restated to give retroactive recognition to the stock splits.

In December 1998, the Board also authorized an increase in the number of authorized shares of common stock to 200,000,000 (not giving effect to the reincorporation).

COMPREHENSIVE INCOME -- There are no differences between comprehensive income and net income as reported in the Company's statements of operations.

RECLASSIFICATIONS -- Certain prior years amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on stockholders' equity or net income (loss).

RECENTLY ISSUED ACCOUNTING STANDARDS -- In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) effective for the Company in fiscal 1999. The Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on the Company's financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when conditions specified in SFAS No. 133 are met. SFAS No. 133 is effective for the Company in fiscal 2000. The Company does not believe adoption of this statement will have a material impact on the Company's financial position or results of operations.

NOTE 2 -- MERGER

On December 21, 1998, the merger of Integral Networking Corporation ("Integral") was completed. Under the terms of the Integral merger, which was accounted for as a pooling-of-interests, 434,832 shares of CRL common stock were exchanged for all of the outstanding Integral common shares at an exchange ratio of 5.80 shares of CRL for each share of Integral.

The financial information for all prior periods presented has been restated to present the combined financial condition and results of operations for both companies as if the merger had been in effect for all periods presented.

The following table presents a reconciliation of net sales and net income (loss) previously reported by the company to those presented in the accompanying consolidated financial statements.

                                                  1996      1997       1998
                                                 ------    -------    -------
Net sales:
  CRL..........................................  $5,206    $ 9,340    $ 9,929
  Integral.....................................   1,147      1,035      1,763
                                                 ------    -------    -------
Combined.......................................  $6,353    $10,375    $11,692
                                                 ------    -------    -------
Net income (loss):
  CRL..........................................  $  237    $   891    $  (123)
  Integral.....................................     (76)        (6)       (28)
                                                 ------    -------    -------
Combined.......................................  $  161    $   885    $  (151)
                                                 ======    =======    =======

NOTE 3 -- ALLOWANCES FOR DOUBTFUL ACCOUNTS

Allowances for doubtful accounts are estimated and established based on historical experience and specific circumstances of each customer. Additions to the allowance are charged to general and administrative expenses. Accounts receivable are written off against the allowance for doubtful accounts when an account is deemed uncollectible. Recoveries on accounts receivable previously charged off as uncollectible are credited to the allowance for doubtful accounts. Changes in the allowance for doubtful accounts were as follows:

                                                             THREE MONTHS ENDED
                                    1996    1997     1998      MARCH 31, 1999
                                    ----    -----    ----    ------------------
                                                                (UNAUDITED)
Beginning balance.................  $  7    $  96    $162          $ 484
Additions.........................   112      624     508            126
Writeoffs.........................   (23)    (558)   (186)          (126)
                                    ----    -----    ----          -----
Balance, end of period............  $ 96    $ 162    $484            484
                                    ====    =====    ====          =====

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -- PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                              1997      1998
                                                             ------    ------
Machinery, equipment and purchased software................  $2,892    $4,208
Furniture and equipment held under capital lease...........     265       135
Furniture and fixtures.....................................     191       558
Airplane...................................................      40        40
                                                             ------    ------
          Total............................................   3,388     4,941
Less accumulated depreciation..............................  (1,587)   (2,496)
                                                             ------    ------
          Total............................................  $1,801    $2,445
                                                             ======    ======

On April 15, 1997, the Company sold an airplane with book value of $148 for $143.

The accumulated depreciation associated with furniture and equipment held under capital lease was $70 and $67 at December 31, 1997 and 1998, respectively.

Effective January 1, 1998, the Company changed the estimated service lives of its switches and routers from three to five years. The effect of this change in estimate increased 1998 operating income by $237, increased net income by $142 and increased diluted earnings per share by $0.01.

NOTE 5 -- LONG-TERM OBLIGATIONS

On September 2, 1997, the Company entered into a revolving line of credit agreement for $50 with a bank. As of December 31, 1998, the line had no available credit and a variable interest rate that is 2.5% above the prime rate (10.25% at December 31, 1998). All borrowings are to be repaid over a period of no more than five years.

On September 26, 1997, the Company entered into a line of credit agreement for $500 with a bank. As of December 31, 1998 the line has no available credit and has a variable interest rate that is 1.75% above the prime rate (9.5% at December 31, 1998). All borrowings are personally guaranteed by the Chief Executive Officer and are to be repaid over a period of no more than 8 years. On March 30, 1998, the Company entered into an equipment line of credit agreement for $692 with a bank. The equipment line is available for one year at an interest rate of prime plus 1.5% (9.25% at December 31, 1998). As of December 31, 1998 the line had $95 of available credit. All borrowings are personally guaranteed by the Chief Executive Officer and are to be repaid over a period of no more than eight years. At December 31, 1998, principal repayments under these credit agreement are required as follows:

1999........................................................  $  222
2000........................................................     223
2001........................................................     222
2002........................................................     257
2003........................................................     104
                                                              ------
          Total.............................................  $1,028
                                                              ======

In September 1998 the Company entered into two additional credit agreements with a bank. The first agreement makes $200 available for one year at an interest rate of prime plus 1.5% for general business purpose. The second agreement is an equipment line of credit for $650. The equipment line of credit is available for one year with a variable interest rate of prime plus 1.8%. As of December 31, 1998 the Company has had no borrowings under these agreements. All future borrowings are to be repaid over a period of no more than eight years.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 -- LONG-TERM OBLIGATIONS (CONTINUED)
Amounts borrowed under these agreements are secured by substantially all of the Company's assets.

NOTE 6 -- INCOME TAXES

Income taxes consist of the following at December 31:

                                                        1996    1997    1998
                                                        ----    ----    ----
Current:
  Federal.............................................  $ 72    $412    $ 21
  State...............................................    26     129     (23)
                                                        ----    ----    ----
          Total current...............................    98     541      (2)
                                                        ----    ----    ----
Deferred:
  Federal.............................................    42      49      41
  State...............................................    10       1      48
                                                        ----    ----    ----
          Total deferred..............................    52      50      89
                                                        ----    ----    ----
          Total provision.............................  $150    $591    $ 87
                                                        ====    ====    ====

The primary components of the deferred tax accounts as of December 31 are as follows:

                                                     1996     1997     1998
                                                     -----    -----    -----
Current deferred tax assets (liabilities):
  Allowance for bad debts and other................  $  27    $ 111    $ 120
  Deferred rent....................................    (48)                1
  Other............................................     46      (10)     (36)
                                                     -----    -----    -----
          Total current deferred tax assets........  $  25    $ 101    $  85
                                                     =====    =====    =====
Noncurrent deferred tax assets (liabilities):
  Deferred rent....................................  $   8    $   8    $   9
  Depreciation.....................................    (84)    (215)    (386)
  Federal net operating loss.......................                       89
  Cash to accrual adjustment.......................    (42)     (33)     (25)
  Other............................................              (6)
                                                     -----    -----    -----
          Total noncurrent deferred tax
            liabilities............................  $(118)   $(246)   $(313)
                                                     =====    =====    =====

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -- INCOME TAXES (CONTINUED)
The Company's effective tax rate differs from the federal statutory tax rate as follows:

                                                          1996    1997    1998
                                                          ----    ----    ----
Federal statutory tax rate..............................   34%     34%    (34)%
State taxes, net of federal benefit.....................    6       6      (6)
Tax effect of permanent items...........................                   72
50% disallowance of state tax net operating loss........                    7
Nondeductible compensation expense......................                   97
Disallowance of net operating losses....................   12
Other...................................................   (4)     (1)
                                                           --      --     ---
Effective tax rate......................................   48%     39%    136%
                                                           ==      ==     ===

No valuation allowance has been established for the deferred tax asset. Management believes that the Company will be able to realize the tax benefit of the deferred tax assets based on expected future taxable income and the future reversal of taxable temporary differences.

NOTE 7 -- STOCK OPTION AND OTHER EMPLOYEE BENEFIT PLANS

401(K) PLAN -- In September 1997, the Company implemented a 401(k) plan covering all employees who have met eligibility requirements specified in the 401(k) plan. Under the 401(k) plan, employees may elect to contribute up to 15% of their eligible compensation (to a maximum of $10) to the 401(k) plan, subject to limitations. The Company may make matching contributions at its discretion. As of December 31, 1997 and 1998, the Company had not made any contributions to the 401(k) plan.

STOCK BASED COMPENSATION PLAN -- In August 1997, the Board of Directors approved and the Company adopted the 1997 Equity Incentive Plan (the "Plan"). Under the Plan, the Company may grant options to purchase 1,812,107 shares of common stock to officers and employees. These options generally expire 10 years from the date of grant and vest over a period of five years.

Option activity under the plans is as follows:

                                                     NUMBER OF   WEIGHTED-AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Balance, January 1, 1997...........................         --        $  --
Granted............................................    647,547         1.83
Canceled...........................................    (66,667)        1.83
                                                     ---------        -----
Balance, December 31, 1997 (no shares vested)......    580,880         1.83
Granted............................................    468,773         2.40
Canceled...........................................    (96,666)        1.83
                                                     ---------        -----
Balance, December 31, 1998.........................    952,987        $2.11
Granted (unaudited)................................     53,333         3.41
                                                     ---------        -----
Balance, March 31, 1999 (unaudited)................  1,006,320        $2.18
                                                     =========        =====

At December 31, 1998, 96,843 shares were exercisable and 899,120 were available for grant under the 1997 stock option plan.

During the year ended December 31, 1998, deferred compensation of $948 was recorded for options granted of which $156 was amortized to compensation expense. The remaining deferred compensation will be amortized over the balance of the five-year vesting period of the stock options.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 -- STOCK OPTION AND OTHER EMPLOYEE BENEFIT PLANS (CONTINUED)
During the first quarter, CRL granted 43,333 stock options at a weighted average exercise price of $2.73. These grants were made under the 1997 Equity Incentive Plan. These options were granted below the fair market value of the stock on the grant date. These transactions resulted in total deferred compensation expense of $98. The compensation expense will be recorded over the five-year vesting period of the options.

The following table summarizes information about currently outstanding and vested stock options at December 31, 1998:

                                             OPTIONS OUTSTANDING                 OPTIONS VESTED
                                   ---------------------------------------   -----------------------
                                                     WEIGHTED
                                                      AVERAGE     WEIGHTED                  WEIGHTED
                                   OUTSTANDING AT    REMAINING    AVERAGE     VESTED AT     AVERAGE
                                    DECEMBER 31,    CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
         EXERCISE PRICE                 1998           LIFE        PRICE         1998        PRICE
         --------------            --------------   -----------   --------   ------------   --------
$1.83............................      484,213         8.69        $1.83        96,843       $1.83
 2.28............................      332,107         9.71         2.28
 2.73............................      136,667         9.98         2.73
                                     ---------                     -----       -------       -----
                                       952,987                     $2.11        96,843       $1.83
                                     =========                     =====       =======       =====

ADDITIONAL STOCK PLAN INFORMATION -- As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

The Company's calculations for employee grants were made using the minimum option pricing model with the following weighted average assumptions:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Dividend yield..............................................  None    None
Risk free interest rate.....................................   5.7%    4.4%
Expected term, in years.....................................   5.5       3

The weighted average minimum value per option as of the date of grant for options granted during 1997 and 1998 was $0.48 and $2.13, respectively.

If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, loss attributable to

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 -- STOCK OPTION AND OTHER EMPLOYEE BENEFIT PLANS (CONTINUED) common stockholders and basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                              1997      1998
                                                              -----    ------
Net income (loss) attributable to common stockholders:
  As reported...............................................  $ 885    $ (151)
  Pro forma.................................................    828      (192)
Diluted net income (loss) per share:
  As reported...............................................  $0.05    $(0.01)
  Pro forma.................................................   0.04     (0.01)

NOTE 8 -- NET INCOME (LOSS) PER SHARE

The following is a reconciliation of the denominators used in computing basic and diluted net income (loss) per share (in thousands):

                                                                              THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,         MARCH 31,
                                                --------------------------    ------------------
                                                 1996      1997      1998      1998       1999
                                                ------    ------    ------    -------    -------
Shares used in the computation of Basic EPS...  18,979    18,979    18,979    18,979     18,979
Effect of dilutive stock options..............               163                 304
                                                ------    ------    ------    ------     ------
Shares used in the computation of Diluted
  EPS.........................................  18,979    19,142    18,979    19,283     18,979
                                                ======    ======    ======    ======     ======

The Company had options to purchase 952,987 and 1,006,320 shares of common stock at December 31, 1998, and March 31, 1999, respectively outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive.

NOTE 9 -- RELATED PARTY TRANSACTIONS

In August 1995, the Company received a 7.5% promissory note for $106 from a stockholder for cash. The note specified that the entire principal plus accrued interest were to be paid by July 10, 2000. During 1998, the stockholder repaid the remaining amount outstanding.

In April 1996, the Company received an 8% promissory note for $25 from an employee. The note specified that payment of principal and interest is to be paid annually in the amount of $5 plus accrued interest until fully paid. At December 31, 1998, the remaining balance on this note was $15.

In 1997 CRL entered into an agreement with FBN Holding Co. ("FBN") to lease aircraft time. The sole owner of FBN is also the President and Chief Executive Officer of CRL. This agreement may be canceled at any time by either party with 30-day notice. The amount paid to FBN for travel services under the agreement amounted to $0, $104 and $144 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 10 -- GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

CRL operates in a single industry segment encompassing internet access and related managed data services and equipment sales. All of CRL's revenues in each year is received from customers based in the

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -- GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS (CONTINUED)
United States. Approximately $5,221, $8,181 and $8,950 of CRL's revenues were received from customers in the thirteen Western U.S. states and $5,010, $7,653 and $8,174 was received from customers in California for 1996, 1997 and 1998, respectively.

No single customer accounted for 10% or more of CRL's net sales in any year.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

LEASES -- CRL leases office and storage space under operating leases with terms ranging from month-to-month to six years at various times through 2005. Rent expense under all leases was $145, $224 and $377 for 1996, 1997 and 1998, respectively. Future minimum lease payments for capital lease obligations and net lease payments under noncancelable operating leases with remaining terms in excess of one year at December 31, 1998 are as follows:

                                                       CAPITAL LEASE    OPERATING
                                                        OBLIGATIONS      LEASES
                                                       -------------    ---------
Year ending December 31:
  1999...............................................       $49          $  453
  2000...............................................        38             326
  2001...............................................                       253
  2002...............................................                       205
  2003...............................................                       121
  Thereafter.........................................                       201
                                                            ---          ------
          Total minimum lease payments...............        87          $1,559
                                                                         ======
Less amount representing interest....................        (9)
                                                            ---
Capital lease obligations............................        78
Less current portion.................................       (49)
                                                            ---
Long-term portion....................................       $29
                                                            ===

TELECOMMUNICATIONS AND PEERING ARRANGEMENTS -- CRL enters into telecommunications agreements with telephone companies who provide local access for dial-up customers to CRL's Internet backbone. The terms of the service agreements vary from one to two years and provide CRL with preferred rates. If CRL prematurely cancels one of these service contracts, the service provider, at its discretion, can charge the difference between their regular rates and the preferred rate over the term of the service. Accordingly, the financial commitment under these agreements would be the cancellation fee. In the past, no service provider has exercised this option. Management believes that potential additional charges, if any, from early cancellation of vendor service contracts would not have a material effect on the financial statements.

CRL is party to numerous peering arrangements with other internet providers to allow for the exchange of internet traffic. CRL does not record any revenue or expense associated with these non-cash transactions as such transactions do not represent the culmination of the earnings process and the fair value of such transactions are not reasonably determinable. There is no financial commitment under these peering arrangements.

Subject to few exceptions, CRL's peering relationships are not subject to any written agreements and could be terminated at any time. For those peering arrangements subject to contracts, there are no minimum fixed charges for data exchange. Such agreements generally do impose minimum usage requirements at levels which CRL has in the past always exceeded.

                   CRL NETWORK SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
LEGAL MATTERS -- CRL is involved in a limited number of claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material effect on CRL's financial position, results of operations or cash flow.

QWEST DISPUTE -- CRL is currently in a dispute with Qwest Communications Corporation involving fiber cable they own connecting several cities. Qwest agreed to lease fiber that was to be installed and available to CRL by specified dates. Qwest did not complete installation as agreed. CRL believes that Qwest is obligated to provide free service as a result of the installation delay. As of December 31, 1998, Qwest has demanded payment of $136 which includes a credit of $108 for free service. CRL disputes the installation dates and application of service order terms and is seeking to negotiate a settlement of the dispute. As of December 31, 1998, no accrual had been made for the Qwest dispute.

NOTE 12 -- SUBSEQUENT EVENTS

On March 11, 1999, CRL terminated its relationship with FBN effective April 30, 1999 (see Note 9).


On March 18, 1999, the Board of Directors adopted, subject to stockholder approval, the reincorporation of CRL in the State of Delaware and the associated exchange of one share of common stock of CRL for every three shares of common stock of CRL's California predecessor. Such reincorporation and stock exchange will become effective prior to the effective date of the initial public offering contemplated by CRL. All share and per share amounts in these financial statements have been adjusted to give effect to the reincorporation and one for three stock exchange. In addition, upon reincorporation in the State of Delaware, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series.


On April 28, 1999 CRL completed the reincorporation of CRL in the State of Delaware and the associated exchange of one share of common stock of CRL for every three shares of common stock of CRL's California predecessor.


The Board of Directors adopted, subject to stockholder approval, the 1999 Stock Incentive Plan. A total of 2,000,000 shares of common stock have initially been reserved for issuance under the 1999 Stock Incentive Plan.

--------------------------------------------------------------------------------

                                      LOGO

                                5,850,000 SHARES

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS
                              --------------------

                                            , 1999

                               CIBC WORLD MARKETS

                                LEHMAN BROTHERS


                                 DLJdirect INC.


--------------------------------------------------------------------------------

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES WHERE THE OFFER OR SALE IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL             , 1999 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with this offering. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

    SEC registration fee........................................      $   28,054
    NASD fee....................................................          10,592
    Nasdaq National Market listing fee..........................          95,000
    Printing and engraving costs................................         140,000
    Legal fees and expenses.....................................         450,000
    Accounting fees and expenses................................         375,000
    Blue Sky fees and expenses..................................           3,000
    Transfer agent and registrar fees and expenses..............           3,500
    Miscellaneous...............................................         144,854
                                                                      ----------
              Total.............................................      $1,250,000
                                                                      ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Article VIII of the Registrant's Certificate of Incorporation and the Registrant's Bylaws provide that all persons who the Registrant is empowered to indemnify pursuant to the provisions of Section 145 of the Delaware General Corporation Law (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.
Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriters agree to indemnify the directors and certain officers of the Registrant and certain other persons in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 1996, the Registrant's predecessor company has issued and sold the following securities:

On December 21, 1998, in connection with the Registrant's merger with Integral Networking Corporation, the Registrant issued 413,091 shares of its common stock to Robert Ross and 21,741 shares of its common stock to Jim and Judy Linstruth (giving effect to the Registrant's reincorporation in Delaware and the associated exchange of one share of common stock of the Registrant for every three shares of common stock of CRL's California predecessor), the three former shareholders of Integral Networking Corporation, as consideration for all the outstanding shares of Integral Networking Corporation.

The issuance and sale of the above securities were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act promulgated thereunder. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

On April 27, 1999, Philip Burkhart exercised an option to purchase 60,000 shares of the Registrant's common stock for an aggregate exercise price of $109,800. The issuance of these securities was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act. Such issuance was made pursuant to the Registrant's 1997 Equity Incentive Plan.

On April 28, 1999, CRL Network Services, Inc., a California corporation ("CRL California"), merged with and into its wholly-owned subsidiary, CRL Network Services, Inc., a Delaware corporation ("CRL Delaware"). In connection with the merger, CRL Delaware issued shares of its common stock to the holders of common stock of CRL California, such that the holders of common stock of CRL California received a proportionate interest in CRL Delaware common stock. The issuance of the securities and such reincorporation were exempt from the registration requirements of the Securities Act, due to the exemptions from registration provided by Sections 3(a)(9) and 4(2) thereof.

ITEM 16. EXHIBITS

(a) Exhibits


EXHIBIT
 NUMBER                             DESCRIPTION
-------                             -----------
 1.1        Form of Underwriting Agreement.
 2.1        Certificate of Merger between the Registrant and CRL Network
            Services, Inc., a California corporation ("CRL
            California").(3)
 3.1        Articles of Incorporation of CRL California.(1)
 3.2        Certificate of Incorporation of the Registrant.(1)
 3.3        Bylaws of CRL California.(1)
 3.4        Bylaws of the Registrant.(3)
 4.1        Specimen form of Registrant's Common Stock Certificate.(4)
 5.1        Opinion of Gibson, Dunn & Crutcher LLP.(4)
10.1        Employment Agreement between the Registrant and James G.
            Couch dated as of March 15, 1999.(1)
10.2        Employment Agreement between the Registrant and Robert A.
            Ross dated December 21, 1998.(1)
10.3        1997 Equity Incentive Plan.(1)
10.4        1999 Stock Incentive Plan, as amended.(4)
10.5        Equipment Lease between Saddleback Financial Corporation and
            CRL Network Services, Inc. executed on June 12, 1997.(1)
10.6        Addendum to Lease between Saddleback Financial Corporation and CRL Network Services, Inc. executed June 12, 1997.(1)
10.7        Mandatory Purchase Option Letter between Saddleback
            Financial Corporation and CRL Network Services, Inc.
            executed June 12, 1997.(1)
10.8        Wells Fargo Bank $500,000 Equipment Line of Credit made
            available to CRL Network Services dated September 25,
            1997.(1)
10.9        Wells Fargo Bank $692,000 Equipment Line of Credit made
            available to CRL Network Services dated March 30, 1998.(1)

EXHIBIT
 NUMBER                             DESCRIPTION
-------                             -----------
10.10       Wells Fargo Bank $650,000 Equipment Line of Credit made
            available to CRL Network Services dated September 29,
            1998.(1)
10.11       Wells Fargo Bank $200,000 PrimeLine of Credit made available to CRL Network Services dated September 28, 1998.(1)
10.12**     Agreement between Pacific Bell and CRL Network Services
            dated as of September 22, 1998.(4)
10.13**     Master Services Agreement between GST-Telecom California
            Inc. and CRL Network Services dated August 31, 1998.(4)
10.14       Domestic (U.S.) Direct Peering Agreement between MCI
            Telecommunications Corporation and CRL Network Services
            dated August 1, 1998.(2)
10.15**     Agreement between CRL Network Services, Inc. and the
            National Aeronautics and Space Administration dated July 16,
            1998.(4)
10.16**     Service Agreement between IXC Carrier, Inc. and CRL Network
            Services dated April 22, 1996.(4)
10.17**     Amendment #1 to Service Agreement between IXC Carrier, Inc.
            and CRL Network Services dated April 16, 1997.(4)
10.18**     Terms and Conditions Governing the Provision of Network
            Connectivity Products and Services by Sprint dated January
            6, 1998.(4)
10.19**     Private Line Services Agreement between Qwest Communications
            Corporation and CRL Network Services dated October 10,
            1997.(4)
10.20       Reimbursable Space Act Agreement between the National
            Aeronautics and Space Administration Ames Research Center
            and CRL Network Services, Inc. dated December 3, 1996 and
            executed March 7, 1997.(1)
10.21       Office Lease Agreement between Maria Chen, as Lessor and the
            Registrant dated December 5, 1995.(1)
10.22       Amendment to lease by and between Maria Chen and the
            Registrant dated December 1, 1998.(1)
10.23       The 120 Montgomery Street Office Lease dated February 4,
            1994 between the Equitable Montgomery Company and Orrell &
            Company, Inc.(1)
10.24       Sublease between Orrell & Company, Inc., 120 Montgomery
            Associates, LLC and the Registrant dated February 20,
            1998.(1)
10.25       Office Lease between WHLNF Real Estate Limited Partnership and the Registrant dated August 28, 1998.(1)
10.26       Office Lease between One Wilshire Arcade Imperial, Ltd. by
            Paramount Group, Inc. and the Registrant dated March 8,
            1998.(1)
10.27       Deed of Lease between Gosnell Properties, Inc. and the
            Registrant dated September 20, 1996.(1)
10.28       Standard Industrial Lease -- Multi Tenant between Robert A.
            Bell and Bob Ross, d/b/a/ Integral Network Corporation dated
            March 30, 1998.(1)
10.29       Qualified Retirement Plan and Trust Defined Contribution
            Basic Plan Document.(1)
10.30       Defined Contribution Plan and Trust Adoption Agreement.(1)
10.31       Agreement and Plan of Reorganization among the Registrant,
            Integral Networking Corporation, RMS Sub Inc. and the
            shareholders of Integral Networking Corporation dated
            December 21, 1998.(1)
10.32       U.S. Simply Business Premium Line Agreement between Integral
            Networking Corporation and U.S. Bank dated September 2,
            1997.(1)
10.33       Airplane Leasing Agreement dated February 15, 1999, between the Registrant and FBN Holding Corp.(1)
21.1        Subsidiaries of the Registrant.(1)

EXHIBIT
 NUMBER                             DESCRIPTION
-------                             -----------
23.1        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
            5.1).
23.2        Consent of Deloitte & Touche LLP.
23.3        Consent of Jack M. Fields, Jr.(1)
23.4        Consent of Steven T. Stenberg.(1)
23.5        Consent of John A. Blair.(1)
23.6        Consent of Thor Geir Ramleth.(1)
23.7        Consent of Stephen C. Mott(4)
24.1        Power of Attorney.(1)
24.2        Power of Attorney for Robert B. Murphy, Jr.(3)
27.1        Financial Data Schedule.(1)

-------------------------
 ** Certain information in this exhibit was omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request as to omitted portions of the exhibit.

(1) Previously filed as an exhibit to the Registrant's Registration on Form S-1 (File No. 333-34793) filed with the Commission on March 22, 1999.

(2) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement filed with the Commission on April 2, 1999.

(3) Previously filed as an exhibit to Amendment No. 2 to the Registration Statement filed with the Commission on April 28, 1999.

(4) Previously filed as an exhibit to Amendment No. 4 to the Registration Statement filed with the Commission on May 20, 1999.

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes to the underwriters at the closing specified in the underwriting agreement to provide certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act is part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 7th day of June 1999.


                                          CRL Network Services, Inc.

                                          By:      /s/ JAMES G. COUCH
                                            ------------------------------------
                                                       James G. Couch
                                               President and Chief Executive
                                                           Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                      TITLE                         DATE
                ---------                                      -----                         ----

            /s/ JAMES G. COUCH              President, Chief Executive Officer,          June 7, 1999
------------------------------------------  Chairman of the Board and Secretary
              James G. Couch                (Principal Executive Officer)

                    *                       Executive Vice President and Chief           June 7, 1999
------------------------------------------  Financial Officer (Principal Financial
          Robert B. Murphy, Jr.             Officer)

                    *                       Vice President of Finance (Principal         June 7, 1999
------------------------------------------  Accounting Officer)
             Robyn L. Raschke

                    *                       Director                                     June 7, 1999
------------------------------------------
            Steven T. Stenberg


* By:  /s/ JAMES G. COUCH
     -------------------------
          James G. Couch
         Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                             DESCRIPTION
-------                             -----------
 1.1        Form of Underwriting Agreement.
 2.1        Certificate of Merger between the Registrant and CRL Network
            Services, Inc., a California corporation ("CRL
            California").(3)
 3.1        Articles of Incorporation of CRL California.(1)
 3.2        Certificate of Incorporation of the Registrant.(1)
 3.3        Bylaws of CRL California.(1)
 3.4        Bylaws of the Registrant.(3)
 4.1        Specimen form of Registrant's Common Stock Certificate.(4)
 5.1        Opinion of Gibson, Dunn & Crutcher LLP.(4)
10.1        Employment Agreement between the Registrant and James G.
            Couch dated as of March 15, 1999.(1)
10.2        Employment Agreement between the Registrant and Robert A.
            Ross dated December 21, 1998.(1)
10.3        1997 Equity Incentive Plan.(1)
10.4        1999 Stock Incentive Plan, as amended.(4)
10.5        Equipment Lease between Saddleback Financial Corporation and
            CRL Network Services, Inc. executed on June 12, 1997.(1)
10.6        Addendum to Lease between Saddleback Financial Corporation and CRL Network Services, Inc. executed June 12, 1997.(1)
10.7        Mandatory Purchase Option Letter between Saddleback
            Financial Corporation and CRL Network Services, Inc.
            executed June 12, 1997.(1)
10.8        Wells Fargo Bank $500,000 Equipment Line of Credit made
            available to CRL Network Services dated September 25,
            1997.(1)
10.9        Wells Fargo Bank $692,000 Equipment Line of Credit made
            available to CRL Network Services dated March 30, 1998.(1)
10.10       Wells Fargo Bank $650,000 Equipment Line of Credit made
            available to CRL Network Services dated September 29,
            1998.(1)
10.11       Wells Fargo Bank $200,000 PrimeLine of Credit made available to CRL Network Services dated September 28, 1998.(1)
10.12**     Agreement between Pacific Bell and CRL Network Services
            dated as of September 22, 1998.(4)
10.13**     Master Services Agreement between GST-Telecom California
            Inc. and CRL Network Services dated August 31, 1998.(4)
10.14       Domestic (U.S.) Direct Peering Agreement between MCI
            Telecommunications Corporation and CRL Network Services
            dated August 1, 1998.(2)
10.15**     Agreement between CRL Network Services, Inc. and the
            National Aeronautics and Space Administration dated July 16,
            1998.(4)
10.16**     Service Agreement between IXC Carrier, Inc. and CRL Network
            Services dated April 22, 1996.(4)
10.17**     Amendment #1 to Service Agreement between IXC Carrier, Inc.
            and CRL Network Services dated April 16, 1997.(4)
10.18**     Terms and Conditions Governing the Provision of Network
            Connectivity Products and Services by Sprint dated January
            6, 1998.(4)
10.19**     Private Line Services Agreement between Qwest Communications
            Corporation and CRL Network Services dated October 10,
            1997.(4)

EXHIBIT
 NUMBER                             DESCRIPTION
-------                             -----------
10.20       Reimbursable Space Act Agreement between the National
            Aeronautics and Space Administration Ames Research Center
            and CRL Network Services, Inc. dated December 3, 1996 and
            executed March 7, 1997.(1)
10.21       Office Lease Agreement between Maria Chen, as Lessor and the
            Registrant dated December 5, 1995.(1)
10.22       Amendment to lease by and between Maria Chen and the
            Registrant dated December 1, 1998.(1)
10.23       The 120 Montgomery Street Office Lease dated February 4,
            1994 between the Equitable Montgomery Company and Orrell &
            Company, Inc.(1)
10.24       Sublease between Orrell & Company, Inc., 120 Montgomery
            Associates, LLC and the Registrant dated February 20,
            1998.(1)
10.25       Office Lease between WHLNF Real Estate Limited Partnership and the Registrant dated August 28, 1998.(1)
10.26       Office Lease between One Wilshire Arcade Imperial, Ltd. by
            Paramount Group, Inc. and the Registrant dated March 8,
            1998.(1)
10.27       Deed of Lease between Gosnell Properties, Inc. and the
            Registrant dated September 20, 1996.(1)
10.28       Standard Industrial Lease -- Multi Tenant between Robert A.
            Bell and Bob Ross, d/b/a/ Integral Network Corporation dated
            March 30, 1998.(1)
10.29       Qualified Retirement Plan and Trust Defined Contribution
            Basic Plan Document.(1)
10.30       Defined Contribution Plan and Trust Adoption Agreement.(1)
10.31       Agreement and Plan of Reorganization among the Registrant,
            Integral Networking Corporation, RMS Sub Inc. and the
            shareholders of Integral Networking Corporation dated
            December 21, 1998.(1)
10.32       U.S. Simply Business Premium Line Agreement between Integral
            Networking Corporation and U.S. Bank dated September 2,
            1997.(1)
10.33       Airplane Leasing Agreement dated February 15, 1999, between the Registrant and FBN Holding Corp.(1)
21.1        Subsidiaries of the Registrant.(1)
23.1        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
            5.1).
23.2        Consent of Deloitte & Touche LLP.
23.3        Consent of Jack M. Fields, Jr.(1)
23.4        Consent of Steven T. Stenberg.(1)
23.5        Consent of John A. Blair.(1)
23.6        Consent of Thor Geir Ramleth.(1)
23.7        Consent of Stephen C. Mott(4)
24.1        Power of Attorney.(1)
24.2        Power of Attorney for Robert B. Murphy, Jr.(3)
27.1        Financial Data Schedule.(1)

-------------------------

 ** Certain information in this exhibit was omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request as to the omitted portions of the exhibit.

(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-34793) (the "Registration Statement") filed with the Commission on March 22, 1999.

(2) Previously filed as an exhibit to Amendment No. 1 to the Registration Statement filed with the Commission on April 2, 1999.

(3) Previously filed as an exhibit to Amendment No. 2 to the Registration Statement filed with the Commission on April 28, 1999.

(4) Previously filed as an exhibit to Amendment No. 4 to the Registration Statement filed with the Commission on May 20, 1999.